AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 2, 2012

REGISTRATION STATEMENT NO. 333-163803

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VLOV, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

2300

 (Primary Standard Industrial Classification Code Number)

20-8658254

 (I.R.S. Employer Identification Number)

11F, No. 157 Taidong Road
Xiamen Guanyin Shan International Business Center
Siming District, Xiamen City , Fujian Province
People’s Republic of China
(86592) 2345999

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Qingqing Wu, Chief Executive Officer
11F, No. 157 Taidong Road
Xiamen Guanyin Shan International Business Center
Siming District, Xiamen City , Fujian Province
People’s Republic of China
(86592) 2345999

COPY TO:
Kevin K. Leung, Esq.
Francis Chen, Esq.
LKP Global Law, LLP
1901 Avenue of the Stars, Suite 480
Los Angeles, CA 90067
(424) 239-1890

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

FROM TIME TO TIME AFTER THE
EFFECTIVE DATE OF THIS REGISTRATION STATEMENT

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Per Share Offering Price		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.00001 par value per share (including those issuable upon conversion of series A convertible preferred stock)	1,362,622	$3.65	(2)	$4,973,570.30	$569.97

Common stock, $0.00001 par value per share (issuable upon exercise of common stock purchase warrants)	686,775	$8.575	(3)	$5,889,095.60	$685.49

Total	2,049,397				$1,255.46	(4)

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend on, the registered securities.  Share numbers reflect the 1-for-2.5 reverse stock split of the Registrant’s issued, outstanding and authorized shares of common stock which took effect on December 9, 2011 and the rounding of fractional shares to the nearest whole share.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act based upon the average of the high and low prices of the common stock of the Registrant as reported on the Over-the-Counter Bulletin Board on March 15, 2011.   Per share price adjusted to reflect the effect of the 1-for-2.5 reverse stock split of the Registrant’s issued, outstanding and authorized shares of common stock which took effect on December 9, 2011.

(3)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(g) under the Securities Act.   Per share price adjusted to reflect the effect of the 1-for-2.5 reverse stock split of the Registrant’s issued, outstanding and authorized shares of common stock which took effect on December 9, 2011.

(4)	$1,754.53 has been previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and no offer to buy these securities is being solicited in any state where the offer or sale is not permitted.

Prospectus

VLOV, INC.

2,049,397 shares of Common Stock

This prospectus covers the resale by selling security holders named on page  26 of up to 2,049,397 shares of our common stock, $0.00001 par value per share, which includes:

1,028,103 shares of common stock either underlying or converted from the 2,570,231 shares of series A convertible preferred stock issued in conjunction with our financing completed on November 17, 2009 (the “Preferred Shares Financing”);

●
261,419 shares of common stock issued in conjunction with our financing completed on December 1, 2009 (the “Common Shares Financing,” and with the Preferred Shares Financing collectively as the “Financings”);

●	686,775 shares of common stock underlying the common stock purchase warrants issued in conjunction with the Financings;

●	3,300 shares of common stock from exercise of common stock purchase warrants to purchase 3,300 shares of common stock; and

●	69,800 shares of common stock issued in connection with a bridge financing related to our share exchange transaction with Peng Xiang Peng Fei Investments, Limited in February 2009.

The share numbers set forth throughout this prospectus (unless otherwise specified) have been adjusted to reflect the effects 1-for-2.5 reverse stock split of the Registrant’s issued, outstanding and authorized shares of common stock, which took effect on December 9, 2011 and the rounding of resulting fractional shares to the nearest whole share.

This offering is not being underwritten. These securities will be offered for sale from time to time by the selling security holders identified in this prospectus in accordance with the terms described in the section of this prospectus entitled “Plan of Distribution.” We will not receive any of the proceeds from the sale of the common stock by the selling security holders.

The prices at which the selling security holders may sell the shares of common stock that are part of this offering will be determined by the prevailing market price for the shares at the time the shares are sold, a price related to the prevailing market price, at negotiated prices or prices determined, from time to time by the selling security holders. See "Plan of Distribution."

Our securities are not listed on any national securities exchange. Our common stock is currently quoted on the OTC Bulletin Board under the symbol “VLOV.” The last reported per share price for our common stock was $ 3.50 as quoted on the OTC Bulletin Board on April 27, 2012.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _________________, 2012

No offers to sell are made, nor are offers sought, to buy these securities in any jurisdiction where the offer or sale is not permitted. The reader should assume that the information contained in this prospectus is accurate as of the date in the front of this prospectus only. Our business, financial condition, results of operations, and prospectus may have changed since that date.

PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. The reader should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.” Some of the statements contained in this prospectus, including statements under “Summary” and “Risk Factors” as well as those noted in the documents incorporated herein by reference, are forward-looking statements and may involve a number of risks and uncertainties. We note that our actual results and future events may differ significantly based upon a number of factors. The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

References to “we,” “our,” “us,” the “Company,” or “VLOV” refer to VLOV, Inc. and its subsidiaries and affiliated companies.

Our Business

We are an apparel producer in the People’s Republic of China (“PRC” or “China”) that currently designs, develops and distributes men’s apparel and related products targeted at 20 -45 years old Chinese men under the “ VLOV ” brand.  We currently carry three product lines represented by different label colors: (1) the purple label for business; (2) the black label for business casual; and (3) the white label for casual.

As of December 31, 2011 , our products were sold at 413 retail locations throughout northern, central and southern China, including 20 retail locations we operated directly and 393 retail locations operated by our distributors .  These retail locations, also known as points of sales (“POS”), include counters, concessions, stand-alone stores and store-in-stores.

Corporate Structure

Prior to January 1 , 2011, all of our business operations were carried out by our variable interest entity (“VIE”), Jinjiang Yinglin Jinduren Fashion Limited (“Yinglin Jinduren”), which we control through contractual arrangements between Yinglin Jinduren and Dong Rong Capital Investment Limited (“HK Dong Rong”), which is wholly-owned by Peng Xiang Peng Fei Investments, Limited (“PXPF”), our wholly-owned subsidiary.  Other than our interests in the contractual arrangements, neither we nor PXPF and HK Dong Rong own any equity interests in Yinglin Jinduren, which equity interests are owned by Mr. Wu and his brother, who served on our board of directors until June 1, 2010.

Since January 1 , 2011, however , we have been transferring all of our business operations, comprising of trademarks, design, marketing, sales and purchasing activities , to Dong Rong (China) Co., Ltd.  (“China Dong Rong”), which is wholly-owned by HK Dong Rong.   Transfers other than trademarks were completed in the first quarter of 2011, and all of our business activities are currently carried out by China Dong Rong. All of our design, marketing, sales and purchasing activities are currently carried out by China Dong Rong.  Such transfer will provide us with greater control over our operating assets, which we currently control through our contractual arrangements with Yinglin Jinduren and its owners. The Company intends to exit from the contractual arrangements with Yinglin Jinduren after completion of the transfer.  Additional information regarding this transfer, can be found under the heading “Transfer of Business Operation to China Dong Rong ” on page 44 of this prospectus.

On December 9, 2011, we effected a 1-for-2.5 reverse stock split of our issued and outstanding common stock and a proportional reduction of our authorized shares of common stock (the “Reverse Stock Split”), by filing a Certificate of Change Pursuant to Nevada Revised Statutes 78.209 with the Nevada Secretary of State on November 16, 2011.  Unless otherwise indicated, all share and share price information regarding our common stock in this prospectus takes into account this Reverse Stock Split and the rounding of resulting fractional shares to the nearest whole share.

Financing Transaction – Preferred Shares Financing

In November 2009, we completed a financing transaction with 57 accredited investors by issuing an aggregate of 2,796,721 shares of our series A convertible preferred stock, par value $0.00001 per share (the “Preferred Shares”) for aggregate purchase price of approximately $8.00 million, and issued to them warrants (the “Warrants”) to purchase up to 559,364 shares of common stock, par value $0.00001 per share, for no additional consideration.  There were two closings, the first on October 27, 2009, for gross proceeds of approximately $4.14 million, and the second on November 17, 2009, for gross proceeds of approximately $3.86 million.  The transaction was pursuant to a securities purchase agreement that we entered into with these selling security holders.  Each Preferred Share is convertible into 0.4 shares of common stock at $ 7.15 per share (subject to certain adjustments) at any time at its holder’s option, and will automatically convert upon the listing of our common stock on either the Nasdaq Capital Market or NYSE Amex Equities.  Each Warrant entitles its holder to purchase 0.4 shares of common stock at an exercise price of $ 8.575 per share (subject to certain adjustments) for a period of three years.  We are also entitled to call the Warrants for cancellation if the volume-weighted average price of our common stock for 20 consecutive days exceeds 200% of the then applicable exercise price.  A description of the adjustments to the conversion price of the Preferred Shares and the exercise price of the Warrants is included in the section of this prospectus entitled “Description of Securities.”

Financing Transaction – Common Shares Financing

On December 1, 2009, we entered into a securities purchase agreement with 17 accredited investors, pursuant to which we sold and issued to them 261,419 shares of our common stock (the “Common Shares”) for aggregate purchase price of approximately $1.87 million, and issued to them Warrants to purchase up to 130,711 shares of common stock, for no additional consideration.  Except for their issuance date, the Warrants issued in this transaction have terms that are identical to those Warrants issued in the Preferred Shares transaction described above.

Financial Results

Our consolidated financial statements for the years ended December 31, 2011 and 2010 are included in this prospectus.  For 2011 and 2010 , we had approximately $ 88.8 million and $ 73.8 million in sales, respectively, and approximately $ 13.9 million and $ 15.0 million in net income, respectively.

See “Index to Consolidated Financial Statements” on page 86.

Risks Affecting Our Business

We are subject to a number of risks, which the reader should be aware of before deciding to purchase the securities in this offering. These risks are discussed in the summary below and in the section titled “Risk Factors” beginning on page  8 of this prospectus.

Summary of Risk Factors

This document contains certain statements of a forward-looking nature. Such forward-looking statements, including but not limited to growth and strategies, future operating and financial results, financial expectations and current business indicators are based upon current information and expectations and are subject to change based on factors beyond our control. Forward-looking statements typically are identified by the use of terms such as “look,” “may,” “will,” “should,” “might,” “believe,” “plan,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. The accuracy of such statements may be impacted by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including but not limited to:

●	our ability to timely and accurately complete orders for our products;

●	our dependence on a limited number of major customers;

●	our ability to expand and grow our distribution channels;

●	general economic conditions which affect consumer demand for our products;

●	the effect of terrorist acts, or the threat thereof, on consumer confidence and spending;

●	acceptance in the marketplace of our new products and changes in consumer preferences;

●	foreign currency exchange rate fluctuations;

●	our ability to identify and successfully execute cost control initiatives; and

●	other risks outlined above and in our other public filings.

The reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. We undertake no obligation to update this forward-looking information.

While our management fully intends to make concerted efforts to manage these risks, we cannot provide assurances that we will be able to do so successfully.  See “Risk Factors” beginning on page  8 of this prospectus.

The Offering

We are registering 2,049,397 shares of our common stock for sale by the selling security holders identified in the section of this prospectus entitled “Selling Security Holders.”  As required by the securities purchase agreements that we executed as part of the Preferred Shares Financing and Common Shares Financing (more fully described under the section titled “Business” below), we are registering for resale the following: (i) 1,292,822 shares of common stock (including 1,028,103 shares of common stock either underlying or converted from the 2,570,231 Preferred Shares issued in the Preferred Shares Financing, 261,419 shares of common stock issued in the Common Shares Financing and 3,300 shares of common stock from exercise of Warrants to purchase 3,300 shares of common stock), and (ii)  686,775 shares of common stock underlying outstanding Warrants.  Additionally, as required by the bridge loan and financing agreement that HK Dong Rong entered into in connection with a bridge financing related to the share exchange transaction between PXPF and us, we are registering 69,800 shares of common stock issued to investors of the bridge financing.  Information regarding our common stock is included in the section of this prospectus entitled “Description of Securities.”

The shares of common stock offered under this prospectus may be sold by the selling security holders on the public market, in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer.  Information regarding the times and manner in which the shares of common stock offered under this prospectus may be offered and sold is provided in the sections of this prospectus entitled “Plan of Distribution.” We will not receive any of the proceeds from those sales. The registration of the shares of common stock offered under this prospectus does not necessarily mean that any of these shares will ultimately be offered or sold by the selling security holders.

General Information

Our principal executive office is located at 11F, No . 157 Taidong Road, Xiamen Guanyin Shan International Business Center , Siming District, Xiamen City , Fujian Province, China.  Our main telephone number is +86-0592-2345999 and fax number is +86-0592-2345777.

RISK FACTORS

The reader should carefully consider the risks described below together with all of the other information included in this prospectus. The statements contained in or incorporated into this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements.  If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed.  In that case, the trading price of our common stock could decline, and an investor in our securities may lose all or part of their investment.

Risks Relating to Our Industry

Our sales are influenced by general economic cycles. A prolonged period of depressed consumer spending would have a material adverse effect on our profitability.

Apparel is a cyclical industry that is dependent upon the overall level of consumer spending.  The global economy is currently experiencing a downturn.  Purchases of trendy apparel and accessories tend to decline in periods of uncertainty regarding future economic prospects, when consumer spending, particularly on discretionary items, and disposable income decline.  Many factors affect the level of consumer spending in the apparel industries, including, among others: prevailing economic conditions, levels of employment, salaries and wage rates, energy costs, interest rates, the availability of consumer credit, taxation and consumer confidence in future economic conditions.  During periods of economic uncertainty, we may not be able to maintain or increase our sales to existing customers, make sales to new customers, maintain sales levels at our existing POS, or maintain or improve our margins from operations as a percentage of net sales.  Our customers anticipate and respond to adverse changes in economic conditions and uncertainty by reducing inventories and canceling orders.  A prolonged period of depressed consumer spending would have a material adverse effect on our profitability.

We compete with companies with significantly greater resources than ours, and if we are unable to compete effectively with these companies, our market share may decline and our business could be harmed.

We face intense competition in the apparel industry from other established companies both in China and other countries.  A number of our competitors may have significantly greater financial, technological, manufacturing, sales, marketing and distribution resources than we do.  Their greater capabilities in these areas may enable them to better withstand periodic downturns in the apparel industry, compete more effectively on the basis of price and production, better adapt to changes in consumer preferences or retail requirements, devote greater resources to the marketing and sale of their products, and more quickly develop new products.  In addition, new companies may enter the markets in which we compete, further increasing competition in the industry.  As a result, we may not be able to compete successfully with them if we cannot continue enhancing our marketing and management strategies, quality and value or responding appropriately to consumer needs.

We believe that our ability to compete successfully depends on a number of factors, including the style and quality of our products and the strength of our brand name, as well as many factors beyond our control.  We may not be able to compete successfully in the future, and increased competition may result in price reductions, reduced profit margins, loss of market share and an inability to generate cash flows that are sufficient to maintain or expand our development and marketing of new products, which would adversely impact the trading price of our common stock.

The worldwide apparel industry is subject to ongoing pricing pressure.

The apparel market is characterized by low barriers to entry for both suppliers and marketers, global sourcing through suppliers located throughout the world, trade liberalization, continuing movement of product sourcing to lower cost countries, ongoing emergence of new competitors with widely varying strategies and resources, and an increasing focus on apparel in the mass merchant channel of distribution.  These factors contribute to ongoing pricing pressure throughout the supply chain.  This pressure has and may continue to:

●	require us to reduce wholesale prices on existing products;

●	result in reduced gross margins across our product lines; and

●	increase pressure on us to further reduce our production costs and our operating expenses.

Any of these factors could adversely affect our business and financial condition.

Fluctuation in the price, availability and quality of raw materials could increase our cost of goods and decrease our profitability.

We outsource all of our manufacturing needs to, and purchase finished goods from, O.E.M. manufacturers, who supply their own raw materials.  For our own production, we purchase raw materials directly from local fabric and accessory suppliers.  We may also import specialty fabrics to meet specific customer requirements.  The prices we charge for our products are dependent in part on the market price for raw materials used to produce them.  The price, availability and quality of the raw materials for our products may fluctuate substantially, depending on a variety of factors, including demand, supply conditions, transportation costs, government regulation, economic climates and other unpredictable factors.  Any raw material price increases could increase our cost of sales and decrease our profitability unless we are able to pass higher prices on to our customers.

For the year ended December 31, 2011, 2 suppliers collectively accounted for 25.3% of our total purchases of finished products.   For the year ended December 31, 2010, 11 suppliers collectively accounted for 44.8% and 86.5% of our total purchases of finished products and raw materials (for our own manufacturing prior to stopping such activities during the third quarter of 2010), respectively. We do not have any long-term written agreements with any of our suppliers and do not anticipate entering into any such agreements in the near future.  We do not believe that the loss of any of these suppliers would have a material adverse effect on our ability to obtain finished goods or raw materials essential to our business because we believe we can locate other suppliers in a timely manner.

Risks Relating to Our Business

Our limited operating history makes it difficult to evaluate our future prospects and results of operations.

We have a limited operating history.  Yinglin Jinduren commenced business in 2004, and we recently commenced retail operation with the acquisition of our Fujian distributor’s stores in June 2011.   Our limited operating history makes it difficult to predict our operating results and we may experience significant fluctuations in our operating results.  Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies in evolving industries such as the apparel industry in China.  Some of these risks and uncertainties relate to our ability to:

●	maintain our market position;

●	attract additional customers and increase spending per customer;

●	respond to competitive market conditions;

●	increase awareness of our brands and continue to develop customer loyalty;

●	respond to changes in our regulatory environment;

●	maintain effective control of our costs and expenses;

●	raise sufficient capital to sustain and expand our business; and

●	attract, retain and motivate qualified personnel.

If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.

We may be unable to sustain our past growth or manage our future growth, which may have a material adverse effect on our future operating results.

We have experienced rapid growth since our inception, and have increased our net sales from $4.74 million in 2004 to $88.8 million in 2011.  We anticipate that our future growth rate will depend upon various factors, including the strength of our brand image, the market success of our current and future products, the success or our growth strategies, competitive conditions and our ability to manage our future growth.  Future growth may place a significant strain on our management and operations.  As we continue to grow in our operations, our operational, administrative, financial and legal procedures and controls will need to be expanded.  As a result, we may need to train and manage an increasing number of employees, which could distract our management team from our business.  Our future success will depend substantially on the ability of our management team to manage our anticipated growth. If we are unable to anticipate or manage our growth effectively, our future operating results could be adversely affected.

We must attract more consumers within our targeted profile to our brands.

Our current products are weighted towards Chinese male consumers 20 to 45 years of age.  If we are not successful in attracting consumers within our demographic profile for our brand, our results of operation and our ability to grow will be adversely affected.

Our continued operations depend on current fashion trends.  If our designs and products do not continue to be fashionable, or if we are unable to maintain our brand image, our business could be adversely affected.

Our success depends in large part on our ability to develop, market and deliver innovative and stylish products that are consistent and build on our brand image at a pace and intensity competitive with our competition.  The novelty and the design of our apparel are critical to our success and competitive position, and the inability to continue to develop and offer unique products to our customers, and to maintain our brand image, could harm our business.  We cannot be certain that trendy apparel and related accessories will continue to be fashionable.  Should the trend steer away from apparel and related accessories such as ours, our sales could decrease and our business could be adversely affected. Even if we react appropriately to changes in consumer preferences, consumers may consider our brand image to be outdated or associate our brands with styles that are no longer popular.  In the past, many apparel companies have experienced periods of rapid growth in revenues and earnings followed by periods of declining sales and losses.  Our business may be similarly affected in the future. In addition, our future designs and plans to expand our product offerings may not be successful, and any unsuccessful designs or product offerings could adversely affect our business.

We depend mainly on our distributors for our sales.  A significant adverse change in our relationship with a distributor or in a distributor’s performance or financial position could harm our business and financial condition.

We primarily sell our products to our distributors who, in turn, sell them at the POS that they operate.  We depend on our distributors’ regional retail experience and economies of scale.  We may not be able to expand the geographical coverage of our existing distributors, or be able to engage new distributors who have strong network and retail experience, which may substantially impair our sales targets.  We rely on our distributors in the management and expansion of their retail sales networks.  Even though we provide retail policies and guidelines, training, advertising and marketing support, our distributors might not carry out our visions and satisfy the needs of our business.  Our sales to distributors also may not correlate directly to the demand for our products by end customers.  If our distributors mismanage and do not effectively expand our retail network, our business and our reputation can be adversely affected.

Presently we have distribution agreements with 11 distributors.  For the year ended December 31, 2010, three of our distributors each accounted for 10% or more of our total net sales, or 41.93% of our total net sales in the aggregate.  For the year ended December 31, 2011, four of our distributors each accounted for 10% or more of our total net sales, or 51.87% of our total net sales in the aggregate.  We do not believe that there is any material risk of loss of any of these distributors during the next 12 months.  We believe that we could replace any of these distributors within 12 months, such that the loss of a distributor would not have a material adverse effect on our financial condition in the long term.  None of our affiliates are officers, directors, or material shareholders of any of these distributors.

A decision by a major distributor, whether motivated by competitive considerations, strategic shifts, financial requirements or difficulties, economic conditions or otherwise, to decrease its purchases from us or to change its manner of doing business with us, could adversely affect our business and financial condition.  We sell to certain distributors on open account with 60 to 90 day payment terms, but these arrangements are not always possible.  Such evaluation focuses on the distributor’s payment history and ability, and takes into account such distributor’s specific operational history, background and other relevant information as well as the economic and market environment in which the distributor operates.  Thus, we have historically avoided credit exposure due to the financial instability of our distributors; however, while management believes that we will continue to be able to do so, there is no assurance that we will always be able to do so.  In addition, although we have long-standing relationships, we do not have long-term contracts with any of our distributors.  We identify suitable distributors and enter into distributorship agreements, generally for a term of up to 12 months, renewable on a year-to-year basis upon satisfying certain criteria.

Our quarterly revenues and operating results fluctuate as a result of a variety of factors, including seasonal fluctuations in demand for denim and related apparel, and accessories delivery date delays, timing of new POS openings.

Our quarterly revenues and operating results have varied significantly in the past and can be expected to fluctuate in the future due to a number of factors, many of which are beyond our control.  For example, sales of our products have historically been somewhat seasonal in nature with the strongest sales generally occurring during the Chinese New Year holiday in early spring, Labor Day holiday in early May, summer months, and National Day holiday in early October.  Delays in scheduling or delivery of products by our distributors could negatively impact our net sales and results of operations for any given quarter.  The timing of new POS openings by our distributors and the amount of revenue contributed by such new POS could also impact our net sales and results of operations for any given quarter.  As a result of these specific and other general factors, our operating results will likely vary from quarter to quarter and the results for any particular quarter may not be necessarily indicative of results for the full year.  Any shortfall in revenues or net income from levels expected by securities analysts and investors could cause a decrease in the trading price of our common stock.

Our business could be harmed if we fail to maintain proper inventory levels.

We place orders with our O.E.M. manufacturers for our products when we receive all of our customers’ orders.  We do this to minimize purchasing costs, the time necessary to fill customer orders and the risk of non-delivery.  We also maintain an inventory of certain products that we anticipate will be in greater demand.  However, we may be unable to sell the products we have ordered in advance from manufacturers or that we have in our inventory.  Inventory levels in excess of customer demand may result in inventory write-downs, and the sale of excess inventory at discounted prices could significantly impair our brand image and have a material adverse effect on our operating results and financial condition.  Conversely, if we underestimate consumer demand for our products or if our manufacturers fail to supply the quality products that we require at the time we need them, we may experience inventory shortages.  Inventory shortages might delay shipments to customers, negatively impact retailer and distributor relationships, and diminish brand loyalty.

We rely on outsourcing for all of our manufacturing needs.  Our inability to secure production sources meeting our quality, cost, working conditions and other requirements, or failures by our contractors to perform, could harm our sales, service levels and reputation.

We source all of our products from independent O.E.M. manufacturers who supply their own raw materials.  As a result, we must locate and secure production capacity.  We depend on these manufacturers to maintain adequate financial resources, secure a sufficient supply of raw materials, and maintain sufficient development and manufacturing capacity in an environment characterized by continuing cost pressure and demands for product innovation and speed-to-market. In addition, we do not have material long-term contracts with any of our O.E.M. manufacturers, who generally may unilaterally terminate their relationship with us at any time.

Our dependence on O.E.M. manufacturing could subject us to difficulty in obtaining timely delivery of products of acceptable quality.  A manufacturer's failure to timely deliver products or to meet our quality standards could cause us to miss the delivery date requirements of our distributors. In addition, any interference with our or our distributors’ ability to receive delivery from those manufacturers, such as conditions at ports or issues that otherwise affect transportation and warehousing providers, could cause delayed delivery of products.  Additionally, if we experience a significant increase in demand, or if we need to replace any of the manufacturers that we currently use, we may have to expand our third-party manufacturing capacity.  We cannot be assured that this capacity will be available to us, or that if available it will be available on terms that are acceptable to us.  Failing to make timely deliveries may cause our distributors to cancel orders, refuse to accept deliveries, impose non-compliance charges through invoice deductions or other charge-backs, demand reduced prices or reduce future orders, any of which could harm our sales and margins.

Our success depends on the continued protection of our trademark and other proprietary intellectual property rights.

Our trademark and other intellectual property rights are important to our success and competitive position, and the loss of or inability to enforce trademark and other proprietary intellectual property rights could harm our business.  We devote substantial resources to the establishment and protection of our trademark and other proprietary intellectual property rights in China.  Our efforts to establish and protect our trademark and other proprietary intellectual property rights may not be adequate to prevent imitation or counterfeiting of our products by others or to prevent others from seeking to block sales of our products.  Unauthorized copying of our products or unauthorized use of our trademarks or other proprietary rights may not only erode sales of our products but may also cause significant damage to our brand names and our ability to effectively represent ourselves to our customers.

The loss of our chief executive officer or other key management personnel would have an adverse impact on our future development and could impair our ability to succeed.

Our performance is substantially dependent upon the expertise of our chief executive officer, Mr. Qingqing Wu, and other key management personnel.   Mr. Wu spends all of his working time on our Company's business, including as our Chief Designer.  It may be difficult to find qualified individuals to replace Mr. Wu or other key management personnel if we were to lose any one or more of them.  The loss of Mr. Wu or any of our key management personnel could have a material adverse effect on our business, development, financial condition, and operating results.  Furthermore, most members of our design team are not currently under contract.

We must successfully maintain and/or upgrade our information technology systems.

We rely on various information technology systems to manage our operations, and we regularly evaluate these systems against our current and expected requirements.  Although we have no current plans to implement modifications or upgrades to our systems, we will eventually be required to make changes to legacy systems and acquiring new systems with new functionality.  We are considering additional investments in updating our current system to help us improve our internal control system and to meet compliance requirements under Section 404.  We are also continuing to develop and update our internal information systems on a timely basis to meet our business expansion needs.  Any information technology system disruptions, if not anticipated and appropriately mitigated, could have an adverse effect on our business and operations.

Business interruptions could adversely affect our business.

Our operations and the operations of our suppliers and distributors are vulnerable to interruption by fire, earthquake, hurricanes, power loss, telecommunications failure and other events beyond our control.  In the event of a major natural disaster, we could experience business interruptions, destruction of facilities and loss of life.  In the event that a material business interruption occurs that affects us or our suppliers or distributors, deliveries could be delayed and our business and financial results could be harmed.

We must attract more consumers within our targeted profile to our brands.

Our current products are weighted towards Chinese male consumers 18 to 45 years of age.  If we are not successful in attracting consumers within our demographic profile for our brand, our results of operation and our ability to grow will be adversely affected.

Our ability to attract customers to the stores that we operate depends heavily on the store locations, and any decrease in customer traffic could cause our net sales to be less than expected.

Sales at stores that we operate are dependent, to a significant degree, upon the volume of traffic in the areas surrounding the store locations.  A reduction in consumer traffic or our inability to obtain or maintain favorable store locations could have a material adverse effect on us.

Our company operated store growth strategy depends upon our ability to successfully open and operate new stores each year in a timely and cost-effective manner without affecting the success of our existing store base.

Our strategy to grow our retail business depends partly on continuing to open new stores for the foreseeable future.  Our future operating results will depend largely upon our ability to find a sufficient number of suitable locations that will allow us to successfully open and operate new stores each year in a timely and cost-effective manner.  Our ability to successfully open and operate new stores depends on many factors including, among others, our ability to:

●	identify desirable store locations;

●	negotiate acceptable lease terms, including desirable tenant allowances;

●
maintain out-of-pocket, build-out costs in line with our store economic model, including through leveraging landlords' reimbursements for a portion of our construction expenses, as well as managing these costs at reasonable levels;

●	hire, train and retain a growing workforce of store managers, sales associates and other personnel;

●	successfully integrate new stores into our existing control structure and operations, including our information technology systems;

●	sufficient capitalization to build out retail store locations; and

●	efficiently managing our O.E.M. manufacturers to meet the needs of a growing retail network.

If we continue to expand our retail operation, we may face risks associated with market saturation of our merchandise.  Also, if we expand into new geographic areas, we will need to successfully identify and satisfy the fashion preferences of our target customers in these areas.  In addition, we will need to address competitive, merchandising, marketing, distribution and other challenges encountered in connection with any expansion.

Finally, we cannot assure you that any newly opened stores will be received as well as, or achieve net sales or profitability levels comparable to those of, our existing stores in our estimated time periods, or at all.  If our stores fail to achieve, or are unable to sustain, acceptable net sales and profitability levels, our business overall may be materially harmed and we may incur significant costs associated with closing or relocating stores.  If we fail to successfully open and operate new stores and execute our growth plans, the price of our common stock could decline.

We are subject to risks associated with leasing substantial amounts of space, including future increases in occupancy costs.

We do not own any real estate.  Instead, the retail stores that we operate, as well as our corporate headquarters and warehouse in Fujian, are all leased.

Our ability to effectively obtain new leases to open new stores in Fujian depends on the availability of locations that meets our criteria for traffic, square meters, ease economics, demographics, and other factors, including our ability to negotiate terms that meet our financial targets.  We also must be able to effectively renew our existing store leases.  Failure to secure adequate new locations or successfully modify existing locations, or failure to effectively manage the profitability of the 20 store locations that we currently operate, could have a material adverse effect on our retail operations.

Of our 20 operating leases, 13 do not have fixed rental payments.  Instead, the landlord takes a negotiated percentage of the gross sales amount.   In order for us to obtain such lease, especially at higher-end locations, we need to continually maintain and further enhance our brand image.  If we are unable to generate sufficient revenues from these locations, our landlords may choose not to renew our leases.

Additionally, the current economic environment may make it difficult to determine the fair market rent of retail real estate properties within Fujian.  This could impact the quality of our decisions to exercise lease options at previously negotiated rents and the quality of our decisions to renew expiring leases at negotiated rents.  Any adverse effect on the quality of these decisions could impact our ability to retain real estate locations adequate to meet our targets or efficiently manage the profitability of our existing stores and could have a material adverse effect on our results of operations.

Our substantial occupancy costs could have significant negative consequences, which include:

●	requiring that a substantial portion of our available cash be applied to pay our rental obligations, thus reducing cash available for other purposes;

●	increasing our vulnerability to general adverse economic and industry conditions; and

●	limiting our flexibility in planning for, or reacting to changes in, our business or in the industry in which we compete.

We depend on cash flow from operations to pay our lease expenses and to fulfill our other cash needs.  If our retail business does not generate sufficient cash flow from operating activities to fund these expenses and needs and sufficient funds are not otherwise available to us, we may not be able to service our lease expenses, grow our retail business, respond to competitive challenges or fund our other liquidity and capital needs, which would harm our overall business.  If an existing or future store is not profitable, and we decide to close it, we may nonetheless be committed to perform our obligations under the applicable lease including, among other things, paying rent for the balance of the lease term.  In addition, if we are not able to enter into new leases or renew existing leases on terms acceptable to us, this could have an adverse effect on our results of operations.

Risks Related to Our Corporate Structure

If the Chinese government determines that the contractual arrangements through which we control Yinglin Jinduren do not comply with applicable regulations, we could be subject to severe penalties.

There are uncertainties regarding the interpretation and application of PRC laws, rules and regulations, including but not limited to the laws, rules and regulations governing the validity and enforcement of the contractual arrangements between HK Dong Rong and Yinglin Jinduren. Although we have been advised by our PRC counsel, that based on their understanding of the current PRC laws, rules and regulations, the contractual arrangements with Yinglin Jinduren and its owners, as well our ability to enforce our rights thereunder comply with all applicable PRC laws, rules and regulations, and do not violate, breach, contravene or otherwise conflict with any applicable PRC laws, rules or regulations, we cannot assure you that the PRC regulatory authorities will not determine that our corporate structure and contractual arrangements violate PRC laws, rules or regulations. If the PRC regulatory authorities determine that our contractual arrangements are in violation of applicable PRC laws, rules or regulations, such contractual arrangements may become invalid or unenforceable.  In addition, new PRC laws, rules and regulations may be introduced from time to time to impose additional requirements that may be applicable to our contractual arrangements. For example, the PRC Property Rights Law that became effective on October 1, 2007 requires companies to register security interests on equity interests granted under equity pledge agreements with the local State Administration for Industry and Commerce (“SAIC”) . However, it is unclear whether or not we are required to register the security interests under the Property Rights Law because HK Dong Rong entered into the equity pledge agreement with Yinglin Jinduren in 2005, prior to the October 1, 2007 enactment of the Property Rights Law. This law does not state that it is applicable to transactions prior to its 2007 enactment date and the security interests granted under the equity pledge agreement have not been registered. Because such registration has not been completed, there is a risk that HK Dong Rong may not be able to enforce its rights under the equity pledge agreement. In the event Yinglin Jinduren’s equity owners, our CEO Mr. Wu and his brother Mr. Zhifan Wu (collectively the “Owners”), fail to perform their contractual obligations under the equity pledge agreement, HK Dong Rong, as pledgee, becomes entitled to exercise its rights under the equity pledge agreement including the right to vote with, control and sell the pledged equity interests. If a dispute arises between us and the Owners and Yinglin Jinduren Equity Owners breach their obligations under the equity pledge agreement by selling the equity ownership of Yinglin Jinduren to a third party without our consent, HK Dong Rong may not be able to enforce such rights and claim a superior security interest over the pledged equity interests as against a bona fide purchaser of such equity interests because HK Dong Rong’s security interests in the pledged equity interests were not registered with the local SAIC . If Yinglin Jinduren is sold to a bona fide purchaser and we are unable to enforce the security interests granted under the equity pledge agreement to prevent the completion of such sale, then there is a potential risk that Yinglin Jinduren’s bona fide purchaser may, in turn, refuse to perform all of Yinglin Jinduren’s obligations to us under the contractual arrangements including Yinglin Jinduren’s obligation to pay us fees equal to Yinglin Jinduren’s net income. Such refusal would server our ability to continue receiving payments from Yinglin Jinduren and we would no longer be able to consolidate Yinglin Jinduren’s results, assets and liabilities in our financial statements.

The Chinese government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies.  We cannot predict the effect of the interpretation of existing or new Chinese laws or regulations on our businesses.  We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future Chinese laws or regulations.  As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services.  Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

If we, HK Dong Rong or Yinglin Jinduren are determined to be in violation of any existing or future PRC laws, rules or regulations or fail to obtain or maintain any of the required governmental permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including:

●	revoking the business and operating licenses of Yinglin Jinduren and/or voiding the contractual arrangements;

●	discontinuing or restricting the operations of Yinglin Jinduren;

●	imposing conditions or requirements with which we or HK Dong Rong or Yinglin Jinduren may not be able to comply;

●	requiring us to restructure the relevant ownership structure or operations; or

●	imposing fines or other forms of economic penalties.

As we do not have direct ownership of Yinglin Jinduren, the imposition of any of these penalties may have a material adverse effect on our financial condition, results of operations and prospects.

Our contractual arrangements with Yinglin Jinduren and its owners as well as our ability to enforce our rights thereunder may not be as effective in providing control over Yinglin Jinduren as direct ownership.

We have no equity ownership interest in Yinglin Jinduren, and rely on contractual arrangements to control the company.  We cannot assure you that the owners of Yinglin Jinduren will always act in our best interests, and these contractual arrangements may not be as effective in providing control over the company as direct ownership.  For example, Yinglin Jinduren could fail to take actions required for our business despite its contractual obligation to do so.  If Yinglin Jinduren fails to perform under its agreements with us, we are required by the terms of these agreements to enforce our rights by arbitration before The China International Economic and Trade Arbitration Commission (CIETAC).  To initiate such proceeding, we must first prepare and submit an arbitration request to CIETAC for its acceptance.  Once accepted, CIETAC will form an arbitration tribunal to hear the matter, set a hearing date and notify Yinglin Jinduren of the proceeding.  Yinglin Jinduren will have 45 days from the receipt of such notice to prepare its statement of defense.  While we have been advised by our PRC counsel that current CIETAC rules requires a decision to be rendered within six months from the selection of the arbitration tribunal, the passage of any prolong period of time without resolution may disrupt and negatively affect our business operations.  Further, we must borne half of CIETAC’s fees in addition to our own expenses incurred to prepare for such proceeding, which fees may become prohibitively expensive as the arbitration must take place in Shanghai and be conducted in Chinese.  As we are also contractually bound by CIETAC’s decision, in the event such decision is unfavorable to us, we may effectively lose our control over Yinglin Jinduren.

As the contractual arrangements are governed by PRC law, we would be required to rely on PRC law to enforce our rights and remedies under them; PRC law may not provide us with the same rights and remedies as are available in contractual disputes governed by the law of other jurisdictions.

Our contractual arrangements with Yinglin Jinduren are governed by the PRC law and provide for the resolution of disputes through arbitral proceedings pursuant to PRC law.  If Yinglin Jinduren or its shareholders fail to perform the obligations under the contractual arrangements, we would be required to resort to legal remedies available under PRC law, including seeking specific performance or injunctive relief, or claiming damages.  We cannot be sure that such remedies would provide us with effective means of causing Yinglin Jinduren to meet its obligations, or recovering any losses or damages as a result of non-performance.  Further, the legal environment in China is not as developed as in other jurisdictions.  Uncertainties in the application of various laws, rules, regulations or policies in PRC legal system could limit our ability to enforce the contractual arrangements and protect our interests.

Our contractual arrangements with Yinglin Jinduren and the payment arrangement thereunder may be challenged by the PRC tax authorities and may result in adverse tax consequences to us.

We could face adverse tax consequences if the PRC tax authorities determine that the contractual arrangements were not entered into based on arm’s length negotiations.  For example, PRC tax authorities may adjust the Company’s and/or Yinglin Jinduren’s income and expenses for PRC tax purposes in the form of a transfer pricing adjustment.  A transfer pricing adjustment could result in a reduction, for Chinese tax purposes, of adjustments recorded by Yinglin Jinduren, which could adversely affect us by increasing Yinglin Jinduren’s tax liability without reducing the Company’s tax liability, which could further result in late payment fees and other penalties to Yinglin Jinduren for underpaid taxes.

Certain management members of Yinglin Jinduren have potential conflicts of interest with us, which may adversely affect our business and your ability for recourse.

Our chairman and CEO Mr. Qingqing Wu is also the chairman of Yinglin Jinduren and owns 50.6 % of its equity ownership interests.  Conflicts of interests between his duties to our company and Yinglin Jinduren may arise.  As our chairman and CEO, Mr. Wu has a duty of loyalty and care to us under U.S. and Hong Kong law when there are any potential conflicts of interests between our company and Yinglin Jinduren.  We cannot assure you, however, that when conflicts of interest arise, every one of them will act completely in our interests or that conflicts of interests will be resolved in our favor.  For example, he may determine that it is in Yinglin Jinduren’s interests to sever the contractual arrangements with HK Dong Rong, irrespective of the effect such action may have on us.   In addition, he could violate his legal duties by diverting business opportunities from us to others, thereby reducing the amount of payment that Yinglin Jinduren is obligated to remit to us under the consulting services agreement.

In the event that you believe that your rights have been infringed under the securities laws or otherwise as a result of any one of the circumstances described above, it may be difficult or impossible for you to bring an action against Yinglin Jinduren or Mr. Wu , who resides within China.  Even if you are successful in bringing an action, the laws of China may render you unable to enforce a judgment against the assets of Yinglin Jinduren and its management.

Risks Related to Doing Business in China

Because our assets are located overseas, shareholders may not receive distributions that they would otherwise be entitled to if we were declared bankrupt or insolvent.

All of our assets are located in the PRC.  Because our assets are located overseas, our assets may be outside of the jurisdiction of U.S. courts to administer if we are the subject of an insolvency or bankruptcy proceeding. As a result, if we declared bankruptcy or insolvency, our shareholders may not receive the distributions on liquidation that they would otherwise be entitled to if our assets were to be located within the U.S., under U.S. bankruptcy law.

Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

All of our business operations are currently conducted in the PRC, under the jurisdiction of the PRC government.  Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in China.  China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, and control of foreign exchange and allocation of resources.  While the PRC economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China.  The PRC government has implemented various measures to encourage economic development and guide the allocation of resources.  Some of these measures benefit the overall PRC economy, but may also have a negative effect on us.  For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.  Since early 2004, the PRC government has implemented certain measures to control the pace of economic growth.  Such measures may cause a decrease in the level of economic activity in China, which in turn could adversely affect our results of operations and financial condition.

Because we may not be able to obtain business insurance in the PRC, we may not be protected from risks that are customarily covered by insurance in the United States.

Business insurance is not readily available in the PRC.  To the extent that we suffer a loss of a type which would normally be covered by insurance in the United States, such as product liability and general liability insurance, we would incur significant expenses in both defending any action and in paying any claims that result from a settlement or judgment.

Unprecedented rapid economic growth in China may increase our costs of doing business, and may negatively impact our profit margins and/or profitability.

Our business depends in part upon the availability of relatively low-cost labor and materials.  Rising wages in China may increase our overall costs of production.  In addition, rising raw material costs, due to strong demand and greater scarcity, may increase our overall costs of production.  If we are not able to pass these costs on to our customers in the form of higher prices, our profit margins and/or profitability could decline.

You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited, because our subsidiaries are incorporated in non-U.S. jurisdictions, we conduct substantially all of our operations in China, and except for our CFO all of our officers and directors reside outside the United States.

Although we are incorporated in Nevada, we conduct substantially all of our operations in China.  Other than our CFO, all of our officers and directors reside outside the United States and some or all of the assets of those persons are located outside of the United States.  As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in China in the event that you believe that your rights have been infringed under the securities laws or otherwise.  Even if you are successful in bringing an action of this kind, the laws of the PRC may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than would shareholders of a corporation doing business entirely within the United States.

The relative lack of public company experience of our management team may put us at a competitive disadvantage.

Our management team in China lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002.  Other than our CFO, the individuals who now constitute our senior management have never had responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis.  Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately responds to such increased legal, regulatory compliance and reporting requirements.  Our failure to comply with all applicable requirements could lead to the imposition of fines and penalties and distract our management from attending to the growth of our business.

Governmental control of currency conversion may affect the value of your investment.

The Chinese government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China.  We receive substantially all of our revenues in RMB. Shortages in the availability of foreign currency may restrict the ability of our Chinese subsidiary and our affiliated entity to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations.  Under existing Chinese foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the SAFE by complying with certain procedural requirements.  However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.  The Chinese government may also at its discretion restrict access in the future to foreign currencies for current account transactions.  If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our stockholders.

Fluctuation in the value of RMB may have a material adverse effect on your investment.

The value of RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions.  Our revenues and costs are mostly denominated in RMB, as well as a significant portion of our financial assets. Any significant fluctuation in the value of RMB may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our stock in U.S. dollars.  For example, an appreciation of RMB against the U.S. dollar would make any new RMB denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into RMB for such purposes.  An appreciation of RMB against the U.S. dollar would also result in foreign currency translation losses for financial reporting purposes when we translate our RMB denominated financial assets into U.S. dollar, as U.S. dollar is our reporting currency.

We face risks related to health epidemics and other outbreaks.

Our business could be adversely affected by the effects of an epidemic outbreak, such as the SARS epidemic in April 2003.  Any prolonged recurrence of such adverse public health developments in China may have a material adverse effect on our business operations.  For instance, health or other government regulations adopted in response may require temporary closure of our stores or offices.  Such closures would severely disrupt our business operations and adversely affect our results of operations.  We have not adopted any written preventive measures or contingency plans to combat any future outbreak of SARS or any other epidemic.

If relations between the United States and China worsen, investors may be unwilling to hold or buy our stock and our stock price may decrease.

At various times during recent years, the United States and China have had significant disagreements over political and economic issues. Controversies may arise in the future between these two countries.  Any political or trade controversies between the United States and China, whether or not directly related to our business, could reduce the price of our common stock.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption laws, and any determination that we violated these laws could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business.  We have agreements with third parties and make all our sales in China.  The PRC also strictly prohibits bribery of government officials.  Our activities in China create the risk of unauthorized payments or offers of payments by the employees, consultants, sales agents or distributors of our company and its affiliate, even though they may not always be subject to our control.  It is our policy to implement safeguards to discourage these practices by our employees, and we currently have no policy to comply specifically with the FCPA.  Our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our company and its affiliate may engage in conduct for which we might be held responsible.  Violations of the FCPA or Chinese anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition.  In addition, the U.S. government may seek to hold our company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiary and affiliate, limit their ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, the State Administration of Foreign Exchange (“SAFE”) issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China (“Circular 75”), which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company (“SPV”) for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents.  Internal implementing guidelines issued by SAFE, which became public in June 2007 (“Notice 106”), expanded the reach of Circular 75 by (1) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership; (2) adding requirements relating to the source of the PRC resident’s funds used to establish or acquire the offshore entity; covering the use of existing offshore entities for offshore financings; (3) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (4) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds.  Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings.  In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006; this date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations.  Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions.  Any such failure could also result in the SPV’s affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

We have advised our shareholders who are PRC residents, as defined in Circular 75, to register with the relevant branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiary.  However, we cannot provide any assurances that their existing registrations have fully complied with, and they have made all necessary amendments to their registration to fully comply with, all applicable registrations or approvals required by Circular 75.  Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies.  For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our PRC resident beneficial holders.  In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75.  We also have little control over either our present or prospective direct or indirect shareholders or the outcome of such registration procedures.  A failure by our PRC resident beneficial holders or future PRC resident shareholders to comply with Circular 75, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

Although Mr. Qingqing Wu, our principal shareholder, resides in the PRC, he is a foreign national.  As such, he has not registered with the local branch of the SAFE under Circular No. 75.  However, we cannot provide any assurance that SAFE may nevertheless require Mr. Wu to comply with such registration requirement.  Should SAFE make such determination, failure to comply could subject us to fines or sanctions imposed by the PRC government, which may adversely affect our business.

Under the New EIT Law, we may be classified as a “resident enterprise” of China.  Such classification will likely result in unfavorable tax consequences to us and our non-PRC shareholders.

On March 16, 2007, the National People’s Congress of China passed a new Enterprise Income Tax Law, or the New EIT Law, and on December 6, 2007, the State Council of China passed the Implementing Rules for the New EIT Law, or the Implementing Rules, which took effect on January 1, 2008.  Under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes.  The Implementing Rules define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies (the “Notice”) further interpreting the application of the New EIT Law and its implementation with respect to non-Chinese enterprise or group controlled offshore entities.  Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operation reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial properties, accounting books, corporate chops, board and shareholder minutes are kept in China; and (iv) half of the directors with voting rights or senior management often resident in China.  Such resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC shareholders.  However, it remains unclear as to whether the Notice is applicable to an offshore enterprise incorporated by a Chinese natural person.  Nor are detailed measures on imposition of tax from non-domestically incorporated resident enterprises are available.  Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

Yet, as our case substantially meets the foregoing criteria, there is a likelihood that we are deemed to be a resident enterprise by Chinese tax authorities.  If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow.  First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations.  In our case, this would mean that income such as interest on financing proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%.  Second, although, under the New EIT Law and its implementing rules, dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes.  Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC shareholders and with respect to gains derived by our non-PRC shareholders from transferring our shares.  We are actively monitoring the possibility of “resident enterprise” treatment and are evaluating appropriate organizational changes to avoid this treatment, to the extent possible.

If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be creditable against our U.S. tax.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with the SAFE. We may also face regulatory uncertainties that could restrict our ability to adopt an equity compensation plan for our directors and employees and other parties under PRC law.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company (“Circular 78”).  It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options.  For any plans that are so covered and are adopted by a non-PRC listed company after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan.  In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007. We intend to adopt an equity compensation plan in the future and make option grants to our officers and directors, most of who are PRC citizens. Circular 78 may require our officers and directors who receive option grants and are PRC citizens to register with SAFE.  We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming.  If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of any equity incentive plan who are PRC citizens to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees.  In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

Risks Related to an Investment in Our Securities

Our common stock has limited liquidity.

Our common stock is traded on the Over-the-Counter Bulletin Board.  It is thinly traded compared to larger more widely known companies in the same industry.  Thinly traded common stock can be more volatile than stock trading in an active public market.  We cannot predict the extent to which an active public market for our common stock will develop or be sustained.

Our stock is categorized as a penny stock.  Trading of our stock may be restricted by the SEC’s penny stock regulations which may limit a shareholder’s ability to buy and sell our stock.

Our stock is categorized as a penny stock.  The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions.  Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account.  The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.  In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules.  Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.  We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Techniques Employed by Manipulative Short Sellers in Chinese Small Cap Stocks May Drive Down the Market Price of Our Common Stock

Short selling is the practice of selling securities that the seller does not own but rather has, supposedly, borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale.   As it is therefore in the short seller’s best interests for the price of the stock to decline, many short sellers (sometime known as “disclosed shorts”) publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a stock short.  While traditionally these disclosed shorts were limited in their ability to access mainstream business media or to otherwise create negative market rumors, the rise of the Internet and technological advancements regarding document creation, videotaping and publication by weblog (“blogging”) have allowed many disclosed shorts to publicly attack a company’s credibility, strategy and veracity by means of so-called research reports that mimic the type of investment analysis performed by large Wall Street firm and independent research analysts.  These short attacks have, in the past, led to selling of shares in the market, on occasion in large scale and broad base.  Issuers with business operations based in the PRC and who have limited trading volumes and are susceptible to higher volatility levels than U.S. domestic large-cap stocks, can be particularly vulnerable to such short attacks.

These short seller publications are not regulated by any governmental, self-regulatory organization or other official authority in the U.S., are not subject to the certification requirements imposed by the Securities and Exchange Commission in Regulation AC (Regulation Analyst Certification) and, accordingly, the opinions they express may be based on distortions of actual facts or, in some cases, fabrications of facts. In light of the limited risks involved in publishing such information, and the enormous profit that can be made from running just one successful short attack, unless the short sellers become subject to significant penalties, it is more likely than not that disclosed shorts will continue to issue such reports.

While we intend to strongly defend our public filings against any such short seller attacks, oftentimes we are constrained, either by principles of freedom of speech, applicable state law (often called “Anti-SLAPP statutes”), or issues of commercial confidentiality, in the manner in which we can proceed against the relevant short seller.  You should be aware that in light of the relative freedom to operate that such persons enjoy – oftentimes blogging from outside the U.S. with little or no assets or identity requirements – should we be targeted for such an attack, our stock will likely suffer from a temporary, or possibly long term, decline in market price should the rumors created not be dismissed by market participants.

FINRA sales practice requirements may also limit a shareholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

We expect to experience volatility in our stock price, which could negatively affect shareholders’ investments.

The market price for shares of our common stock may be volatile and may fluctuate based upon a number of factors, including, without limitation, business performance, news announcements or changes in general market conditions.

Other factors, in addition to the those risks included in this section, that may have a significant impact on the market price of our common stock include, but are not limited to:

●	receipt of substantial orders or order cancellations of products;

●	quality deficiencies in services or products;

●	international developments, such as technology mandates, political developments or changes in economic policies;

●	changes in recommendations of securities analysts;

●	shortfalls in our backlog, revenues or earnings in any given period relative to the levels expected by securities analysts or projected by us;

●	government regulations, including stock option accounting and tax regulations;

●	energy blackouts;

●	acts of terrorism and war;

●	widespread illness;

●	proprietary rights or product or patent litigation;

●	strategic transactions, such as acquisitions and divestitures;

●	rumors or allegations regarding our financial disclosures or practices; or

●	earthquakes or other natural disasters concentrated in Fujian, China where a significant portion of our operations are based.

In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities.  Due to changes in the volatility of our common stock price, we may be the target of securities litigation in the future.  Securities litigation could result in substantial costs and divert management’s attention and resources.

We do not anticipate that cash dividends will be paid in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends.  Even if the funds are legally available for distribution, we may nevertheless decide not to pay any dividends.  We presently intend to retain all earnings for our operations.

Our common shares are not currently traded at high volume, and you may be unable to sell at or near ask prices or at all if you need to sell or liquidate a substantial number of shares at one time.

We cannot predict the extent to which an active public market for its common stock will develop or be sustained. Our common shares are currently traded, but currently with low volume, based on quotations on the “Over-the-Counter Bulletin Board”, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent.   This situation is attributable to a number of factors, including the fact that we are a small company which is still relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable.  As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.  We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that trading levels will be sustained.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse.  Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses.  Our management is aware of the abuses that have occurred historically in the penny stock market.  Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the future volatility of our share price.

Our corporate actions are substantially controlled by our principal shareholders and affiliated entities.

As of April 17, 2012 , our principal shareholders, including our officers and directors and their affiliated entities, owned approximately 51.2 % of our outstanding shares of common stock. These shareholders, acting individually or as a group, could exert substantial influence over matters such as electing directors and approving mergers or other business combination transactions. In addition, because of the percentage of ownership and voting concentration in these principal shareholders and their affiliated entities, elections of our board of directors will generally be within the control of these shareholders and their affiliated entities. While all of our shareholders are entitled to vote on matters submitted to our shareholders for approval, the concentration of shares and voting control presently lies with these principal shareholders and their affiliated entities. As such, it would be difficult for shareholders to propose and have approved proposals not supported by management. There can be no assurances that matters voted upon by our officers and directors in their capacity as shareholders will be viewed favorably by all of our shareholders.

The elimination of monetary liability against our directors, officers and employees under Nevada law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation, as amended, contain a provision permitting us to eliminate the liability of our directors for monetary damages to our company and shareholders to the extent provided by Nevada law.  We may also have contractual indemnification obligations under our employment agreements with our officers.  The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup.  These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and shareholders.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent material misstatements.

We are subject to reporting obligations under U.S. securities laws.  The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of our internal controls over financial reporting. Our management may conclude that our internal controls over our financial reporting are not effective.  Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent fraud.  As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our stock.  Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

We will continue to incur increased costs as a result of being a public company.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company prior to the Share Exchange.  We will incur costs associated with our public company reporting requirements.  We will incur costs associated with corporate governance requirements, as well as rules implemented upon our auditors by the Public Company Accounting Oversight Board for reverse-merger Chinese companies, the SEC and the FINRA.  We expect these rules and regulations to significantly increase directly and/or indirectly our legal and financial compliance costs and to make some activities more time-consuming and costly.  If we are able to upgrade to a senior exchange such as the NASDAQ Capital Market, we will incur listing fees as well as other costs to comply with the exchange requirements

We also expect these new rules and regulations as well as the current litigation that has been filed against other reverse merger U.S. listed Chinese-based companies may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.  As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers.  We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

The full conversion and exercise of certain outstanding series A convertible preferred stock and warrants could result in the substantial dilution of the Company in terms of a particular percentage ownership in our Company as well as the book value of the common shares. The sale of a large amount of common shares received upon exercise of the warrants on the public market to finance the exercise price or to pay associated income taxes, or the perception that such sales could occur, could substantially depress the prevailing market prices for our shares.

As of April 17, 2012 , there were 593,345 shares of series A convertible preferred stock outstanding that are convertible into 237,338 common shares , as well as 686,775 warrants with an exercise price of $ 8.575 per share. In the event of conversion or exercise of these securities, a stockholder could suffer substantial dilution of their investment in terms of the percentage ownership in us as well as the book value of the common shares held. Full conversion and exercise of the outstanding series A convertible preferred stock and warrants would have increased the outstanding common shares as of April 17, 2012 , by approximately 12.2 % to approximately 8,526,634 shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements contained in this prospectus, other than statements of historical facts, that address future activities, events or developments, are forward-looking statements, including, but not limited to, statements containing the words “believe,” “anticipate,” “expect” and words of similar import. These statements are based on certain assumptions and analyses made by us in light of our experience and our assessment of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. Whether actual results will conform to the expectations and predictions of management, however, is subject to a number of risks and uncertainties that may cause actual results to differ materially. Such risks are in the section entitled “Risk Factors” on page 8, and in our previous SEC filings.

Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated by management will be realized or, even if substantially realized, that they will have the expected consequences to or effects on our business operations.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling security holders.  All proceeds from the sale of such securities offered by the selling security holders under this prospectus will be for the account of the selling security holders, as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution.”  With the exception of any brokerage fees and commissions which are the respective obligations of the selling security holders, we are responsible for the fees, costs and expenses of this offering which includes our legal and accounting fees, printing costs and filing and other miscellaneous fees and expenses.

All of the shares covered by this prospectus are, prior to their sale under this prospectus, issuable upon conversion of our series A convertible preferred stock or exercise of our series A warrants.

SELLING SECURITY HOLDERS

We are registering the following securities (unless otherwise indicated, the share numbers reflect the effects of the 1-for-2.5 reverse stock split of our issued, outstanding and authorized shares of common stock which took effect on December 9, 2011, and the rounding of resulting fractional shares to the nearest whole share):

●
1,028,103 shares of common stock either underlying or converted from the 2,570,231 shares of the series A convertible preferred stock issued in conjunction with our financing completed on November 17, 2009 (the “Preferred Shares Financing”);

●
261,419 shares of common stock issued in conjunction with our financing completed on December 1, 2009 (the “Common Shares Financing,” and with the Preferred Shares Financing collectively as the “Financings”);

●	686,775 shares of common stock underlying the common stock purchase warrants issued in conjunction with the Financings;

●	3,300 shares of common stock from exercise of common stock purchase warrants to purchase 3,300 shares of common stock; and

●	69,800 shares of common stock issued in connection with a bridge financing related to our share exchange transaction with PXPF in February 2009.

We are registering these securities in order to permit the selling security holders to dispose of the shares of common stock from time to time. The selling security holders may sell all, some, or none of their shares in this offering. See “Plan of Distribution.”

The table below lists the selling security holders and other information regarding the beneficial ownership of the shares of common stock by each of the selling security holders.  Column B lists the number of shares of common stock beneficially owned by each selling security holder as of April 17, 2012 (assuming full conversion of the Preferred Shares and exercise of the Warrants held by such selling security holder, if any).  Column C lists the shares of common stock covered by this prospectus that may be disposed of by each of the selling security holders. Column D lists the number of shares of common stock that will be beneficially owned by the selling security holders assuming all of the shares covered by this prospectus are sold.  Column E lists the percentage of class beneficially owned by the selling security holders assuming all of the shares covered by this prospectus are sold, based on 7,602,545 of common stock outstanding on April 17, 2012 .

We cannot provide an estimate of the number of securities that any of the selling security holders will hold in the future. For purposes of this table, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting power and investment power with respect to such securities.

The inclusion of any securities in the following table does not constitute an admission of beneficial ownership by the persons named below. Except as indicated in the footnotes to the table, no selling security holder has had any material relationship with us or our affiliates during the last three years. Except as indicated below, no selling security holder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. Except as indicated below, no selling security holder is a registered broker-dealer or an affiliate of a broker-dealer.

Selling Security Holder Table **

Name (A)	Securities Beneficially Owned Prior to Offering (B)		Securities Being Offered (C)		Securities Beneficially Owned After Offering (D)		% Beneficial Ownership After Offering (E)
Ancora Greater China Fund, LP (1)	77,980	(2)	19,036	(3)	58,944	(2)	*	%(2)
Aran Asset Management SA (4)	4,547	(5)	4,547	(5)	0		0%
ARC China Investments Fund Ltd. (6)(10)(154)	142,937	(7)	142,937	(7)	0		0%
ARC Semper China Investments Ltd. (8)(10)(156)	13,613	(9)	13,613	(9)	0		0%
Giovanni Berloni (11)	2,030	(12)	2,030	(12)	0		0%
Jeff Bishop (13)	22,386	(14)	22,386	(14)	0		0%
Blue Earth Fund, LP (15)	52,451	(16)	52,451	(16)	0		0%
Anthony Bobulinski (17)	21,000	(18)	21,000	(18)	0		0%
Kung-Hsiung Chang (19)	1,890	(20)	1,890	(20)	0		0%
Yi-Tsung Chang (21)	1,890	(22)	1,890	(22)	0		0%
Michael Cohen (23)	42,000	(24)	42,000	(24)	0		0%
Ronnie Cons and Mike Cons (25)	18,882	(26)	18,882	(26)	0		0%
Gundyco ITF Core Capital Markets Limited (27)	4,875	(28)	4,875	(28)	0		0%
Gundyco ITF Core Energy Enterprises Inc. (29)	43,745	(30)	43,745	(30)	0		0%
Covey Capital Partners Master, Ltd. (31)	47,204	(32)	47,204	(32)	0		0%
EPESA, LP, LLLP (33)(154)	17,832	(34)	17,832	(34)	0		0%
Field Nominees Ltd. A/C 1368511 (35)	94,407	(36)	94,407	(36)	0		0%
Ephraim Fields (37)	62,938	(38)	62,938	(38)	0		0%
ARDLUI Holdings Limited (39)(156)	20,420	(40)	20,420	(40)	0		0%
Fiordaliso Ltd. (41)(154)	20,420	(42)	20,420	(42)	0		0%
Fishman Family Trust (43)	4,267	(44)	4,267	(44)	0		0%
Fitel Nominees Limited A/C C054696 (45)	9,442	(46)	9,442	(46)	0		0%
James Fuld, Jr. (47)	31,470	(48)	31,470	(48)	0		0%
Gilford Securities Inc. (49) (155)	10,235	(50)	10,235	(50)	0		0%
Robert Gleckman (51)	6,215	(52)	6,215	(52)	0		0%
Len Goldberg and Caryl T. Goldberg (53)	15,735	(54)	15,735	(54)	0		0%
Golden 1177 LP (55)	48,000	(56)	48,000	(56)	0		0%
Jeffrey A. Grossman (57)	14,686	(58)	14,686	(58)	0		0%
Boyd Hinds (59)	10,491	(60)	10,491	(60)	0		0%
David Hnatek (61)	20,981	(62)	20,981	(62)	0		0%
Hai-Lung Huang (63)	3,240	(64)	3,240	(64)	0		0%
Hyllos Investment Ltd. (65)	11,880	(66)	11,880	(66)	0		0%
IGSB-Stad I, LLC (67)	15,735	(68)	15,735	(68)	0		0%
Lawrence D. & Christine L. Isen Family Trust (69)	7,769	(70)	7,769	(70)	0		0%
JBWA2 LP (71)	18,000	(72)	18,000	(72)	0		0%
Michael Jordan (73)	20,980	(74)	20,980	(74)	0		0%
Kaufman2 LP (75)	36,000	(76)	36,000	(76)	0		0%
Robert Klinek and Susan Pack as Joint Tenants with Rights of Survivorship (77)	4,267	(78)	4,267	(78)	0		0%
Geoffrey Knapp (79)	30,000	(80)	30,000	(80)	0		0%
Jacqueline Knapp (81)(117)	18,620	(82)	18,620	(82)	0		0%
Chiao-Mi Lee (83)	1,890	(84)	1,890	(84)	0		0%
John S. Lemak IRA Rollover Morgan Keegan custodian (85)	21,000	(86)	21,000	(86)	0		0%
Ernst Liniger (87)	3,175	(88)	3,175	(88)	0		0%
Loeb Enterprises II, LLC (89)(154)	40,840	(90)	40,840	(90)	0		0%
Lumen Capital Limited Partnership (91)	10,491	(92)	10,491	(92)	0		0%
Marketbyte LLC Defined Benefit & Trust (93)	10,664	(94)	10,664	(94)	0		0%
Sam Maywood (95)	15,978	(96)	15,978	(96)	0		0%
Sven Hugo Meyer (97)(154)	19,840	(98)	19,840	(98)	0		0%
Michael Morris (99)	15,735	(100)	15,735	(100)	0		0%
Roger Mulhaupt (101)	28,567	(102)	28,567	(102)	0		0%
Bette Nagelberg ACF Jenna C. Nagelberg U/CA/UTMA (103)(115)	12,725	(104)	12,725	(104)	0		0%
David S. Nagelberg 2003 Revocable Trust U/A/D 7/2/03 (105)(115)	60,000	(106)	60,000	(106)	0		0%
Jeremy M. Nagelberg 2007 Trust (107)(115)	12,725	(108)	12,725	(108)	0		0%
Jesse A. Nagelberg 2007 Trust (109)(115)	12,725	(110)	12,725	(110)	0		0%
Justin E. Nagelberg 2007 Trust (111)(115)	12,725	(112)	12,725	(112)	0		0%
Murray J. Nagelberg (113)(115)	18,567	(114)	18,567	(114)	0		0%
Nardes Investments SA 21414 at Fortis Banque (Suisse) SA (116)	93,242	(117)	93,242	(117)	0		0%
NBAD Private Bank (Suite) S.A. (118)	29,400	(119)	29,400	(119)	0		0%
Nemo Asset Management (120)	3,497	(121)	3,497	(121)	0		0%
Jeffrey Nesses (122)	5,246	(123)	5,246	(123)	0		0%
Dermot O’Sullivan (124)	2,030	(125)	2,030	(125)	0		0%
Gary L. Poelstra (126)	4,267	(127)	4,267	(127)	0		0%
Pope Investments II LLC (128)	188,300	(129)	50,764	(3)	137,536	(129)	1.81	%(129)
RossPlan LP (130)	27,000	(131)	27,000	(131)	0		0%
Rothschild & Cie Banque (132)	9,720	(133)	9,720	(133)	0		0%
Sandor Capital Master Fund, L.P. (134)	63,000	(135)	63,000	(135)	0		0%
Semper Gestion S.A. (136)	104,791	(137)	104,791	(137)	0		0%
Sequoia Aggressive Growth Fund Ltd. (138)	129,138	(139)	129,138	(139)	0		0%
Lawrence J. Sheer (115)(140)	18,620	(141)	18,620	(141)	0		0%
Silver Rock II, Ltd. (142)	60,000	(143)	60,000	(143)	0		0%
Taylor International Fund Ltd. (144)	104,896	(145)	104,896	(145)	0		0%
Virtus Trust Limited as Trustee of the Hillside Ventures Investments Trust B (146)	20,840	(147)	20,840	(147)	0		0%
XWRT2 LP (148)	18,000	(149)	18,000	(149)	0		0%
Wilshire Investments LLC (150)	10,491	(151)	10,491	(151)	0		0%
Zhimin You (152)	4,292	(153)	4,292	(153)	0		0%

TOTAL	2,245,877		2,049,397		196,480		2.58%

*    Less than 1%
** The share numbers reflect the effects of the 1-for-2.5 reverse stock split of our issued, outstanding and authorized shares of common stock which took effect on December 9, 2011 and the rounding of resulting fractional shares to the nearest whole share.

(1)
The address for this security holder is One Chagrin Highlands, 2000 Auburn Drive, #305, Cleveland, OH 44122. John P. Micklitsch, as managing partner of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(2)
Includes 19,036 shares of common stock issued to this security holder in connection with a bridge financing related to our share exchange transaction with PXPF (more fully described under the section titled “Certain Relationships and Related Party Transactions” below), all of which we are registering for resale pursuant to the bridge loan and financing agreement (the “Bridge Financing Agreement”) entered into as part of the bridge financing.

(3)	Shares being registered pursuant to the Bridge Financing Agreement.

(4)
The address for this security holder is Bohnhofplatz, P.O. Box 4010, 6304 Zug, Switzerland. Michael C. Thalmann, as chairman and CEO of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(5)
Includes 2,798 shares of common stock converted from 6,993 shares of series A preferred stock and 1,749 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing (more fully described under the section titled “History and Corporate Structure” below), all of which we are registering for resale pursuant to the securities purchase agreement that we entered into as part of the Preferred Shares Financing (the “Preferred Shares Agreement”).

(6)
The address for this security holder is 23 The Bund, 14th Floor, Shanghai, PRC. Adam Roseman, as chairman of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(7)
Includes 96,923 shares of common stock converted from 242,307 shares of series A preferred stock and 46,014 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(8)
The address for this security holder is 5 Rue Pedro-Meylan 5, cp 109-ch 1211, Geneve 17, Switzerland. Adam Roseman and Gregoire Vaucher, as directors of this security holder, have dispositive and voting power over these securities and may be deemed to be the beneficial owners of these securities.

(9)
Includes 9,231 shares of common stock converted from 23,077 shares of series A preferred stock and 4,382 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(10)	Under common control and are deemed affiliates of one another.

(11)	The address for this security holder is JBR, Rimal 5, Apt. 3204, P.O. Box 118222, Dubai, UAE.

(12)
Includes 1,330 shares of common stock converted from 3,325 shares of series A preferred stock and 700 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(13)	The address for this security holder is 18 Sackett Road, Lee, NH 03861.

(14)
Includes 13,994 shares of common stock underlying 34,985 shares of series A preferred stock and 8,392 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(15)
The address for this security holder is 1312 Cedar Street, Santa Monica, CA 90405. Brett Conrad, as managing member and general partner of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(16)
Includes 20,980 shares of common stock underlying 52,448 shares of series A preferred stock and 10,490 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement, as well as 13,987 shares of common stock and 6,994 shares of common stock underlying the warrants issued to this selling security holder in the Common Shares Financing (more fully described under the section titled “History and Corporate Structure” below), all of which we are registering for resale pursuant to the securities purchase agreement that we entered into as part of the Common Shares Financing (the “Common Shares Agreement”).

(17)	The address for this security holder is 10330 Santa Monica Boulevard, Los Angeles, CA 90025.

(18)
Includes 14,000 shares of common stock converted from 35,000 shares of series A preferred stock and 7,000 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(19)	The address for this security holder is 3F/3 Lane 1041 Ta-Hsuen 1st Road, Gue-Sun Dist., Kaohsiung City 804, Taiwan.

(20)
Includes 1,190 shares of common stock converted from 2,975 shares of series A preferred stock and 700 shares of common stock from exercise of the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(21)	The address for this security holder is No. 196 Jian Hwa 1st Road, Pingtung City, Taiwan.

(22)
Includes 1,190 shares of common stock converted from 2,975 shares of series A preferred stock and 700 shares of common stock from exercise of the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(23)	The address for this security holder is 210 Sandringham Drive, Toronto, Ontario, Canada, M3H 1E3.

(24)
Includes 28,000 shares of common stock underlying 70,000 shares of series A preferred stock and 14,000 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(25)	The address for this security holder is 6800 Boulevard Des Grandes-Prairies, Saint-Leonard, Quebec, Canada H1P 3P3.

(26)
Includes 11,888 shares of common stock converted from 29,720 shares of series A preferred stock and 6,994 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(27)
The address for this security holder is 1 King Street West, Suite 1505, Toronto, Canada M5H 1A1. James Cassina, as president of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(28)
Includes 3,120 shares of common stock converted from 7,800 shares of series A preferred stock and 1,755 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(29)
The address for this security holder is P.O. Box N-10567, 2nd Terrace West, Centreville, Nassau, Bahamas. James Cassina, as president of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(30)
Includes 28,000 shares of common stock converted from 70,000 shares of series A preferred stock and 15,745 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(31)
The address for this security holder is 3353 Peachtree Road NE, North Tower, Suite 545, Atlanta, GA 30326, J. Christopher Lanigan and R. Scott Mayo, as directors of this security holder, and R. Scott Winton, as chief financial officer of Covey Capital Advisors, LLC, investment manager of this security holder, have dispositive and voting power over these securities and may be deemed to be the beneficial owners of these securities.

(32)
Includes 29,721 shares of common stock converted from 74,301 shares of series A preferred stock and 17,483 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(33)
The address for this security holder is 2401 SW 145th Avenue, Miramar, FL 33027. Steven Kruss, as general partner of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(34)
Includes 11,888 shares of common stock converted from 29,720 shares of series A preferred stock and 5,944 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(35)
The address for this security holder is GS Front Street, Hamilton Hm12, Bermuda. Linda Hodgson and May O’Mara, as authorized signatories of this security holder, have dispositive and voting power over these securities and may be deemed to be the beneficial owners of these securities.

(36)
Includes 59,441 shares of common stock converted from 148,601 shares of series A preferred stock and 34,966 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(37)	The address for this security holder is 265 East 66th Street, #41A, New York, NY 10065.

(38)
Includes 41,958 shares of common stock underlying 104,895 shares of series A preferred stock and 20,980 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(39)
The address for this security holder is 33 Pleiadon Street, Kifissia 145 61, Athens, Greece. Euripides Hatzistefanis and Efstratios Hatzistefanis, as the partners of this security holder, have dispositive and voting power over these securities and may be deemed to be the beneficial owners of these securities.

(40)
Includes 13,846 shares of common stock converted from 34,615 shares of series A preferred stock and 6,574 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(41)
The address for this security holder is Le Patio Palace, 41 Avenue Hector Otto, MC 98000 Monaco – Principality of Monaco. Diego Lissi, as director of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(42)
Includes 13,846 shares of common stock converted from 34,615 shares of series A preferred stock and 6,574 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(43)
The address for this security holder is P.O. Box 1203, Rancho Santa Fe, CA 92067. Richard Fishman and Susann Fishman, as the trustees of this security holder, have dispositive and voting power over these securities and may be deemed to be the beneficial owners of these securities.

(44)
Includes 2,667 shares of common stock underlying 6,667 shares of series A preferred stock and 1,600 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(45)
The address for this security holder is 11 Saint James's Square, Manchester, M2 6, United Kingdom. Harry Ansell, Nicholas Lam b, Daniel Bristowe and Charles Campbell, as investment managers of this security holder, have dispositive and voting power over these securities and may be deemed to be the beneficial owners of these securities.

(46)
Includes 5,945 shares of common stock underlying 14,861 shares of series A preferred stock and 3,497 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(47)	The address for this security holder is 114 East 72nd Street, New York, NY 10021.

(48)
Includes 20,980 shares of common stock and 10,490 shares of common stock underlying the warrants issued to this selling security holder in the Common Shares Financing, all of which we are registering for resale pursuant to the Common Shares Agreement.

(49)
The address for this security holder is 777 3rd Avenue, 17th Floor, New York, NY 10017. Robert A. Maley, as president of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(50)
Includes 3,870 shares of common stock underlying 9,675 shares of series A preferred stock and 6,365 shares of common stock underlying the warrants transferred to this selling security holder by certain of the investors in the Preferred Shares Financing pursuant to arrangements between such parties.

(51)	The address for this security holder is 18440 St Moritz Drive, Tarzana, CA 91356.

(52)
Includes 3,884 shares of common stock underlying 9,708 shares of series A preferred stock and 2,331 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(53)	The address for this security holder is 27 Stagecoach Road, Avon, CT 06001.

(54)
Includes 10,490 shares of common stock and 5,245 shares of common stock underlying the warrants issued to this selling security holder in the Common Shares Financing, all of which we are registering for resale pursuant to the Common Shares Agreement.

(55)
The address for this security holder is #500, 1177 West Hastings Street, Vancouver, British Columbia, V6E 2K3, Canada. Alexander Lall, as general partner of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(56)
Includes 32,000 shares of common stock and 16,000 shares of common stock underlying the warrants issued to this selling security holder in the Common Shares Financing, all of which we are registering for resale pursuant to the Common Shares Agreement.

(57)	The address for this security holder is 35 Rochelle Drive, New City, NY 10956.

(58)
Includes 9,441 shares of common stock underlying 23,602 shares of series A preferred stock and 5,245 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(59)	The address for this security holder is 41 West 82nd Street #9B, New York, NY 10024.

(60)
Includes 6,994 shares of common stock and 3,497 shares of common stock underlying the warrants issued to this selling security holder in the Common Shares Financing, all of which we are registering for resale pursuant to the Common Shares Agreement.

(61)	The address for this security holder is 8000 Paseo Esmerado, Carlsbad, CA 92009.

(62)
Includes 13,987 shares of common stock and 6,994 shares of common stock underlying the warrants issued to this selling security holder in the Common Shares Financing, all of which we are registering for resale pursuant to the Common Shares Agreement.

(63)	The address for this security holder is No.25 Alley 15 Chong Shon Tung Road, East District, Tainan City, Taiwan.

(64)
Includes 2,040 shares of common stock converted from 5,100 shares of series A preferred stock and 1,200 shares of common stock from exercise of the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(65)
The address for this security holder is P.O. Box 438, Road Town, Tortola, British Virgin Islands. Sandra Nesensohn and Peter Stephan Konig, among others, as authorized signatories of this security holder, have dispositive and voting power over these securities and may be deemed to be the beneficial owners of these securities.

(66)
Includes 7,480 shares of common stock underlying 18,700 shares of series A preferred stock and 4,400 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(67)
The address for this security holder is P.O. Box 5609, Santa Barbara, CA 93150. Timothy K. Bliss, as manager of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(68)
Includes 9,907 shares of common stock underlying 24,767 shares of series A preferred stock and 5,828 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(69)
The address for this security holder is 10673 Hunters Glen, San Diego, CA 92130. Lawrence D. Isen, as trustee of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(70)
Includes 4,855 shares of common stock underlying 12,136 shares of series A preferred stock and 2,914 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(71)
The address for this security holder is 650 Bellevue Way NE, #3704, Bellevue, WA 98004. C. James Jensen, as general partner of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(72)
Includes 12,000 shares of common stock and 6,000 shares of common stock underlying the warrants issued to this selling security holder in the Common Shares Financing, all of which we are registering for resale pursuant to the Common Shares Agreement.

(73)	The address for this security holder is 15 Linden Lane, Rumson, NJ 07760.

(74)
Includes 13,986 shares of common stock underlying 34,965 shares of series A preferred stock and 6,994 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(75)
The address for this security holder is 127 W 69th Street, New York, NY 10023. Daniel Kaufman, as general partner of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(76)
Includes 12,000 shares of common stock and 6,000 shares of common stock underlying the warrants issued to this selling security holder in the Common Shares Financing, as well as 12,000 shares of common stock and 6,000 shares of common stock underlying the warrants issued to an investor in the Common Shares Financing and subsequently transferred to this selling security holder, all of which we are registering for resale pursuant to the Common Shares Agreement.

(77)
The address for this security holder is P.O. Box 157, Rancho Santa Fe, San Diego, California 92067. Robert Kleinek and Susan Pack, as joint tenants with right of survivorship of this security holder, have joint dispositive and voting power over these securities and may be deemed to be the beneficial owners of these securities.

(78)
Includes 2,667 shares of common stock underlying 6,667 shares of series A preferred stock and 1,600 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(79)	The address for this security holder is 1031 Keys Drive, Boulder City, Clark, Nevada 89005.

(80)
Includes 20,000 shares of common stock and 10,000 shares of common stock underlying the warrants issued to this selling security holder in the Common Shares Financing, all of which we are registering for resale pursuant to the Common Shares Agreement.

(81)	The address for this security holder is 947 Huron Road, Franklin Lakes, Bergen, New Jersey 07417.

(82)
Includes 11,640 shares of common stock underlying 29,100 shares of series A preferred stock and 6,980 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(83)	The address for this security holder is No. 21 Lane 45, Wuan Street, Pingtung City, Taiwan.

(84)
Includes 1,190 shares of common stock converted from 2,975 shares of series A preferred stock and 700 shares of common stock from exercise of the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(85)
The address for this security holder is 4410 Bordeaux Avenue, Dallas, TX 75205. John S. Lemak, as custodian of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(86)
Includes 14,000 shares of common stock and 7,000 shares of common stock underlying the warrants issued to this selling security holder in the Common Shares Financing, all of which we are registering for resale pursuant to the Common Shares Agreement.

(87)	The address for this security holder is Elchweg 23, CH-8405 Winterthur, Switzerland.

(88)
Includes 2,000 shares of common stock underlying 5,000 shares of series A preferred stock and 1,175 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(89)
The address for this security holder is 70 East 55th Street, 4th Floor, New York, NY 10022. Michael Loeb, Robert Imershein and Richard Vogel, as president and CEO, COO and managing director of this security holder, respectively, have dispositive and voting power over these securities and may be deemed to be the beneficial owners of these securities.

(90)
Includes 27,693 shares of common stock converted from 69,231 shares of series A preferred stock and 13,147 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(91)
The address for this security holder is 265 West Trail, Stamford, Fairfield, Connecticut 06903. Allan C. Lichtenbery, as managing member of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(92)
Includes 6,994 shares of common stock and 3,497 shares of common stock underlying the warrants issued to this selling security holder in the Common Shares Financing, all of which we are registering for resale pursuant to the Common Shares Agreement.

(93)
The address for this security holder is 4653 Carmel Mountain Road, Suite 308-402, San Diego, CA 92130. Lawrence D. Isen and Christian L. Isen, as trustees of this security holder, have dispositive and voting power over these securities and may be deemed to be the beneficial owners of these securities.

(94)
Includes 6,665 shares of common stock underlying 16,660 shares of series A preferred stock and 4,000 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(95)	The address for this security holder is 6105 Avenida Cresta, La Jolla, California 92037.

(96)
Includes 10,010 shares of common stock underlying 25,024 shares of series A preferred stock and 5,968 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(97)	The address for this security holder is Rue Jean, Jacquet 4, CH 1201 Geneva, Switzerland.

(98)
Includes 13,460 shares of common stock underlying 33,650 shares of series A preferred stock and 6,380 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(99)	The address for this security holder is 12 Silver Birch Road, Merrick, Nassau, New York 11566.

(100)
Includes 10,490 shares of common stock and 5,245 shares of common stock underlying the warrants issued to this selling security holder in the Common Shares Financing, all of which we are registering for resale pursuant to the Common Shares Agreement.

(101)	The address for this security holder is Espigraben - 1811, 8264 Eschenz, Steckborn, Thurgau, Switzerland.

(102)
Includes 18,000 shares of common stock underlying 45,000 shares of series A preferred stock and 10,567 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(103)
The address for this security holder is 111 Via De La Valle, Del Mar, CA 92014. Bette Nagelberg, as custodian of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(104)
Includes 7,955 shares of common stock underlying 19,887 shares of series A preferred stock and 4,770 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(105)
The address for this security holder is 939 Coast Boulevard #210E, La Jolla, CA 92037. David S. Nagelberg, as trustee of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(106)
Includes 40,000 shares of common stock underlying 100,000 shares of series A preferred stock and 20,000 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(107)
The address for this security holder is 947 Huron Road, Franklin Lakes, NJ 07417. Mitchell Knapp and Lawrence Sheer, as trustees of this security holder, have dispositive and voting power over these securities and may be deemed to be the beneficial owners of these securities.

(108)
Includes 7,955 shares of common stock underlying 19,887 shares of series A preferred stock and 4,770 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(109)
The address for this security holder is 947 Huron Road, Franklin Lakes, NJ 07417. Mitchell Knapp and Lawrence Sheer, as trustees of this security holder, have dispositive and voting power over these securities and may be deemed to be the beneficial owners of these securities.

(110)
Includes 7,955 shares of common stock underlying 19,887 shares of series A preferred stock and 4,770 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(111)
The address for this security holder is 947 Huron Road, Franklin Lakes, NJ 07417. Mitchell Knapp and Lawrence Sheer, as trustees of this security holder, have dispositive and voting power over these securities and may be deemed to be the beneficial owners of these securities.

(112)
Includes 7,955 shares of common stock underlying 19,887 shares of series A preferred stock and 4,770 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(113)	The address for this security holder is 812 Plainfield Lane, Valley Stream, Nassau, New York 11581.

(114)
Includes 11,607 shares of common stock underlying 29,017 shares of series A preferred stock and 6,960 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(115)	Are deemed affiliates of one another.

(116)
The address for this security holder is Rue du Port 12, CH-1204, Geneva, Switzerland. Hubert-Lance Huet, as manager of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(117)
Includes 58,276 shares of common stock underlying 145,688 shares of series A preferred stock and 34,966 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(118)
The address for this security holder is Quai de I’lle 5, P.O. Box 5055, 1204 Geneva 11, Switzerland. Valerie Anson, as head of middle office of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(119)
Includes 19,600 shares of common stock converted from 49,000 shares of series A preferred stock and 9,800 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(120)
The address for this security holder is 5 Rue Pedro Meylan 5, CH-1208 Geneva, Switzerland. Olivier Couriol, as director of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(121)
Includes 2,331 shares of common stock underlying 5,827 shares of series A preferred stock and 1,166 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(122)	The address for this security holder is P.O. Box 8803, Rancho Santa Fe, CA 92067.

(123)
Includes 3,497 shares of common stock and 1,749 shares of common stock underlying the warrants issued to this selling security holder in the Common Shares Financing, all of which we are registering for resale pursuant to the Common Shares Agreement.

(124)	The address for this security holder is Apt 409, Saoaf 6, SBR, P.O. Box 118222, Dubai, UAE.

(125)
Includes 1,330 shares of common stock converted from 3,325 shares of series A preferred stock and 700 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(126)	The address for this security holder is 1011 Brioso Drive, Suite 201, Costa Mesa, CA 92627.

(127)
Includes 2,667 shares of common stock underlying 6,667 shares of series A preferred stock and 1,600 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(128)
The address for this security holder is 5100 Poplar Avenue, Suite 805, Memphis, TN 38137. William P. Wells, as chief manager of Pope Asset Management, LLC, the investment advisor to this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(129)	Includes 50,764 shares of common stock issued to this security holder in connection with, and which we are registering for resale pursuant to, the Bridge Financing Agreement.

(130)
The address for this security holder is 130 East 65th Street, New York, NY 10065. Ross Pirasteh, as general manager and general partner of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(131)
Includes 18,000 shares of common stock and 9,000 shares of common stock underlying the warrants issued to this selling security holder in the Common Shares Financing, all of which we are registering for resale pursuant to the Common Shares Agreement.

(132)
The address for this security holder is 29 Avenue de Messine, 75008 Paris, France. Eric Legendre, Frederic Garcia, Patrice Renaudin and Chantal Aumasson, as managing members of this security holder, have dispositive and voting power over these securities and may be deemed to be the beneficial owners of these securities.

(133)
Includes 6,120 shares of common stock underlying 15,300 shares of series A preferred stock and 3,600 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(134)
The address for this security holder is 2828 Routh Street, Suite 500, Dallas, TX 75201. John S. Lemak, as manager of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(135)
Includes 42,000 shares of common stock and 21,000 shares of common stock underlying the warrants issued to this selling security holder in the Common Shares Financing, all of which we are registering for resale pursuant to the Common Shares Agreement.

(136)
The address for this security holder is Rue Pedro-Meylan 5, CH-1208, Geneve, Switzerland. Blaise Hatt-Arnold and Gregoire Vaucher, as managing members of this security holder, have dispositive and voting power over these securities and may be deemed to be the beneficial owners of these securities.

(137)
Includes 18,427 shares of common stock converted from 46,066 shares of series A preferred stock, 47,553 shares of common stock underlying 118,881 shares of series A preferred stock and 38,812 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(138)
The address for this security holder is Rue Pedro-Meylan 5, CH-1208 Geneva, Switzerland. Olivier Couriol and Christian Navill, as directors of this security holder, have dispositive and voting power over these securities and may be deemed to be the beneficial owners of these securities.

(139)
Includes 82,518 shares of common stock underlying 206,294 shares of series A preferred stock and 46,620 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(140)	The address for this security holder is 791 Passaic Avenue, Clifton, NJ 07012.

(141)
Includes 11,640 shares of common stock underlying 29,100 shares of series A preferred stock and 6,980 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(142)
The address for this security holder is Villa # D103, Palm Jumeirah Island, Dubai, UAE. Rima Salam, as director of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(143)
Includes 40,000 shares of common stock converted from 100,000 shares of series A preferred stock and 20,000 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(144)
The address for this security holder is 714 South Dearborn Street, 2nd Floor, Chicago, IL 60605. Stephen S. Taylor, as managing director of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(145)
Includes 69,930 shares of common stock underlying 174,825 shares of series A preferred stock and 34,966 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(146)
The address for this security holder is Bordeaux Court, Les Echelons, St. Peter Port, Guernsey GY1 3DR. Nicholas Moss and David Allison, as directors of this security holder, have dispositive and voting power over these securities and may be deemed to be the beneficial owners of these securities.

(147)
Includes 13,846 shares of common stock converted from 34,615 shares of series A preferred stock and 6,994 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(148)
The address for this security holder is 131 Laurel Grove Avenue, Kentfield, CA 94904. Joseph Abrams, as general partner of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(149)
Includes 12,000 shares of common stock and 6,000 shares of common stock underlying the warrants issued to this selling security holder in the Common Shares Financing, all of which we are registering for resale pursuant to the Common Shares Agreement.

(150)
The address for this security holder is 410 17th Street, #1705, Denver, CO 80202. James A Lustig, as president of this security holder, has dispositive and voting power over these securities and may be deemed to be the beneficial owner of these securities.

(151)
Includes 6,994 shares of common stock converted from 17,483 shares of series A preferred stock and 3,497 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(152)	The address for this security holder is 228 Taizhou Road, Building #1, Room 1002, Shanghai, China 200042.

(153)
Includes 2,702 shares of common stock converted from 6,755 shares of series A preferred stock and 1,590 shares of common stock underlying the warrants issued to this selling security holder in the Preferred Shares Financing, all of which we are registering for resale pursuant to the Preferred Shares Agreement.

(154)
Transferred an aggregate of 9,675 Preferred Shares and Warrants to purchase up to 6,365 shares of common stock to Gilford Securities, Inc. pursuant to arrangements between these security holders and Gilford.

(155)	A broker-dealer or an affiliate of a broker-dealer.

PLAN OF DISTRIBUTION

Of the selling security holders identified above (the share numbers and corresponding prices per share have been adjusted to reflect the effect of the 1-for-2.5 reverse stock split of our issued, outstanding and authorized shares of common stock, which took effect on December 9, 2011 and rounding of the resulting fractional shares to the nearest whole share):

●
57 of them are investors in our Preferred Shares Financing completed on November 17, 2009, in which we sold and issued an aggregate of 2,796,721 Preferred Shares at a per share purchase price of $2.86 for aggregate purchase price of approximately $8.00 million, as well as Warrants to purchase up to 559,364 shares of common stock for no additional consideration. There were two closings, the first on October 27, 2009, for gross proceeds of approximately $4.14 million, and the second on November 17, 2009, for gross proceeds of approximately $3.86 million. Each Preferred Share is convertible into 0.4 shares of common stock at $ 7.15 per share (subject to certain adjustments) at any time at its holder’s option, and will automatically convert upon the listing of our common stock on either the Nasdaq Capital Market or NYSE Amex Equities. Each Warrant entitles its holder to purchase a share of common stock at an exercise price of $ 8.575 per share (subject to certain adjustments) for a period of three years. We are also entitled to call the Warrants for cancellation if the volume-weighted average price of our common stock for 20 consecutive days exceeds 200% of the then applicable exercise price. Gilford Securities, Inc. acted as the placement agent of the Preferred Shares Financing.  A description of the adjustments to the conversion price of the Preferred Shares and the exercise price of the Warrants is included in the section of this prospectus entitled “Description of Securities.”

●
16 of them are investors in our Common Shares Financing completed on December 1, 2009, in which we sold and issued an aggregate of 261,419 Common Shares at a per share purchase price of $2.86 for aggregate purchase price of approximately $1.87 million, as well as Warrants to purchase up to 130,711 shares of common stock for no additional consideration. The Warrants issued to these investors have the same terms as those that we issued in the Preferred Shares Financing.

●
Two of them, namely Pope Investments II LLC (“Pope”) and Ancora Greater China Fund, LP (“Ancora”), are parties to a bridge loan and financing agreement with Korea Jinduren (now called HK Dong Rong) (the “Bridge Loan Agreement”), pursuant to which they agreed to provide a U.S. public shell company suitable for a share exchange transaction with Korea Jinduren, and to loan Korea Jinduren $550,000 for payment of professional fees and expenses incurred in connection with such transaction. These investors (along with MMH, LLC) would collectively receive shares of common stock equal to 4% of our post-share exchange total outstanding and issued common stock in connection with the share exchange transaction. Additionally, these investors would be repaid the loan and collectively receive shares of common stock equal to 1% of our post-share exchange total issued and outstanding common stock (the “Bridge Loan Shares”) on or after October 1, 2009 and only upon the completion of a financing. The Bridge Loan financing closed in June 2008, and the Company repaid the Bridge Loan in October 2009. The Bridge Loan Agreement requires that the Bridge Loan Shares be included in a registration statement to be filed in connection with the financing.

Each selling security holder named above and any of their pledgees, assignees, and successors-in-interest (each a “Selling Security Holder” and collectively the “Selling Security Holders”) may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Security Holder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Security Holders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Security Holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Security Holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Security Holders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Security Holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Security Holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Security Holder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute their shares of common stock.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Security Holders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Security Holders.

We agreed to use commercially reasonable efforts to keep this prospectus effective until the earlier of (i) the date on which all of the registrable shares may be resold by the Selling Security Holders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, or (ii) all of the registrable shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Security Holders or any other person. We will make copies of this prospectus available to the Selling Security Holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

LKP Global Law, LLP has rendered an opinion regarding the legality of the issuance of the shares of common stock being registered in this prospectus. As of April 17, 2012 , LKP Global Law, LLP and/or its principals holds Company securities.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2011 and 2010 and for the years then ended appearing in this prospectus and registration statement have been included in reliance on the report of Crowe Horwath LLP, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

BUSINESS

Overview

We are an apparel producer in the People’s Republic of China (“PRC” or “China”) that currently designs, develops and distributes men’s apparel and related products targeted at 20 -45 years old Chinese men under the “ VLOV ” brand.  We currently carry three product lines represented by different label colors: (1) the purple label for business; (2) the black label for business casual; and (3) the white label for casual.

We primarily sell our products to our independent distributors, each of whom is granted rights to market and sell our products in a defined market or territory.  Our distributors sell our products at points of sales, or POS, that they establish within their territories and operate either directly or through third-party retail operators, including counters, concessions, store-in-stores and stand-alone stores.  We maintain and exercise control over advertising and marketing activities from our headquarters in Fujian Province, China, where we set the tone for integrity, consistency and direction of the VLOV brand image throughout China.  Additionally, we set guidelines for our distributors as to how our products are to be advertised and displayed.  Currently, there are 393 retail locations operated by our distributors throughout China, including two flagship stores in Shenyang and Beijing that we helped to design and that opened in January 2012.  To better showcase our brand, however, we also acquired the retail network of our Fujian distributor in June 2011, and currently operate 20 retail locations directly, including one flagship store.

We design and develop our products from our headquarters in Xiamen in southeastern Fujian.  After identifying our top selling products from the prior seasons, we study global fashion trends especially in Europe and Asia.  Then we decide on the overall theme, colors and materials to be used for our products.  Our designers create sketches via Computer Aided Design (CAD) drawings, and our technicians prepare samples according to the designs.   The samples are inspected, amended, reviewed and/or approved by our head designer, Mr. Qingqing Wu, who is also our Chief Executive Officer (“CEO”) and Chairman.  Clothing samples are then made from the approved designs and shown to our distributors, who place their orders from these samples.  Our marketing department makes the product selection for the stores that we operate.

During 2010 , all of our business operations were carried out by our variable interest entity (“VIE”), Jinjiang Yinglin Jinduren Fashion Limited (“Yinglin Jinduren”), which we control through contractual arrangements between Yinglin Jinduren and Dong Rong Capital Investment Limited (“HK Dong Rong”), which is wholly-owned by Peng Xiang Peng Fei Investments, Limited (“PXPF”), our wholly-owned subsidiary.  Other than our interests in the contractual arrangements, neither we nor PXPF and HK Dong Rong own any equity interests in Yinglin Jinduren, which equity interests are owned by Mr. Wu and his brother, who served on our board of directors until June 1, 2010.

Since January 1, 2011, however, we have been transferring all of our business operations, comprising of trademarks, design, marketing, sales and purchasing activities, to Dong Rong (China) Co., Ltd.  (“China Dong Rong”), which is wholly-owned by HK Dong Rong.  Transfers other than trademarks were completed in the first quarter of 2011, and all of our business activities are currently carried out by China Dong Rong.

In addition, as the Company’s manufacturing activities were discontinued since the third quarter of 2010, such related assets were not transferred.  Instead, during the first quarter of 2011, manufacturing equipment, the building that housed such equipment and the land use right for the land on which the building sits were sold to an unrelated third-party.  Sales were completed, and all proceeds from such sales paid to Yinglin Jinduren during the first quarter of 2011, with the funds being subsequently transferred to China Dong Rong.  We presently outsource 100% of our manufacturing to independent third-party manufacturers as a part of our overall sourcing strategy.

History and Corporate Structure

We were incorporated in Nevada on October 30, 2006, originally under the name “Sino Charter, Inc.,” with a principal business objective to provide internet-based flight charter booking for East Asia.  Prior to share exchange transaction with PXPF described below, we were a public reporting “shell company,” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

On August 1, 2008, MMH Group, LLC (“MMH”) entered into a stock purchase agreement with Bradley Miller, who served as our sole director and officer since our incorporation date, to acquire from him 40,000 shares of our common stock.  The transaction closed on August 4, 2008, and concurrently with the closing, MMH sold 9,600 of the shares to Ancora Greater China Fund, L.P. (“Ancora”), and 22,400 of the shares to Pope Investments II, LLC (“Pope”), leaving MMH with 8,000 shares.  MMH is owned by Matthew Hayden, who was our sole director and officer prior to the share exchange transaction with PXPF described below.

On January 12, 2009, we effected a 1-for-100 reverse split of our common stock by filing a Certificate of Amendment to Articles of Incorporation with the Nevada Secretary of State.

On February 12, 2009, we entered into a securities purchase agreement with MMH, Ancora and Pope, pursuant to which we sold 41,120 shares of our common stock to MMH, 49,344 shares to Ancora and 115,136 shares to Pope.  On February 13, 2009, we sold an additional 325,800 shares of our common stock to four purchasers.

On February 13, 2009 (the “Closing Date”), we entered into a share exchange agreement (the “Exchange Agreement”) with PXPF and its shareholders who, immediately prior to the closing of the transactions contemplated by the Exchange Agreement (the “Share Exchange”), collectively held 100% of PXPF’s issued and outstanding share capital (the “BVI Shareholders”).  On the Closing Date, we issued 5,824,000 shares of common stock to the BVI Shareholders in exchange for all of their equity interests in PXPF.  The BVI Shareholders became our controlling shareholders, PXPF became our wholly-owned subsidiary, and we acquired the business and operations of PXPF.  Immediately prior to the Share Exchange, we had 581,769 shares of common stock outstanding, including 49,120 shares held by MMH, as well as 58,944 shares held by Ancora and 137,536 shares held by Pope.  Immediately after the Share Exchange, we had 6,405,769 shares of common stock outstanding.  In connection with the Share Exchange, we changed our name from “Sino Charter, Inc.” to “VLOV, Inc.” on March 4, 2009, to better reflect our business operations.

The Share Exchange was accounted for as a reverse merger (recapitalization) with PXPF deemed to be the accounting acquirer, and us as the legal acquirer.  Accordingly, the financial information presented in our financial statements is the historical financial information of PXPF, as adjusted to give effect to the change in the share capital as a result of the reverse merger (recapitalization).  The basis of the assets, liabilities and retained earnings of PXPF, the accounting acquirer, have been carried over in the recapitalization.

In November 2009, we sold and issued an aggregate of 2,796,721 shares of our series A convertible preferred stock, par value $0.00001 per share, to 57 accredited investors at $2.86 per share for an aggregate purchase price of approximately $8.00 million, and issued to them warrants (the “Warrants”) to purchase up to 559,344 shares of common stock for no additional consideration.  Each share of preferred stock is convertible into 0.4 shares of common stock.  We sold and issued the preferred stock pursuant to a securities purchase agreement that we entered into with the investors.  There were two closings, the first on October 27, 2009, for gross proceeds of approximately $4.14 million, and the second on November 17, 2009, for gross proceeds of approximately $3.86 million.

On December 1, 2009, we entered into a securities purchase agreement with 17 accredited investors pursuant to which we agreed to issue and sell up to 279,721 shares of our common stock at $7.15 per share for an aggregate purchase price of up to $2 million, and to issue Warrants to purchase up to 139,861 shares of our common stock for no additional consideration.  At the closing on December 1, 2009, we issued to the investors 261,414 shares of common stock and warrants to purchase up to 130,707 shares of common stock for gross proceeds of approximately $1.87 million.  We were required to register the common stock issued to the investors and underlying the preferred stock and Warrants pursuant to an effective registration statement by May 16, 2010.  The registration statement was filed on December 17, 2009 and was declared effective on March 30, 2011.  As such, we have accrued $987,000 in estimated liquidated damages to be paid to the investors, which we plan to pay as soon as practically possible.

On December 9, 2011, we effected a 1-for-2.5 reverse stock split of our issued and outstanding common stock and a proportional reduction of our authorized shares of common stock, by filing a Certificate of Change Pursuant to Nevada Revised Statutes 78.209 with the Nevada Secretary of State on November 16, 2011.  Unless otherwise indicated, all share and share price information regarding our common stock in this prospectus takes into account this reverse stock split and the one effected in January 2009.

Peng Xiang Peng Fei Investments, Limited

PXPF was incorporated in the British Virgin Islands on April 30, 2008. PXPF was formed by the owners of Yinglin Jinduren as a special purpose vehicle for raising capital outside of the PRC.  Other than holding 100% of the equity interests in HK Dong Rong, PXPF has no operations of its own.

Dong Rong Capital Investment Limited

HK Dong Rong was incorporated on January 5, 2005 originally under the name Korea Jinduren (International) Dress Limited (“Korea Jinduren”).  The company was set up by the owners of Yinglin Jinduren as a special purpose vehicle for raising capital outside of the PRC, and changed its name to HK Dong Rong on April 27, 2009. HK Dong Rong is wholly-owned by PXPF.  Other than activities arising from its contractual arrangements with Yinglin Jinduren and holding 100% of the equity interests in China Dong Rong, HK Dong Rong has no other operations of its own.

On June 11, 2008, HK Dong Rong entered into a bridge loan and financing agreement (“Bridge Loan Agreement”) with Pope, Ancora (with Pope, collectively the “Bridge Loan Investors”) and MMH. Under the Bridge Loan Agreement, MMH and the Bridge Loan Investors agreed to provide a U.S. public shell company suitable for the Share Exchange, and the Bridge Loan Investors also agreed to loan Korea Jinduren the sum of $550,000 (the “Bridge Loan”) for payment of professional fees and expenses incurred in connection with the Share Exchange.  The Bridge Loan Investors and MMH would collectively receive shares of common stock equal to 4% of our post- Share Exchange total outstanding and issued common stock.  Additionally, the Bridge Loan Investors would be repaid the Bridge Loan and collectively receive shares of our common stock equal to 1% of our post- Share Exchange total issued and outstanding common stock (the “Bridge Loan Shares”) on or after October 1, 2009 and only upon the completion of a financing.   69,800 shares of common stock were issued at the closing of the Share Exchange as the Bridge Loan Shares. Both the Bridge Loan and the Bridge Loan Shares were placed in a third-party escrow account, and payments were made from such account as fees and expenses were incurred, and the Bridge Loan Shares held in escrow until their release to the Bridge Loan Investors was required.  On October 28, 2009, the entire amount of the Bridge Loan paid out for fees and expenses was repaid, and the balance of the Bridge Loan remaining in escrow, if any, returned to the Bridge Loan Investors.  The Bridge Loan Shares were released to the Bridge Loan Investors on December 28, 2009 and on March 15, 2010.

Dong Rong (China) Co., Ltd.

On November 19, 2009, China Dong Rong was established as the wholly-owned subsidiary of HK Dong Rong, with registered capital of $8 million, all of which has been funded as of the date of this prospectus.   China Dong Rong is deemed to be a wholly foreign owned enterprise, or WFOE, under applicable PRC law. Under applicable PRC regulations, China Dong Rong is required to set aside at least 10% of its annual after-tax net profit, if any, to fund government-mandated statutory reserves until the balance of such reserves reaches 50% of its registered capital, or $4 million (based on its registered capital of $8 million). The funds in the statutory reserves can only be used for certain purposes, such as to increase its registered capital or to eliminate its future losses as determined under PRC generally acceptable accounting principles.   At December 31, 2011 and 2010, China Dong Rong's statutory reserves had not been funded, and its total accumulated net income distributable to HK Dong Rong on such dates were $13.1 million and nil, respectively. All of our design, marketing, sales and purchasing activities are presently carried out by China Dong Rong.   See “Transfer of Business Operations to China Dong Rong” below.

Jinjiang Yinglin Jinduren Fashion Limited

Yinglin Jinduren was organized in the PRC on January 19, 2002, and is owned by our CEO and his brother Zhifan Wu (collectively the “Owners”).  Prior to January 1, 2011, all of our business operations were carried out by Yinglin Jinduren, to which neither we, PXPF nor HK Dong Rong own any equity interests.  Instead, we control Yinglin Jinduren through contractual arrangements that HK Dong Rong entered into with Yinglin Jinduren and its owners. Through such contractual arrangements, we have substantially the same control of and rights to Yinglin Jinduren that we would have had through direct acquisition of its equity interests. Through these contractual arrangements, we provide consulting and other general business operation services to Yinglin Jinduren, and also have the ability to substantially influence its daily operations and financial affairs, since we are able to appoint its senior executives and approve all matters requiring approval of the equity owners. As a result of these contractual arrangements, we are able to control Yinglin Jinduren and to receive, through a service fee earned by HK Dong Rong, all of the net income of Yinglin Jinduren, although we have generally allowed such amounts to be retained by Yinglin Jinduren to support its operations.  Our contractual agreements are silent as to the sharing of losses in the event that Yinglin Jinduren incurs losses in any period.  As a result, in the event Yinglin Jinduren incurs losses, we would expect to absorb such losses through our inability to collect the accumulated net income due to us.

As of the date of this report , Yinglin Jinduren has no operations as all of our design, marketing, sales and purchasing activities are being carried out by China Dong Rong.   See “Transfer of Business Operations to China Dong Rong” below.

Contractual Arrangements with Yinglin Jinduren and its Owners

Our relationships with Yinglin Jinduren and the Owners, Qingqing Wu and his brother Zhifan Wu, are governed by a series of contractual arrangements, as we (including our subsidiaries) do not own any equity interests in Yinglin Jinduren. In the opinion of Allbright Law Offices, our PRC counsel, rendered in connection with the Share Exchange: (a) each of PXPF, HK Dong Rong and Yinglin Jinduren are duly established and validly existing under the laws of its place of establishment, and has the requisite corporate power to conduct its business; (b) the contractual arrangements constitute valid and binding obligations of the parties of such agreements; (c) each of the contractual arrangements and the rights and obligations of the parties thereto are enforceable and valid in accordance with the laws of the PRC; (d) no approval from or filing with any PRC governmental body is required in connection with the entry and performance of the contractual arrangements; and (c) under Chinese laws, each of HK Dong Rong and Yinglin Jinduren is an independent legal entity and neither of them is exposed to liabilities incurred by the other party.  The foregoing opinion, which also describes the corporate history of each of PXPF, HK Dong Rong and Yinglin Jinduren immediately prior to the Share Exchange, is based on documents provided by PXPF and search result from the PRC Companies Registry, the genuineness, completeness, accuracy and validity of which are assumed by Allbright Law Offices, and is limited to interpretation of all such documents based on PRC laws and regulations which Allbright Law Offices believed were applicable at the time the opinion was rendered.

On December 28, 2005, HK Dong Rong entered into the following contractual arrangements with Yinglin Jinduren and the Owners:

Consulting Services Agreement.  Pursuant to the exclusive consulting services agreement between HK Dong Rong and Yinglin Jinduren, HK Dong Rong has the exclusive right to provide to Yinglin Jinduren general consulting services relating to the management and operations of Yinglin Jinduren’s apparel business (the “Services”).  Additionally, HK Dong Rong owns any intellectual property rights developed through the Services provided to Yinglin Jinduren.  During the term of this agreement, Yinglin Jinduren’s operational incomes are deposited into a bank account designated by HK Dong Rong. Yinglin Jinduren is obligated to pay a quarterly consulting service fee in Renminbi (“RMB”) to HK Dong Rong that is equal to all of Yinglin Jinduren’s net income for such quarter, based on a financial report certified by Yinglin Jinduren’s chief financial officer and delivered to HK Dong Rong within 45 days after the end of such quarter.  In addition to such quarterly reports, Yinglin Jinduren is also obligated to report its monthly financial results and business conditions to HK Dong Rong, as well as provide its annual audited accounts within 90 days of the fiscal year end. Yinglin Jinduren is also obligated to maintain accurate books and records of its business activities and transactions, and to make all such information available to HK Dong Rong.  In the event of a breach by Yinglin Jinduren of the foregoing or other obligations under this agreement, HK Dong Rong is entitled to all remedies under PRC law, including recovery of direct and indirect losses as well as legal fees.  The consulting services agreement is in effect unless and until terminated by written notice of either party in the event that: (a) the other party causes a material breach of this agreement, provided that if the breach does not relate to a financial obligation of the breaching party, that party may attempt to remedy the breach within 14 days following the receipt of the written notice; (b) the other party becomes bankrupt, insolvent, is the subject of proceedings or arrangements for liquidation or dissolution, ceases to carry on business, or becomes unable to pay its debts as they become due; (c) HK Dong Rong terminates its operations; (d) Yinglin Jinduren’s business license or any other license or approval for its business operations is terminated, cancelled or revoked; or (e) circumstances arise which would materially and adversely affect the performance or the objectives of the consulting services agreement.  Additionally, HK Dong Rong may terminate the consulting services agreement without cause.  Any dispute arising from this agreement that the parties cannot resolve must be submitted for arbitration before the China International Economic and Trade Arbitration Commission.

We have generally allowed Yinglin Jinduren to retain its net income in the PRC in order to support its operations. Additionally, Yinglin Jinduren was allowed to declare dividends, which dividends were declared and paid to the Owners prior to the Share Exchange.   Thus, immediately prior to the Share Exchange, Yinglin Jinduren declared and paid the equivalent of $5,131,000 in RMB as dividends to Mr. Wu and his brother.  However, Yinglin Jinduren has not declared or paid any dividend since the Share Exchange and will not do so in the future.

Additionally, under applicable PRC regulations, Yinglin Jinduren is required to set aside at least 10% of its annual after-tax net profit, if any, to fund government-mandated statutory reserves until the balance of such reserves reaches 50% of its registered capital, or RMB 5 million (based on its registered capital of RMB 10 million ).  The funds in the statutory reserves can only be used for certain purposes, such as to increase its registered capital or to eliminate its future losses as determined under PRC generally acceptable accounting principles.  At December 31, 2011 and 2010 , Yinglin Jinduren’s statutory reserves were fully funded, and its total accumulated net income distributable to HK Dong Rong on such dates were $ 26.2 million and $ 21.2 million, respectively, which amounts are reflected as retained earnings on our consolidated balance sheets as of these dates included elsewhere in this prospectus.

Operating Agreement.  Pursuant to the operating agreement among HK Dong Rong, Yinglin Jinduren and the Owners , HK Dong Rong provides guidance and instructions on Yinglin Jinduren’s daily operations, financial management and employment issues.  The Owners must designate the candidates recommended by HK Dong Rong as their representatives on Yinglin Jinduren’s board of directors.  HK Dong Rong has the right to appoint senior executives of Yinglin Jinduren.  In addition, HK Dong Rong has the right, but not the obligation, to guarantee the performance of Yinglin Jinduren under any agreements or arrangements relating to Yinglin Jinduren’s business arrangements with any third party.  Yinglin Jinduren, in return, agrees to pledge its accounts receivable and all of its assets to HK Dong Rong.  Moreover, Yinglin Jinduren agrees that without the prior consent of HK Dong Rong, Yinglin Jinduren will not engage in any transactions that could materially affect the assets, liabilities, rights or operations of Yinglin Jinduren, including, without limitation, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of its assets or intellectual property rights in favor of a third party or transfer of any agreements relating to its business operation to any third party.  The term of this agreement is the maximum period of time permitted by law unless sooner terminated by any other agreements reached by all parties or upon a 30-day written notice from HK Dong Rong.  The term may be extended only upon HK Dong Rong’s written confirmation prior to the expiration of the agreement, with the extended term to be mutually agreed upon by the parties. We have been advised by our PRC counsel that there is no current PRC regulation mandating the maximum length of term permissible for such agreement.

Equity Pledge Agreement. Under the equity pledge agreement between the Owners and HK Dong Rong, the Owners pledged all of their equity interests in Yinglin Jinduren to HK Dong Rong to guarantee Yinglin Jinduren’s performance of its obligations under the consulting services agreement. If Yinglin Jinduren or the Owners breach their respective contractual obligations, HK Dong Rong, as pledgee, will be entitled to certain rights, including, but not limited to, the right to vote with, control and sell the pledged equity interests. The Owners also agreed, that upon occurrence of any event of default, HK Dong Rong shall be granted an exclusive, irrevocable power of attorney to take actions in the place and instead of the Owners to carry out the security provisions of the equity pledge agreement, and take any action and execute any instrument as required by HK Dong Rong to accomplish the purposes of the equity pledge agreement. The Owners agreed not to dispose of the pledged equity interests or take any actions that would prejudice HK Dong Rong’s interest. The equity pledge agreement will expire two years from the fulfillment of Yinglin Jinduren’s obligations under the consulting services agreement. HK Dong Rong’s security interests over the pledged equity interests have not been registered with the local State Administration for Industry and Commerce (“SAIC”) , as it is unclear whether registration is required under China’s Property Rights Law that became effective on October 1, 2007. See “ Risk Factors – Risks Related to Our Corporate Structure –If the Chinese government determines that the contractual arrangements through which we control Yinglin Jinduren do not comply with applicable regulations, we could be subject to severe penalties. ”

Option Agreement.   Under the option agreement between the Owners and HK Dong Rong, the Owners irrevocably granted HK Dong Rong or its designee an exclusive option to purchase, to the extent permitted under Chinese law, all or part of the equity interests in Yinglin Jinduren for the cost of the Owners’ initial contributions to Yinglin Jinduren’s registered capital or the minimum amount of consideration permitted by applicable Chinese law.  HK Dong Rong or its designee has sole discretion to decide when to exercise the option, whether in part or in full.  The term of this agreement is ten years from January 1, 2006 and may be extended prior to its expiration by written agreement of the parties.

Proxy Agreement.   Pursuant to the proxy agreement between HK Dong Rong and the Owners , the Owners agreed to irrevocably grant a designee of HK Dong Rong with the right to exercise the Owners’ voting and other rights, including the rights to attend and vote at shareholders’ meetings (or by written consent in lieu of such meetings) in accordance with applicable laws and Yinglin Jinduren’s governing charters comprising of its Articles of Association (the “Articles”). Under the Articles, shareholders have the power to (a) approve the company’s business, budget, accounting, profit distribution and loss allocation plans, (b) appoint or remove the company’s senior executives and determine their compensations, (c) increase or decrease the company’s registered capital, (d) approve the issuance of debt obligations, (e) approve the company’s merger, division, dissolution or liquidation, and (f) amend the Articles. Additionally, a shareholder holding at least one tenth of the company’s total voting rights may call for a shareholders’ meeting. The proxy agreement may not be terminated without the unanimous consent of all parties, except that HK Dong Rong may terminate the proxy agreement with or without cause upon 30-day written notice to the Owners .

As a result of the these contractual arrangements between HK Dong Rong, Yinglin Jinduren and the Owners , we have the ability to effectively control Yinglin Jinduren’s daily operations and financial affairs, appoint senior executives and decide on all matters requiring approval of the Owners .  In other words, while Mr. Wu and his brother continue to own 100% Yinglin Jinduren’s equity interests, they have given us all of their rights as the Owners through these contractual arrangements. Accordingly, we are considered the primary beneficiary of Yinglin Jinduren and Yinglin Jinduren is deemed our VIE.

However, control based on these contractual arrangements may ultimately not be as effective as direct ownership of Yinglin Jinduren, as we will need to enforce our rights through quasi-judicial proceeding in the event Yinglin Jinduren fails to perform its contractual obligations. In the event the outcome of such proceeding is unfavorable to us, we may effectively lose control over Yinglin Jinduren. See “Risk Factors – Risks Related to Our Corporate Structure – Our contractual arrangements with Yinglin Jinduren and its owners as well as our ability to enforce our rights thereunder may not be as effective in providing control over Yinglin Jinduren as direct ownership.”   As of the date of this prospectus, Mr. Wu owned approximately 50.6 % of our issued and outstanding common stock.  As such, we believe that our interests are aligned with those of Yinglin Jinduren and the Owners .  However, we cannot give assurance that such interests will always be aligned, or that we can effectively control Yinglin Jinduren if and when such interests are no longer aligned.  See “Risk Factors - Risks Related to Our Corporate Structure – Management members of Yinglin Jinduren have potential conflicts of interest with us, which may adversely affect our business and your ability for recourse.”

Transfer of Business Operations to China Dong Rong

Prior to January 1, 2011, all of our business operations were conducted by Yinglin Jinduren.  To provide us with greater control over our business operations, however, we began transferring them from Yinglin Jinduren to China Dong Rong, including (a) all sales contracts, (b) all design, marketing, sales and purchasing-related assets, and (c) all trademarks.  The transfer of design, marketing, sales and purchasing-related assets, which had a net book value of approximately $27,000, as well as sales contracts were completed in the first quarter 2011.  As a result, all of our business operations are now carried out by China Dong Rong. We plan to make Yinglin Jinduren’s annual filing with the SAIC for 2011 in the first half of 2012.  Once the SAIC has no comment on our filing, we will proceed to dissolve Yinglin Jinduren and terminate the contractual arrangements with Yinglin Jinduren.  Until then, however, we will operate our business through China Dong Rong (as we currently do) while continuing to control Yinglin Jinduren through the contractual arrangements.

As we have been outsourcing 100% of our manufacturing to third-party manufacturers since the third quarter of 2010 (see “Our Suppliers and Manufacturers”), Yinglin Jinduren did not transfer manufacturing assets, including equipment, the building that housed the equipment, and the land use right for the land on which the building sits, to China Dong Rong.  Instead, during the first quarter of 2011, we sold the equipment, which had a net book value of $146,000 on December 31, 2010, to an unrelated party for approximately $155,000, and entered into an agreement to sell the building and the land use right, which had a combined net book value of $1,021,000 on December 31, 2010, to the same party for approximately $989,000.  Pursuant to the agreement, the buyer made a deposit equal to 60% of the purchase price, and the balance was received on March 31, 2011.  In connection with the sale, we obtained a third-party appraisal of approximately $1,051,000 for the building and the land use right.  All proceeds from the sales of the manufacturing assets were transferred to China Dong Rong.  We registered the transfer of the building’s ownership certificate and the land use right certificate with local authority.

Our Current Corporate Structure

(1)
Through the Exchange Transaction, we became the parent company of PXPF, thereby enabling Yinglin Jinduren, through PXPF and HK Dong Rong, to raise capital in the United States. Our management includes: Mr. Qingqing Wu as Chairman and CEO , Mr. Bennet P. Tchaikovsky as Chief Financial Officer (“CFO”) , and Dr. Jianwei Shen, Mr. Yuzhen Wu, Ms. Ying Zhang and Mr. Jianhui Wang as members of the board of directors.  As of April 17, 2012 , Mr. Qingqing Wu owns approximately 50.5 % of our issued and outstanding common stock; Mr. Bennet Tchaikovsky owns 46,712 shares of common stock, Ms. Ying Zhang owns 4,000 shares of common stock; Dr . Jianwei Shen, Mr. Yuzhan Wu, and Mr. Jianhui Wang do not own any shares of common stock.

(2)
PXPF was formed by the owners of Yinglin Jinduren as a special purpose vehicle for raising capital outside of the PRC. The management of PXPF is comprised of Mr. Qingqing Wu as its sole Director.  We are the sole shareholder of PXPF.

(3)
HK Dong Rong was formed by the owners of Yinglin Jinduren as a special purpose vehicle for raising capital outside of the PRC. The management of HK Dong Rong is comprised of Mr. Qingqing Wu as Chairman and Mr. Lileng Lin as Director. PXPF is the sole shareholder.

(4)
HK Dong Rong controls Yinglin Jinduren through contractual arrangements designed to mimic equity ownership of Yinglin Jinduren by HK Dong Rong. These contracts include a consulting services agreement, operating agreement, equity pledge agreement, option agreement, and proxy agreement.

(5)
The management of Yinglin Jinduren is comprised of Mr. Qingqing Wu as Chairman and Executive Director, and Mr. Zhifan Wu as Executive Director. Mr. Qingqing Wu and Mr. Zhifan Wu, who are brothers, hold 65.91% and 34.09% of the ownership interests of Yinglin Jinduren, respectively.

(6)
The management of China Dong Rong is comprised of Mr. Qingqing Wu as Executive Director. As of the date of this prospectus, all of our design, marketing, sales and purchasing activities are carried out by China Dong Rong. HK Dong Rong is the sole shareholder.

Once we exit from the contractual arrangements with Yinglin Jinduren, our corporate structure would be as follows:

Such structure would have (or already has) the following effects on us:

●	We have actual ownership interests over the entity that conducts all of our business operations (China Dong Rong).

●
The potential conflicts of interest with Yinglin Jinduren’s management, as discussed in “Risk Factors – Risks Related to Our Corporate Structure – Management members of Yinglin Jinduren have potential conflicts of interest with us, which may adversely affect our business and your ability for recourse” would no longer exist because we would have exited from the contractual arrangements with Yinglin Jinduren.

●
The risks related to our current corporate structure as they relate to the contractual arrangements that are discussed under “Risks Related to Our Corporate Structure” including the applicable risks and limitations on our holding company’s ability to receive distributions from the Yinglin Jinduren would no longer apply because we would have exited from the contractual arrangements with Yinglin Jinduren.  As discussed more fully below under the risk factor with the title starting with “ We conduct our business through Yinglin Jinduren by means of contractual arrangements...”, the security interests on the equity interests of Yinglin Jinduren as granted under the equity pledge agreement have not been registered with the local SAIC .  After exiting the contractual arrangements, such security interests would no longer exist thus eliminating the need for such registration.

●
Since the transfer of our design, marketing, sales and purchasing activities from Yinglin Jinduren to China Dong Rong does not involve any foreign currency exchange transaction, such transfer has no effect on the requirements for us and our management in regards to regulations of the State Administration of Foreign Exchange (“SAFE”).

Our Distribution Channel and Customers

We primarily sell our products to our independent distributors, each of whom is granted rights to market and sell our products in a defined market or territory through a distribution agreement.   As of March 16, 2012, we had agreements with 11 distributors.  During the year ended December 31, 2011, we had distribution agreements with 12 distributors as follows:

Distributors	Geographical Location	Year ended December 31, 2011 Sales (RMB thousands )	Year ended December 31, 2011 Sales (US$ thousands)*	% of Total Sales made to Distributors
C-002 of Mingzhu 100 Market	Zhejiang	105,556	16,330	19.10%
Jinyang Commerce Co., Ltd.	Hubei	64,989	10,054	11.76%
Jingduren Store, Tianqiao District, Jinan	Shandong	63,070	9,757	11.41%
Shenyang City Hangweiqi Clothing Co., Ltd.	Liaoning	64,262	9,941	11.63%
Clothwork Apparel, Wanma Plaza	Jiangxi	43,884	6,789	7.94%
Yunfang Jingduren Store	Yunnan	40,350	6,242	7.30%
Jinduren Store in Duocai Xintiandi	Shaanxi	25,385	3,927	4.59%
Nachun Li	Guangxi	33,514	5,185	6.06%
Yinji Fuchun Apparel	Henan	24,181	3,741	4.38%
Xinshiji Apparel City	Beijing	52,175	8,072	9.44%
Jiaming Tang	Sichuan	19,625	3,036	3.55%
Xiamen Lianyu Trading Co., Ltd. (prior distributor)	Fujian	15,666	2,423	2.83%
TOTAL DISTRIBUTOR SALES		552,657	85,497	100.00%
___________
* Based on an average exchange rate of 1RMB = 6.46 USD for the year ended December 31, 2011 , as quoted on www.oanda.com.

Each distributor operates a network of retail stores within its territory directly or through third-party operators.   These retail locations, also known as points of sales (“POS”), include counters, concessions, stand-alone stores and store-in-stores.   In January 2012, our Shenyang and Beijing distributors each opened a flagship store that we were integral in designing and building.  We believe that these stores will further enhance our upscale brand image without creating competition among our distributors.

We acquired 13 store locations (including 2 stand-alone stores and 11 store-in-stores) from our Fujian distributor in June 2011.  Prior to that, we did not engage directly in retail sales of our products.  We believe that the level of control that we have from directly operating these stores would facilitate the promotion of our brand and brand image.  At the same time, we can also benefit from the higher margin from retail sales at the POS that we operate and offer our distributors a working store model.  As we are headquartered in and operate from Fujian, this distributor’s retail network is geographically ideal for our plan.  Since completing the acquisition, we have added 7 store locations, including a flagship store.  Sales from the 20 retail stores that we operate directly amounted to $3,329,000 (RMB 21,524,000) for the year ended December 31, 2011.

A geographical breakdown of VLOV POS as of December 31, 2011 is as follows:

Province /City:	Number of POS
Hubei	39
Shandong	52
Zhejiang	75
Jiangxi	26
Yunnan	22
Henan	24
Shaanxi	15
Liaoning	41
Guangxi	25
Beijing	53
Sichuan	21
Fujian (company owned)	20
TOTAL	413

We believe that our distribution model has enabled us to grow by leveraging our distributors’ regional retail expertise and economies of scale.  We provide retail policies and guidelines, training, advertising and marketing support as well as advertising subsidies to assist our distributors in the management and expansion of their retail distribution networks.  To achieve brand consistency, we have established management and operational guidelines for all our distributors to follow. These guidelines include, but are not limited to, inventory control, sales and pricing procedures, product and window display requirements and customer service standards. Although our distributorship agreements do not require our distributors to share POS sales information, our distributorship agreements require all POS to be our exclusive POS, and our sales and marketing staff travel throughout China to monitor and advise our distributors. Distributors that maintain at least a three-year good standing relationship with us enjoy 60 to 90 days of credit while new distributors usually pay us upon our receipt of their orders.  Our total bad debt expense has been less than 1% of sales per year during the last three years.

Our goal is to provide stylish, fashion-forward clothing, to our target customer.  We pride ourselves on our brand image and our ability to convey a successful and exclusive lifestyle brand.  Given our significantly increased marketing efforts in the past year , our distributors have shifted their POS from counters and concessions to stand-alone store and store-in-store locations .  Ultimately, our goal is for our distributors to move towards operating stand-alone stores and store-in-stores as we believe that this will further enhance our brand value amongst our target consumer base.

Each year, we hold two sales previews – typically in April/May and in November– to showcase new designs for all of our product lines to our distributors. At each sales preview, the distributors place orders for products based on designs that they believe will appeal to their specific geographical markets, and the products are manufactured and delivered to the distributors accordingly. We then monitor and oversee their operations of their POS through our marketing and sales team.  Our marketing and sales team advises and works closely with our distributors on renovating and updating their POS as and when necessary to achieve maximum performance and to enable them to expand their sales distribution network. Upon achieving performance targets, distributors may become eligible for advertising rebates from us pursuant to our distribution agreements. We also have other marketing activities, including fashion shows at the Mercedes-Benz Fashion Weeks in New York City and Beijing in September and October 2011, respectively.

We do not force product upon our distributors by telling the distributor what to sell at their store locations.  Rather, we create sample products for our distributors to select from.  Our distributors select the products that they believe will best sell at their POS. We believe that having the distributors select the products for their POS substantially decreases the likelihood of product returns.

We are constantly looking for new distributors.  While we do not require our distributors to have any minimum number of years of relevant experience, we assess the suitability of a distributor candidate based on, but not limited to, the following:

●	the relevant experience in the management and operation of casual wear retail stores;

●	the ability to develop and operate a network of retail stores in its designated sales region;

●	the perceived ability to meet our sales targets;

●	the ability to maintain and enhance our brand image;
●	the suitability of its store location and size; and

●	overall creditworthiness.

We identify suitable distributors and enter into distributorship agreements, generally for a term of up to 12 months, renewable on a year to year basis upon the distributor meeting certain criteria. We set guidelines for our distributors in respect of the location, store layout and product display of their POS. We allow our distributors to use authorized third-party retail store operators to operate their POS. Distributors must obtain our prior written approval before appointing such retail store operators. We have contractual relationships only with our distributors and not with each POS. We require our distributors to implement, monitor, comply with and enforce our retail store guidelines on their POS. Except for the provision of advertising subsidies upon satisfying sales goals, we do not make any payment, give other sales incentives, or pay any fee to our distributors. Our distributors do not pay us any fee other than for their purchase of our products.

We generally assist our distributors with transferring or exchanging their unsold inventories with our other distributors in order to reduce their inventory levels, and at the end of each season, we may also allow our distributors to sell their remaining inventories at discounted pricing. As a result, we have historically had minimal returns from our distributors.

Our Sales and Marketing

The strength of the VLOV brand, as currently represented by our purple, black and white labels, is not only attributable to our ability to design and produce trendy and high quality apparel; it is also largely dependent on the skill of our sales and marketing team to promote our products to our target consumers.  We currently have 54 sales and marketing staff.  Our sales and marketing director is in charge of four departments: sales, marketing, strategic planning and logistics.

We actively market our brand.  Our print advertisements appear in local newspapers and fashion magazines, outdoor venues such as mass transit stations, exterior bus panels and billboards, and indoor venues such as in-mall kiosks. We run television and radio advertisements, and look to promote our brand through product placement in film and television and sporting events targeted at our customer demographic profile. We also have sales and marketing guidelines for all our distributors to follow at their POS. These guidelines include pricing and sale procedures, product and window display requirements and customer service standards.

Our advertising expenses were approximately $5,698,000 and $ 5,755,000 for 2010 and 2011 , respectively, representing 46% and 26 % of our operating costs for these periods, respectively.

We are always promoting our brand to new distributors to expand our distribution network. Management believes we can continue to benefit from our solid reputation for providing high quality goods in the markets where we have a presence, which provides us further opportunities to work with potentially desirable distributors. Our marketing strategy aims to attract distributors with the strongest branding experience within the strongest markets in order to effectively promote our brand. Referrals from existing distributors have been and continue to be a fruitful source of distributor candidates.

Our Suppliers and Manufacturers

Since the third quarter of 2010, as a part of our overall sourcing strategy , we have been outsourcing all of our manufacturing to independent third-party O.E.M. manufacturers which supply their own raw materials , and disposed all of our manufacturing-related assets in the first quarter of 2011.   See “Transfer of Business Operations to China Dong Rong.”  We believe that outsourcing allows us to maximize production flexibility while managing capital expenditures and costs of maintaining what would otherwise be a massive workforce.

Our outsourcing varies seasonally depending upon such factors as current factory capacity and customer demand.  We currently work with  26 manufacturers.  We do not execute agreements with them since there are many well-qualified clothing manufacturers to choose from and any of them can be readily replaced.  However, we have established good working relationships with all of the manufacturers that we work with and do not expect to replace any of them.  Prior to entering into a relationship with a manufacturer, we review and assess their product quality thoroughly.  We generally agree to pay our manufacturers within 30-60 days after dispatching finished goods to our distributors and/or to our warehouse .  We typically place orders with our manufacturers when we receive orders from our distributors or when directed by our sales department for the stores that we operate.

We select raw materials (including fabric, fasteners, thread, buttons, labels and related materials) directly from local fabric and accessory suppliers and identify imported specialty fabrics for the manufacturing of our products.  Our manufacturers purchase these raw materials from these suppliers according to our manufacturing and design specifications.   We do not execute agreements with the suppliers as they enter into agreements with the manufacturer.

For the year ended December 31, 2011, one manufacturer accounted for 14.48% of our total purchases while another accounted for 10.80% of our total purchases.  No other manufacturer accounted for more than 10% of our total purchases.  To date, we have not experienced any significant difficulty in sourcing raw materials for our manufacturers to purchase and manufacturers to create our products according to our specifications.

Production and Quality Control

We are committed to designing and manufacturing high quality garments.  We have implemented strict quality control and craft discipline systems to ensure that our products meet certain quality and safety standards, which include:

●	evaluate customers to make sure we produce middle to high-end products only;

●	evaluate suppliers to make sure the raw materials could meet our standards;

●	inspect the manufacturing process and fabric quality by our trained employees;

●	run routine checks on the fabrics for flammability, durability, chemical content, static properties, color retention and various other properties in our advanced testing center; and

●	audit the final products before products are delivered.

We require our O.E.M. manufacturers to comply with our manufacturing standards and specifications, and do not allow them to sub-contract our production orders without our prior written consent.  We are actively involved throughout the entire manufacturing process: we inspect prototypes of each product prior to initial cutting, routinely perform continuous on-site inspections, subject finished products to ensure that they meet our rigorous quality standards and our specifications, and conduct a final inspection of finished products prior to shipment to ensure that they meet our high standards.  Our policies and arrangements allow us to return defective products back to the relevant manufacturers.

In addition, we work closely with our distributors so that they understand our testing and inspection process.  Due to our strict quality control and testing process, we have not undergone any product or merchandise recalls, and we generally do not receive any significant requests by our distributors to return finished goods. Product returns have not resulted in material operating expenses historically.

Logistics and Inventory

O.E.M. manufacturers, unlike sub-contractors, ship finished products directly to our distributors and/or to our warehouse after final quality inspection.

Competition

The fashion apparel industry is quite competitive in China, including brand names and companies of all sizes, both within China and elsewhere in the world, many of which have greater financial and manufacturing resources than us.  Nevertheless, we have been in the high fashion apparel business since 2004 and believe that we have earned a reputation for producing high fashion and high quality products and at competitive prices, with excellent customer service.

We believe that our chief competitive strength is our in-depth and thorough understanding of our targeted customer groups in China. Our CEO now leads our design team.   Mr. Wu has been named China Fashion Week’s ‘Top Ten Fashion Designer Award’ for two consecutive years.  VLOV was also the only Chinese designer to participate in the Spring/Summer 2012 Mercedes-Benz New York Fashion Week .  Under Mr. Wu’s leadership, and with inputs from our distributors, our design team formulates new design concepts by analyzing information on global and local fashion trends and market research.   We create prototypes that are initially reviewed by our distributors and marketing team for input and further refined based on evaluations carried out by marketing personnel before showcasing the final designs at our sales fairs.

Currently, there are several companies in China that we consider to be direct competitors.  Some of our local competitors include Zuoan and Cabbeen.  International brands such as Hugo Boss and Jack Jones are also competing in the same space as us.

Intellectual Properties and Licenses

We presently have 19 trademarks under China Dong Rong that are registered with the Trademark Office of the State Administration of Industry and Commerce of the PRC (the “PRC Trademark Office”). These trademarks are issued for a period of 10 years.

Additionally, we have trademark license contracts with our CEO , pursuant to which he has irrevocably and perpetually granted us, for no consideration, the right to use four trademarks currently registered in his name with the PRC Trademark Office. To date, we have not used these trademarks.

Our trademark and other intellectual property rights are important to our success and competitive position.  We take all necessary precautions to protect our intellectual property.  Aside from registering our trademarks with the PRC Trademark Office to protect our intellectual property, our marketing team also diligently conducts market research and patrols our POS stores and other marketplaces to ensure that our intellectual property are not being violated.  In the event of any infringement upon our intellectual property rights, we will pursue all available legal rights and remedies.

Governmental Regulations

Fabric Safety

We are required to comply with regulations governing fabric safety on the national, provincial and local levels.  Since discontinuing our manufacturing activities in the third quarter of 2010 , we have been carrying out quality assurance from our Xiamen headquarters.  Staff members routinely inspect the facilities of our O.E.M. manufacturers to verify certain characteristics of the materials being used for our products, including flammability, durability, chemical content, static properties and color retention.   In addition, we work closely with our distributors to ensure the quality and safety of our products.

Enterprise Taxation

Pursuant to the PRC Enterprise Income Tax Law (the “New Tax Law”) passed by the Tenth National People's Congress on 16 March 2007, the new PRC income tax rates for domestic and foreign enterprises are unified at 25% effective January 1, 2008. The enactment of the New Tax Law is not expected to have any significant financial effect on the amounts accrued in the balance sheet in respect of taxation payable and deferred taxation.

Value Added Tax

The Provisional Regulations of the People’s Republic of China Concerning Value Added Tax promulgated by the State Council came into effect on January 1, 1994, and was amended effective January 1, 2009.  Under these regulations, as amended, and the Implementing Rules of the Provisional Regulations of the People’s Republic of China Concerning Value Added Tax, value added tax is imposed on goods sold in or imported into the PRC and on processing, repair and replacement services provided within the PRC.

Value added tax payable in the PRC is charged on an aggregated basis at a rate of 13 or 17% (depending on the type of goods involved) on the full price collected for the goods sold or, in the case of taxable services provided, at a rate of 17% on the charges for the taxable services provided but excluding, in respect of both goods and services, any amount paid in respect of value added tax included in the price or charges, and less any deductible value added tax already paid by the taxpayer on purchases of goods and service in the same financial year.

Environmental Protection Regulations

In accordance with the Environmental Protection Law of the PRC adopted by the Standing Committee of the NPC on 26th December, 1989, the bureau of environmental protection of the State Council sets the national guidelines for the discharge of pollutants.  The provincial and municipal governments of provinces, autonomous regions and municipalities may also set their own guidelines for the discharge of pollutants within their own provinces or districts in the event that the national guidelines are inadequate.

A company or enterprise which causes environmental pollution and discharges other polluting materials which endanger the public is required to implement environmental protection methods and procedures into its business operations.  This may be achieved by setting up a system of accountability within the company’s business structure for environmental protection; adopting effective procedures to prevent environmental hazards such as waste gases, water and residues, dust powder, radioactive materials and noise arising from production, construction and other activities from polluting and endangering the environment. The environmental protection system and procedures should be implemented simultaneously with the commencement of and during the operation of construction, production and other activities undertaken by the company.  Any company or enterprise which discharges environmental pollutants should report and register such discharge with relevant bureaus of environmental protection and pay any fines imposed for the discharge.  A fee may also be imposed on the company for the cost of any work required to restore the environment to its original state.  Companies which have caused severe pollution to the environment are required to restore the environment or remedy the effects of the pollution within a prescribed time limit.

If a company fails to report and/or register the environmental pollution caused by it, it will receive a warning or be penalized. Companies which fail to restore the environment or remedy the effects of the pollution within the prescribed time will be penalized or have their business licenses terminated.  Companies or enterprises which have polluted and endangered the environment must bear the responsibility for remedying the danger and effects of the pollution, as well as to compensate any losses or damages suffered as a result of such environmental pollution.

Based on the present nature of our operations, we do not believe that environmental laws and the cost of compliance with those laws have or will have a material impact on us or our operations.

Foreign Exchange Controls

Pursuant to the Foreign Currency Administration Rules promulgated in 1996, as amended and various regulations issued by the State Administration of Foreign Exchange (“SAFE”), and other relevant PRC government authorities, RMB is convertible without prior approval from SAFE only to the extent of current account items, such as trade-related receipts and payments, interest and dividends and after complying with certain procedural requirements.  Capital account items, such as direct equity investments, loans and repatriation of investments, require the prior approval from the SAFE or its local counterpart for conversion of RMB into a foreign currency, such as U.S. dollars, and remittance of the foreign currency outside the PRC.

Payments for transactions that take place within the PRC must be made in RMB. Foreign-invested enterprises may retain foreign exchange in accounts with designated foreign exchange banks subject to limitations set by the SAFE or its local counterpart.  Unless otherwise approved, domestic enterprises must convert all of their foreign currency receipts into RMB.

Pursuant to the SAFE’s Notice on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Corporate Financing and Roundtrip Investment Through Offshore Special Purpose Vehicles, or Circular No. 75, issued on October 21, 2005, (i) a PRC citizen residing in the PRC, or PRC resident, shall register with the local branch of the SAFE before it establishes or controls an overseas special purpose vehicle, or overseas SPV, for the purpose of overseas equity financing (including convertible debts financing); (ii) when a PRC resident contributes the assets of or its equity interests in a domestic enterprise into an overseas SPV, or engages in overseas financing after contributing assets or equity interests to an overseas SPV, such PRC resident shall register his or her interest in the overseas SPV and the change thereof with the local branch of the SAFE; and (iii) when the overseas SPV undergoes a material event outside of China, such as change in share capital or merger and acquisition, the PRC resident shall, within 30 days from the occurrence of such event, register such change with the local branch of the SAFE.  On May 29, 2007, the SAFE issued relevant guidance to its local branches for the implementation of Circular No. 75.  This guidance standardizes more specific and stringent supervision on the registration requirement relating to Circular No. 75 and further requires PRC residents holding any equity interests or options in SPVs to register with the SAFE. Failure to comply with such registration requirement may result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

Although our CEO who is also our principal shareholder, resides in the PRC, he is a foreign national.  As such, he has not registered with the local branch of the SAFE under Circular No. 75. See “ Risk Factors – Risks Related to Our Corporate Structure – Our principal shareholder may be subject to registration requirement under current regulations relating to offshore investment activities by PRC residents, the non-compliance of which may subject us to fines and sanctions that could adversely affect our business .”

Seasonality

Chinese consumers’ spending behaviors are typically stable year to year; they are typically affected by seasonal shopping patterns within the year.  Sales are particularly higher before the Chinese New Year holiday in early spring, the Labor Day holiday in early May, the summer months and the National Day holiday in early October.

We have typically experienced seasonal fluctuations in sales volume due to the seasonal fluctuations experienced by the majority of our customers.  These seasonal fluctuations typically result in sales increases in the first and second quarters and sales decreases in the third and fourth quarters of each year.  The mix of product sales may vary considerably from time to time as a result of changes in seasonal and geographic demand for particular types of casual wear and accessories.  In addition, unexpected and abnormal changes in climate may affect sales of our products that are timed for release during a particular season.

Fluctuations in our sales may also result from a number of other factors including:

●	the timing of our competitors’ launch of new products;

●	consumer acceptance of our new and existing products;

●	changes in the overall clothing industry growth rates;

●	economic and demographic conditions that affect consumer spending and retail sales;

●	the mix of products ordered by our distributors;

●	the timing of the placement and delivery of distributor orders; and

●	variation in the expenditure necessary to support our business.

As a result, we believe that comparisons of our operating results between any interim periods may not be meaningful and that these comparisons may not be an accurate indicator of our future performance.

Employees

The following table sets forth the number of our employees for each of our areas of operations and as a percentage of our total workforce as of December 31, 2011 :

	Number of Employees	% of Employees
Sales & marketing and quality assurance	54	28.4%
Purchasing	3	1.6%
Finance	11	5.8%
Management & administration	15	7.9%
Research & development	17	8.9%
Company stores	90	47.4%

TOTAL	190	100.0%

We believe we are in full compliance with Chinese labor laws and regulations and are committed to providing safe and comfortable working conditions for our employees.

Labor Costs. Because garment manufacturing is a labor-intensive business, we outsource all of our manufacturing to O.E.M . manufacturers.  We rely on in-house skilled labor and talents to design, develop and sell our products.   Generally, we offer one to three months of training to new workers to better understand our brands and improve their relevant skills during the training period.  Management expects that our access to reasonably priced and competent labor will continue into the foreseeable future.

Working Conditions and Employee Benefits.  We believe in the importance of maintaining our social responsibilities, and we are committed to providing employees with a safe, clean, comfortable working environment. Our employees also are entitled to time off during public holidays. In addition, we frequently monitor contract manufacturers’ working conditions to ensure their compliance with related labor laws and regulations. We believe we are in full compliance with our obligations to provide pension benefits to our workers, as mandated by the PRC government.  We strictly comply with the Chinese labor laws and regulations, and offer reasonable wages, life insurance and medical insurance to our workers.

Compliance with Environmental Laws

Based on the present nature of our operations, we do not believe that environmental laws and the cost of compliance with those laws have or will have a material impact on us or our operations.

Principal Executive Office

Our principal executive office is located at 11F, No . 157 Taidong Road, Xiamen Guanyin Shan International Business Center , Siming District, Xiamen City , Fujian Province 361008 , China.  Our main telephone number is +86-0592-2345999 and fax number is +86-0592-2345777.

DESCRIPTION OF PROPERTY

We are headquartered in, and operate from, Fujian Province, China. Our current operating facilities are as follows:

Location	Principal Activities	Area (sq. meters)	Lease Expiration Date
11F., No . 157 Taidong Road, Xiamen Guanyin Shan International Business Center , Siming District, Xiamen City , Fujian Province 361008 , PRC	Design, marketing, sales and purchasing	1,376	October 8, 2012

Shuangli Industrial Park, Xian hov, Huli District, Xiamen City, Fujian Province, PRC	Warehousing	1,570	February 29, 2013

Various locations (1)	Retail stores	Range between 46 to 296	Various

(1)
As of April 27, 2012, we have entered into 20 operating leases for the retail stores that we currently operate.  See Note 20 of the footnotes to our audited financial statements included elsewhere in this report.

Our total rental expense was $71,000 and $ 74,000 for 2010 and 2011 respectively.  We believe that our operating facilities are all well maintained and in good operating condition, and are sufficient for our current business operations.

SUMMARY FINANCIAL DATA

The summary financial data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus.  We derived the financial data as of and for the years ended December 31, 2011 and 2010 , from our audited financial statements included in this prospectus.  The historical results are not necessarily indicative of the results to be expected for any future period. All monetary amounts are expressed in U.S. dollars and, except per share data, are in thousands.

	Year Ended December 31,
	2010	2011

Income Statement Data:
Net Sales	$73,834	$88,826
Cost of Sales	43,863	50,064
Gross Profit	29,971	38,762
Total Operating Expenses	12,624	21,085
Operating Income	17,347	17,677
Total Other Income (Expense)	2,365	706
Income Before Income Taxes	19,712	18,383
Income Tax Provision	4,726	4,455
Net Income	$14,986	$13,928

Net income attributable to common shareholders	13,414	13,478
Net income attributable to preferred shareholders	1,572	450
Net income	14,986	13,928

Earnings per share:
Basic- common	$1.93	$1.81
Diluted	$1.93	$1.79
Weighted average shares outstanding:
Basic	6,974,492	7,461,296
Diluted	7,792,063	7,802,690

	As of December 31,
	2010	2011
Balance Sheet Data:
Cash and Cash Equivalents	$12,013	$14,725
Total Assets	$43,033	$63,821
Total Liabilities	$9,040	$14,031
Total Shareholders’ Equity	$33,993	$49,790

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition for the fiscal years ended December 31, 2011 and 2010 should be read in conjunction with our financial statements and the notes to those financial statements that are included elsewhere in this prospectus.   Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the “Risk Factors,” “Cautionary Notice Regarding Forward-Looking Statements” and “ Description of Business” sections and elsewhere in this prospectus.   We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” “predict,” and similar expressions to identify forward-looking statements.  Although we believe the expectations expressed in these forward-looking statements are based on reasonable assumptions within the bounds of our knowledge of our business, our actual results could differ materially from those discussed in these statements.  Factors that could contribute to such differences include, but are not limited to, those discussed in the “Risk Factors” section of this prospectus.   We undertake no obligation to update publicly any forward-looking statements for any reason even if new information becomes available or other events occur in the future.

Overview

We design and distribute men’s apparel and related products targeted at 20-45 years old Chinese men under the “V·LOV” brand.  We currently carry three product lines represented by different label colors: (1) the purple label for business; (2) the black label for business casual; and (3) the white label for casual.

We primarily sell our products to our independent distributors, each of whom is granted rights to market and sell our products in a defined market or territory.  Our distributors sell our products at points of sales, or POS, that they establish within their territories and operate either directly or through third-party retail operators , including counters, concessions, store-in-stores and stand-alone stores.   To better showcase our brand, however, we acquired the retail network of our Fujian distributor in June 2011 to operate the stores on our own.  As of December 31, 2011, our products were sold at 20 POS we operate directly and 393 POS operated by our distributors.

We maintain and exercise control over advertising and marketing activities from our headquarters in Fujian, where we set the tone for integrity, consistency and direction of the VLOV brand image throughout China.   Additionally, we set guidelines for our distributors as to how our products are to be advertised and displayed.

Our goal is to provide stylish, fashion-forward clothing, to our target customer.   We pride ourselves on our brand image and our ability to convey a successful and exclusive lifestyle brand.  Given our significantly increased marketing efforts in the past year, our distributors have shifted their POS from counters and concessions to stand-alone store and store-in-store locations .  Ultimately, our goal is for our distributors to move towards operating stand-alone stores and store-in -stores as we believe that this will further enhance our brand value amongst our target consumer base.

All our manufacturing activities are carried out by third-party manufacturers.  After we design and create samples, they are presented to our distributors at our biannual previews for their selection and purchase based on what they believe will sell most effectively in their POS.  After our distributors place their purchase orders with us, the manufacturers make and deliver the products to our distributors.

During 2010, all of our business operations were carried out by Yinglin Jinduren, which we control through contractual arrangements between Yinglin Jinduren and our wholly-owned subsidiary HK Dong Rong.  Since January 1, 2011, we have been transferring all of our business operations, comprising of trademarks , design, marketing, sales and purchasing activities , to our wholly-owned subsidiary China Dong Rong.   Transfers of all sales contracts and design, marketing, sales and purchasing-related assets were completed in the first quarter of 2011, and all of our business activities are currently conducted by China Dong Rong.

As Yinglin Jinduren has not conducted any operations since early 2011, we plan to make Yinglin Jinduren’s annual filing for 2011 with the SAIC in the first half of 2012.  Once the SAIC has no comment on our filing, we will proceed to dissolve Yinglin Jinduren and exit from the contractual arrangements with Yinglin Jinduren.  Until then, we will continue operate our business through China Dong Rong (as we currently do) while continuing to control Yinglin Jinduren through the contractual arrangements.

Critical Accounting Policies

Our management’s discussion and analysis of our financial condition and results of operations are based on our audited consolidated financial statements included with this prospectus that have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported net sales and expenses during the reporting periods.  On an ongoing basis, we evaluate our estimates and assumptions.  We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.

Our significant accounting policies are described in Note 1 to our audited consolidated financial statements.  Our critical accounting policies are those where we have made the most difficult, subjective or complex judgments in making estimates, and/or where these estimates can significantly impact our financial results under different assumptions and conditions.  Our critical accounting policies are:

Basis of presentation and consolidation

As discussed above and in Note 1 to our consolidated financial statements accompanying this prospectus, we transferred our operations from Yinglin Jinduren to China Dong Rong during the first quarter of 2011.  Previously, our operations were conducted by Yinglin Jinduren , in which the equity interests are held by our CEO and his brother.  Through contractual arrangements, we control the daily operations of Yinglin Jinduren, as well as all matters requiring shareholder approval.  We received a fee equal to Yinglin Jinduren’s net income and, in the event it were to incur losses, would be expected to absorb those losses through our inability to collect the accumulated net income due to us.  As a result, we are considered to be the primary beneficiary of Yinglin Jinduren’s operations and accordingly consolidated its assets, liabilities and results of operations in our consolidated financial statements.   All of our operations are now conducted by China Dong Rong.

Revenue Recognition

Sales of goods - distributors

All of our products are manufactured on our behalf by third parties, based on orders for our products received from our retails stores and from our distributors (our customers).  We are responsible for product design, product specification, pricing to the customer, the choice of third party manufacturer, product quality and credit risk associated with the customer receivable.  As such, we act as a principal, not as an agent, and records revenues on a gross basis.

We recognize revenue when (a) the price to the customer is fixed or determinable, (b) persuasive evidence of an arrangement exists, (c) delivery has occurred and (d) collectability of the resulting receivable is reasonably assured.  Revenue from the sales of goods is recognized on the transfer of significant risks and rewards of ownership, which generally coincides with the time when the goods are delivered and title has passed to the customer.  Revenue excludes value-added tax and is stated after deduction of trade discounts and allowances.

Sales of goods - retail

In July 2011, we began operating retail stores selling our products.  Revenue from retail sales is recognized at each point of sale.  During the year ended December 31, 2011, such sales were less than 5% of our total revenue.

Our retail revenue is net of value-added tax (“VAT”) collected on behalf of PRC tax authorities in respect of the sale of merchandise.  VAT collected from customers, net of VAT paid for purchases, is recorded as a liability in the accompanying consolidated balance sheets until it is paid to the relevant PRC tax authorities.

Retail sales returns within seven days of purchase are accepted only for quality reasons.  We have not yet had the experience to estimate and provide for such returns at the time of sale, and returns have been minimal to date.

Accounts receivable

Accounts receivable, which are unsecured, are stated at the amount we expect to collect.  We continuously monitor collections and payments from our customers (our distributors) and maintain a provision for estimated credit losses based upon historical experience and any specific customer collection issues that have been identified.  Historically, our credit losses have not been significant and within our expectations.   However , we cannot guarantee that we will continue to experience the same credit loss rates that have been experienced in the past.

Our accounts receivable aging was as follows for the periods below (amounts in thousands):

From Date of Invoice to Customer:	December 31, 2010	December 31, 2011
0-30 days	$10,158	$15.968
31-60 days	11,028	10,531
61-90 days	-	8,421
91-120 days	-	1,313
121 days and above	-	-
Allowance for doubtful accounts	-	-
Total accounts receivable	$21,186	$36,233

On average, we collect our receivables within 90 days.  Our ability to collect is attributed to the steps that we take prior to extending credit to our distributors as discussed above.  If we are having difficulty collecting from a distributor, we take the following steps: cease existing shipments to the distributor, visit the distributor to request payment on past due invoice, and if necessary, take legal recourse.  If all of these steps are unsuccessful, management would then determine whether or not the receivable should be reserved or written off.  Of the $36,267 thousand in receivables as of December 31, 2011, $28,155 thousand was collected as of March 20, 2012.

Other receivables were  nil and $36 thousand as of December 31, 2011 and 2010 , respectively.

Income Taxes

We are subject to income taxes, primarily in the PRC.  We believe we have adequately provided for all taxes due but amounts asserted by tax authorities could be greater or less than the amounts we have accrued.  We are not aware of any PRC corporate income tax matters through December 31, 2011 and do not anticipate adjustments as a result of any tax audits within the next twelve months.

Derivative instruments

In connection with the sale of debt or equity instruments, we may sell warrants to purchase our common stock.  In certain circumstances, these warrants may be classified as derivative liabilities, rather than as equity.  Additionally, the debt or equity instruments may contain embedded derivative instruments, such as conversion options, which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative instrument liability.

The identification of, and accounting for, derivative instruments is complex.  Our derivative instrument liabilities are re-valued at the end of each reporting period, with changes in the fair value of the derivative liability recorded as charges or credits to income in the period in which the changes occur.  At December 31, 2011 , the warrants that we issued in 2009 in connection with sales of our series A convertible preferred stock and our common stock are accounted for as derivative instrument liabilities.  We determine the fair value of these instruments using a binomial option pricing model.  That model requires the use of a number of assumptions, including our expected dividend yield and the expected volatility of our common stock price over the life of the instruments.  Because of the limited trading history for our common stock, we have estimated the future volatility of our common stock price based on the historical experience of other entities considered comparable to us.  The identification of, and accounting for, derivative instruments and the assumptions used to value them can significantly affect our financial statements.

Foreign Currency Translation

Our functional currency is the PRC’s currency, Renminbi (“RMB”) and translated from RMB into U.S. Dollars (“$”).  Accordingly, all assets and liabilities are translated at the exchange rates prevailing at the balance sheet dates, all income and expenditure items are translated at the average rates for each of the periods and equity accounts, except for retained earnings, are translated at the rate at the transaction date.  Retained earnings reflect the cumulative net income (loss) translated at the average rates for the respective periods since inception, less dividends translated at the rate at the transaction date.

RMB is not a fully convertible currency.  All foreign exchange transactions involving RMB must take place either through the People's Bank of China (the “PBOC”) or other institutions authorized to buy and sell foreign exchange.  The exchange rates adopted for the foreign exchange transactions are the rates of exchange quoted by the PBOC, which are determined largely by supply and demand.  The rates of exchange quoted by the PBOC on December 31, 2011 and December 31, 2010 were $1.00 to RMB 6.36 and RMB 6.59, respectively.  The average translation rates of $1.00 to RMB 6.46 and RMB 6.76 were applied to the income statement accounts for the years ended December 31, 2011 and 2010, respectively.

Translation adjustments are recorded as other comprehensive income in the consolidated statement of stockholders equity and comprehensive income and as a separate component of stockholders equity.

Commencing from July 21, 2005, China adopted a managed floating exchange rate regime based on market demand and supply with reference to a basket of currencies.  Since then, the PBOC administers and regulates the exchange rate of $ against RMB taking into account the demand and supply of RMB, as well as domestic and foreign economic and financial conditions.

Results of Operations

	Year Ended December 31,
	2011		2010
	(Amounts in thousands, in U.S. Dollars, except for percentages)
Net Sales	$88,826	100.00%	$73,834	100.00%
Gross Profit	$38,762	43.64%	$29,971	40.59%
Operating Expenses	$21,085	23.74%	$12,624	17.01%
Income From Operations	$17,677	19.90%	$17,347	23.49%
Other (Expenses) / Income	$706	(0.79)%	$2,365	3.20%
Income Tax Expense	$4,455	5.02%	$4,726	6.40%
Net Income	$13,928	15.67%	$14,986	20.30%

Net Sales (amounts in thousands, in U.S. Dollars, except for percentages)

Net sales were $ 88,826 for the year ended December 31, 2011 compared with $ 73,834 for 2010 , an increase of $ 14,992 or 20.31%.  Net sales for the years ended December 31, 2011 and 2010 were primarily generated from the sales of our apparel products to our distributors, who retailed them at their POS throughout northern, central and southern China.  The increase in our net sales during the year ended December 31, 2011 was primarily attributable to increased sales by our Zhejiang, Beijing and Liaoning distributors as well as sales from the stores that we began to operate in the second half of 2011 after acquiring them from our Fujian distributor .

We have continued to upscale our product offerings to our distributors and have been working with our distributors to sell our products primarily via stand-alone stores and store-in-stores rather than through counters and concessions which we believe strengthens our brand with consumers. We own and operate one flagship store in Xiamen and in January 2012 our distributors opened flagship stores in Beijing and Shenyang. Additionally, we have significantly increased our advertising expense as well as our presence at international fashion shows including the Mercedes-Benz New York Fashion Week in September 2011 and the Beijing Fashion Week in November 2011.  We believe that this increased expenditure towards our brand has been the primary drive of our increased revenues.

The following table sets forth the geographical breakdown of our total sales revenue for the periods indicated:

	Years Ended December 31,
	2011		2010
	(Amounts in thousands, in U.S. Dollars, except for percentages)
	$	% of total sales revenue	$	% of total sales revenue	Growth (Decline) in 2011 compared with 2010
Beijing	$8,072	9.09%	$3,749	5.08%	115.31%
Zhejiang	$16,330	18.38%	$11,928	16.16%	36.90%
Shandong	$9,757	10.98%	$9,174	12.43%	6.35%
Jiangxi	$6,789	7.64%	$6,327	8.57%	7.30%
Yunnan	$6,242	7.03%	$5,991	8.11%	4.19%
Shanxi	$3,927	4.42%	$5,153	6.98%	(23.79)%
Liaoning	$9,941	11.19%	$6,549	8.87%	51.79%
Hubei	$10,054	11.32%	$9,592	12.99%	4.82%
Henan	$3,741	4.21%	$4,922	6.67%	(23.99)%
Guangxi	$5,185	5.84%	$4,982	6.75%	4.07%
Sichuan	$3,036	3.42%	$2,745	3.72%	10.60%
Fujian (prior distributor)	$2,423	2.73%	$2,722	3.69%	(10.98)%
Fujian (Company owned)	$3,329	3.75%	$0	0%	N/A %
Total Net Sales	$88,826	100.00%	$73,834	100.00%	20.31%

Cost of Sales and Gross Profit Margin (amounts in thousands, in U.S. Dollars, except for percentages)

The following table sets forth the components of our cost of sales and gross profit both in absolute amount and as a percentage of total net sales.

	Years Ended December 31,
	2011		2010
	Amount	% of net sales	Amount	% of net sales
Total Net Sales	$88,826	100.00%	$73,834	100.00%
O.E.M. Finished Goods Cost	$50,064	56.36%	$42,359	57.37%
Raw Materials	$-	-%	$1,109	1.50%
Labor	$-	-%	$279	0.38%
Overhead and Other Expenses	$-	-%	$116	0.16%
Total Cost of Sales	$50,064	56.36%	$43,863	59.41%
Gross Profit	$38,762	43.64%	$29,971	40.59%

All of our products are manufactured by third parties, based on orders for our products that we receive from our retail stores and from our distributors.  Historically, we have outsourced to two types of manufacturers: (1) sub-contractors, which require us to provide them with the raw materials for our products, and (2) O.E.M. manufacturers,  that supply their own raw materials.  Beginning in 2009, we have shifted almost all of our outsourcing entirely to O.E.M. manufacturers.   We did not use sub- contractors for manufacturing during the year ended December 31, 2011 and such type of manufacturing accounted for less than 5% of net sales for the year ended December 31, 2010.

Total cost of sales for the year ended December 31, 2011 was $ 50,064 , an increase of 18.19% from $43,863 for 2010, primarily due to increased sales.  Our cost of sales as a percentage of net sales decreased to 56.36% of total net sales for 2011 from 59.41% of total net sales for 2010. Consequently, gross margin as a percentage of net sales increased to 43.64% for 2011 from 40.59% for 2010.  Our gross margin primarily increased due to higher average selling prices of our menswear.

The following table sets forth our total net sales, cost of sales, gross profit and gross margin of the geographic market segments for the periods indicated.

	Years Ended December 31,
	2011				2010
		Cost of	Gross	Gross		Cost of	Gross	Gross
	Net Sales	sales	profit	margin	Net Sales	sales	profit	margin
	(Amounts in thousands, in U.S. Dollars, except for percentages)
Beijing	$8,072	$4,673	$3,399	42.11%	$3,749	$2,216	$1,533	40.89%
Zhejiang	$16,330	$9,252	$7,078	43.34%	$11,928	$7,024	$4,904	41.11%
Shandong	$9,757	$5,605	$4,152	42.55%	$9,174	$5,419	$3,755	40.93%
Jiangxi	$6,789	$3,951	$2,838	41.80%	$6,327	$3,723	$2,604	41.16%
Yunnan	$6,242	$3,616	$2,626	42.07%	$5,991	$3,530	$2,461	41.08%
Shanxi	$3,927	$2,310	$1,617	41.18%	$5,153	$3,036	$2,117	41.08%
Liaoning	$9,941	$5,495	$4,446	44.72%	$6,549	$3,864	$2,685	41.00%
Hubei	$10,054	$5,774	$4,280	42.57%	$9,592	$5,653	$3,939	41.07%
Henan	$3,741	$2,192	$1,549	41.41%	$4,922	$2,903	$2,019	41.02%
Guangxi	$5,185	$3,020	$2,165	41.76%	$4,982	$2,936	$2,046	41.07%
Sichuan	$3,036	$1,793	$1,243	40.94%	$2,745	$1,643	$1,102	40.15%
Fujian (prior distributor)	$2,423	$1,443	$980	40.45%	$2,722	$1,916	$806	29.61%
Fujian (Company owned)	$3,329	$940	$2,389	71.76%	$0	$0	$0	0%
Total	$88,826	$50,064	$38,762	43.64%	$73,834	$43,863	$29,971	40.59%

Selling, General and Administrative Expenses (amounts in thousands, in U.S. Dollars, except for percentages)

	Years Ended December 31,
	2011		2010
	$	% of Total Net Sales	$	% of Total Net Sales
	(Amounts in thousands, in U.S. Dollars, except for percentages)
Gross Profit	$38,762	43.64%	$29,971	40.59%
Operating Expenses:
Selling Expenses	15,619	17.59%	8,568	11.60%
General and Administrative Expenses	5,466	6.14%	4,056	5.49%
Total	21,085	23.74%	12,624	17.10%
Income from Operations	17,677	19.90%	17,347	23.49%

Selling expenses for the year ended December 31, 2011 increased by 82.29% to $15,619 as compared to 2010 .  The increase was mainly due to increased spending on advertising,  attending fashion events such as the Mercedes-Benz New York Fashion Week and operating our own store locations.  We expect that our selling expenses will continue to increase as we continue to expand the retail distribution network that we acquired from our Fujian distributor in the second quarter of 2011, our marketing efforts to support our existing distribution network and penetrate potential new markets in these regions as well as establish our brand amongst our target demographic, men aged 20-45.  We believe that our selling expenses will also increase as a percentage of total revenue and in absolute dollars.

General and administrative expenses increased by 34.76% from $4,056 for the year ended December 31, 2010 to $5,466 for 2011 .  The higher general and administrative expenses for the year ended December 31, 2011 resulted from the higher cost of operating a U.S. publicly traded company as well as increased research and development costs.  As we are now operating the retail network of our Fujian distributor that we acquired on June 30, 2011, as well as additional stores that we have opened, we expect our general and administrative expenses will also increase as a percentage of our net sales and in absolute dollars.

Change in Fair Value of Derivative Liability (amounts in thousands, in U.S. Dollars, except for percentages)

We issued common stock purchase warrants to the investors in our financings completed in October, November and December 2009.   These warrants are accounted for at fair value as derivative instruments and are marked-to-market each period, with changes in the fair value charged or credited to income each period and do not impact cash flow as these are non-cash charges and credits .  During the years ended December 31, 2011 and 2010, we recorded gains of $639 and $ 2,351, respectively.  In future periods, we may experience significant gains or losses, as the value of these warrants fluctuates in response to changes in our common stock price.

Interest Income (amounts in thousands, in U.S. Dollars, except for percentages)

Interest income for the year ended December 31, 2011 amounted to $75, compared to $ 81 for 2010.

Interest Expense (amounts in thousands, in U.S. Dollars, except for percentages)

Interest expense for the year ended December 31, 2011 amounted to $8, compared to $67 for 2010.

Income Tax Expenses (amounts in thousands, in U.S. Dollars, except for percentages)

For both 2011 and 2010, we were subject to income tax at a rate of 25%.  Income tax expense for 2011 and 2010 amounted to $ 4,455 and $ 4,726, respectively.  The decrease in income tax expense was a result of lower operating income as a result of increased selling expenses.

Liquidity and Capital Resources

Year ended December 31, 2011 and 2010 (amounts in thousands, in U.S. Dollars, except for percentages)

Net cash provided by operating activities in 2011 was $ 6,743 as compared with $ 1,204 in 2010 .  This increase of $ 5,539 was mainly attributable to increased accounts payable and depreciation and amortization expense.

Net cash used in investing activities was $ 4,830 in 2011 , compared with $ 3,029 used in investing activities in 2010 .  The $1,801 overall increase to net cash used in investing activities was a result of a purchase of a business that we completed on June 30, 2011 for $6,684 and the build-out of Company operated stores during 2011 of $2,301, partially offset by the maturity of a time deposit made in 2010 for $3,020 that was subsequently redeemed in 2011, and the sale of property, plant and equipment in 2011 resulting in proceeds of $1,193.

Net cash provided by financing activities was $ 382 in 2011 , compared with $2,415 in 2010 .  The decrease in net cash provided by financing activities was mainly due to a decrease in the advance made by our CEO.

As of December 31, 2011 , we had cash and cash equivalents of $ 14,725 , total current assets of $ 56,405 and current liabilities of $ 14,031.  Our cash balance as of April 10, 2012 was $23,592. Included in the total current liabilities of $14,031 as of December 31, 2011, is $987 of registration liquidated penalties in connection with our equity financings in the fourth quarter of 2009, which we plan to pay as soon as it is practicable to do so.

Contractual Obligations and Off-Balance Sheet Arrangements

Contractual Obligations

Company leases:

For our administrative purposes, we have certain fixed contractual obligations and commitments that include future estimated payments.  Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates.  We cannot provide certainty regarding the timing and amounts of payments.

Store leases:

On June 30, 2011, we acquired 13 store locations from a distributor, and have added seven more locations through December 31, 2011.  Of the leases for these 20 stores, seven require fixed rental payments.  The remaining 13 leases have rental payments based on store revenue with no minimum rental payment due, and are thus not included in the table below.  Rental expense for such leases is recorded as sales are made.

The following tables summarize our contractual obligations as of December 31, 2011 , and the effect that these obligations are expected to have on our liquidity and cash flows in future periods.

	Payments Due by Period
	Total	Less than 1 year	1 Year +
	(in thousands of dollars)
Contractual Obligations:

Total Indebtedness	$-	$-	$-

Operating Leases	796	407	389

Total Contractual Obligations:	$796	$407	$389

Operating lease amounts include minimum lease payments under our non-cancelable operating leases for office facilities, as well as limited computer and office equipment that we utilize under certain lease arrangements.

Off-Balance Sheet Arrangements

Under the operating agreement between our subsidiary HK Dong Rong and our variable interest entity Yinglin Jinduren, it was agreed that, if any guarantee for the performance of Yinglin Jinduren for any contract or loan was required, HK Dong Rong would agree to provide such guarantee. To date, no such guarantees have been provided. We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We do not use off-balance sheet derivative financial instruments to hedge or partially hedge interest rate exposure nor do we maintain any other off-balance sheet arrangements for the purpose of credit enhancement, hedging transactions, or other financial or investment purposes. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

LEGAL PROCEEDINGS

We are not currently involved in any material legal proceedings, and we are not aware of any material legal proceedings pending or threatened against us.  We are also not aware of any material legal proceedings involving any of our directors, officers, or affiliates or any owner of record or beneficially of more than 5% of any class of our voting securities.

MANAGEMENT

Our current directors and executive officers, their ages, their respective offices and positions, and their respective dates of election or appointment are as follows:

Name	Age	Position Held	Officer/Director since
Qingqing Wu	40	Chairman of the Board, President, Chief Executive Officer and Chief Operating Officer	February 23, 2009
Bennet P. Tchaikovsky	42	Chief Financial Officer	April 27, 2010
Jianwei Shen	55	Director	March 7, 2009
Yuzhen Wu	33	Director	March 7, 2009
Ying Zhang	34	Director	March 10, 2010
Jianhui Wang	41	Director	June 1, 2010

Business Experience Descriptions

Set forth below is a summary of our executive officers’ and directors’ business experience for the past 5 years.

Qingqing Wu graduated from Xiamen Jimei School of Light Industry in 1990 with a major in apparel design and received a Master of Business Administration degree from Tsing-Hua University in 2007.  Mr. Wu worked as a designer at Huacai Apparel Factory (“Huacai”) in Jinjiang County from August 1990 to August 1992.  Between September 1992 and September 1994, Mr. Wu served as the Director of Design and Assistant to General Manager at Shidali Apparel Co., Ltd. (“Shidali”) in Jinjiang City.  Neither Huacai nor Shidali is an affiliate of, or otherwise associated with, the Company.  In November 1994, Mr. Wu founded Yinglin Jinduren, our operating business segment, and is currently its Chairman, Executive Director, Chief Designer and majority equity owner.  Since November 2009, Mr. Wu has also served as the Standing Director of the First Committee of the Association of Fabric & Apparel in Jinjiang City, a local trade association.  Mr. Wu was chosen to serve as Chairman of our board of directors because of his extensive experience as founder, Chairman and Executive Director of our operating business segment and also because of his prior educational background and work experience as part of management and as a designer in other Chinese apparel businesses.

Bennet P. Tchaikovsky has been our Chief Financial Officer since April 2010 and has done so on a full time basis since September 28, 2011. Since August 2011, Mr. Tchaikovsky has served as a director for China Jo-Jo Drugstores, Inc. (“China Jo-Jo”).  China Jo-Jo is a U.S. public company (NASDAQ: CJJD) operating a chain of pharmacies in China. Mr. Tchaikovsky served as the part- time Chief Financial Officer of China Jo-Jo from September 2009 through August 1, 2011 . From May 2008 to April 16, 2010, Mr. Tchaikovsky served as the chief financial officer of Skystar Bio-Pharmaceutical Company (“Skystar”) which he performed on a part-time basis.  Skystar is a U.S. public company (NASDAQ: SKBI) that manufactures and distributes veterinary medicines and related products in China, and Mr. Tchaikovsky assisted the company primarily with preparing its financial statements and other financial reporting obligations.  From March 2008 through November 2009, Mr. Tchaikovsky was a director of Ever-Glory International Group (“Ever-Glory”), and served on the audit committee as chairman and on the compensation committee as a member.  Ever-Glory is a U.S. public company (AMEX: EVK) and apparel manufacturer based in China.  From December 2008 through November 2009, Mr. Tchaikovsky was a director of Sino Clean Energy, Inc. (“Sino Clean”), and served on the audit committee as chairman and on both the compensation and nominating committees as members.  Sino Clean is a U.S. public company (NASDAQ: SCEI) and manufactures a coal fuel substitute in China.  From July 2004 through October 2007, Mr. Tchaikovsky served as the chief financial officer of Innovative Card Technologies, Inc. (“ICT”), a U.S. public company and developer of “one-time-password” security solutions.  In such role, Mr. Tchaikovsky assisted the company primarily with preparing its financial statements and other financial reporting obligations. Mr. Tchaikovsky acted as a consultant to ICT from November 2007 until July 2008. None of the foregoing companies is related to or affiliated with us.  Mr. Tchaikovsky is a licensed Certified Public Accountant and an inactive member of the California State Bar.  He received a B.A. in Business Economics from the University of California at Santa Barbara, and a J.D. from Southwestern University School of Law.

Dr. Jianwei Shen holds a Doctorate of Economics and Management from China Agricultural University, a Doctorate of Philosophy from Hohenheim University in Germany, a Master Degree in Economics and Management from Beijing Agricultural University, and a Bachelor’s Degree in Agricultural Economics from Beijing Agricultural University.  Dr. Shen’s vast educational background in economics and management as well as his experience working with China-based companies, including companies that are  publicly traded outside of China, provided the basis for concluding that Dr. Shen should be chosen to serve as a member of the Company’s board of directors.  Since October 2006, Dr. Shen has been an independent director and a member of the Audit Committee of the China Essence Group Ltd., a food processing company listed on the Singapore Exchange (Main Board).  From January 2002 to January 2005, he served as a project manager for marketing at Fujian Fuma Foods Group Co., a distributor of finished food products, and he worked as a project manager for marketing at Beijing Dasbro Co. Ltd., a maker of potato chips, from November 1993 to December 2000.  None of these companies that Dr. Shen worked with is related to or affiliated with us.  Dr. Shen is also a member of the Specialist Advisors to the City of Jinjiang, Fujian, which advises the municipal government on policy issues, a position he has held since January 2006.  Dr. Shen also provides strategic corporate advisory services to Yinglin Jinduren.

Yuzhen Wu graduated from Huaqiao University in 1998 with a major in Business Management. Mr. Wu is a valued management member of Yinglin Jingduren, where he has worked since May 1998.  Mr. Wu was chosen to be a member of our board of directors because of his extensive work and management experience in the apparel industry that he has gained as a member of the management team of Yinglin Jinduren, our operating business segment, as described more fully below.   From June 1998 to August 2001, Mr. Wu worked as the workshop director supervising all aspects of our production workshop.  From September 2001 to October 2003, Mr. Wu worked as the production manager overseeing all production arrangements and process.  Mr. Wu served as the vice general manager between November 2003 and January 2006, supervising and managing our production, quality and inventory planning process, and as director of the general production management since February 2006, coordinating with O.E.M. manufacturers to ensure that their production volumes and quality meet with our requirements.

Ying (Teresa) Zhang presently serves as an independent consultant. Ms. Zhang from January 12, 2010 through December 28, 2010 served as the chief financial officer and a director of Cleantech Solutions International, Inc. (formerly China Wind Systems, Inc. collectively “Cleantech ”), a U.S. public company (NASDAQ: CLNT ) that manufactures wind power equipment in China.  Ms. Zhang was chosen to serve as a member of the board of directors because of her experience with Cleantech , as well as her extensive prior work experience and educational background in the accounting field.  Ms. Zhang was previously an auditing manager at GC Alliance HK CPA in Beijing from July 2005 until January 2010, where she provided auditing services to China-based companies.  From January 2003 through June 2005, Ms. Zhang served as a liaison officer for the Australian-Chinese Friendship Business Association, a trade organization, and from July 2000 to September 2002 she was an auditor at Ernst & Young in Beijing.  None of these companies that Ms. Zhang worked with is related to or affiliated with us. Ms. Zhang is a certified practicing accountant in Australia.  She received a bachelor’s degree in international accounting from Renmin University in China in 1996 and a master’s degree in accounting from Macquarie University in Australia in 2005.  Her accounting background and her experiences working with China-based companies both from the inside and as an outside auditor are valuable resources for us in structuring and managing our own internal control and financial reporting measures.

Jianhui Wang is currently the president of Zhongbang Investment Management Group, Inc., a China-based private investment firm, to which he was appointed in August 2008.  Mr. Wang’s experience as an executive officer at several China-based companies as well as his extensive educational background and experience in field of business management were key factors in determining that Mr. Wang should be a member of our board of directors. Prior to that position, from August 2004 to July 2008, Mr. Wang was the vice president and chief financial officer of China World Team Investment Holding Co., Ltd., which plans and promotes sports events and distributes sports drinks in China. Mr. Wang served as the president of Fujian Shishi Sea World Co., Ltd., which develops and produces marine life displays and marine science education programs, from August 2001 to July 2004, and as the vice president and vice chairman of the board of Fujian Dayu Tourism Development Co., Ltd., which develops and manages tourism sites, from June 1998 to July 2001.  From August 1996 to May 1998, Mr. Wang was the vice president of Longchuan (Fujian) Recreation Co., Ltd., which produces marine life displays and develops and manages tourism sites.  None of these companies that Mr. Wang worked with is related to or affiliated with us. Mr. Wang is also a senior economist and visiting professor at Guanghua School of Management at Peking University. Mr. Wang graduated with a Master of Business Administration from Xiamen University in 1995 and obtained his Bachelor of Management Science and Engineering from Wuhan Institute of Economy in 2009.  Mr. Wang’s know-how of managing China-based companies can help our board better evaluate the performance of our and Yinglin Jinduren’s management.

Family Relationships

There are no family relationships between or among any of our current directors or executive officers.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has, during the past ten years:

(a)
Had any petition under the federal bankruptcy laws or any state insolvency law filed by or against, or had a receiver, fiscal agent, or similar officer appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(b)	Been convicted in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(i)
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii)	Engaging in any type of business practice; or

(iii)	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(c)
Been the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(d)
Been the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending, or otherwise limiting for more than 60 days the right of such person to engage in any activity described in (i) above, or to be associated with persons engaged in any such activity;

(e)
Been found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, where the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated; or

(f)
Been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, where the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended, or vacated.

Board of Directors

Our board of directors is currently composed of five members, three or the majority of which, as discussed further below under our discussion regarding director independence, have been determined to be “independent” directors.  All members of our board of directors serve in this capacity until their terms expire or until their successors are duly elected and qualified. Our bylaws provide that the authorized number of directors will be not less than one and not more than thirteen.

Our board of directors formally established separate audit, nominating and compensation committees on March 10, 2010.

During 2011, our board of directors and its committees held the following number of meetings and took the following number of actions by unanimous written consent:

	Meetings	Unanimous written consents
Board of directors	0	1
Audit committee	0	0
Compensation committee	0	1
Nominating committee	0	0

Audit Committee

Our audit committee began operating in May 2010.  Three independent directors are currently appointed to the audit committee: Ms. Ying Zhang, Dr. Jianwei Shen and Mr. Jianhui Wang. Our board of directors has determined, based on information furnished by Ms. Zhang and other available information, that she meets the requirements of an “audit committee financial expert” as such term is defined in the rules promulgated under the Securities Act and the Exchange Act, and has accordingly designated her as such as well as chairperson of the committee.

The responsibilities of our audit committee include:

●meeting with our management periodically to consider the adequacy of our internal control over financial reporting and the objectivity of our financial reporting;

●appointing the independent registered public accounting firm, determining the compensation of the independent registered public accounting firm and pre-approving the engagement of the independent registered public accounting firm for audit and non-audit services;

●overseeing the independent registered public accounting firm, including reviewing independence and quality control procedures and experience and qualifications of audit personnel that are providing us audit services;

●meeting with the independent registered public accounting firm and reviewing the scope and significant findings of the audits performed by them, and meeting with management and internal financial personnel regarding these matters; and

●reviewing our financing plans, the adequacy and sufficiency of our financial and accounting controls, practices and procedures, the activities and recommendations of the auditors and our reporting policies and practices, and reporting recommendations to our full board of directors for approval.

Compensation Committee

Our compensation committee began operating in April 2010.  Three independent directors are currently appointed to the compensation committee: Ms. Ying Zhang, Dr. Jianwei Shen and Mr. Jianhui Wang. Dr. Shen is chairperson of the committee. Our compensation committee will oversee and, as appropriate, make recommendations to the board of directors regarding the annual salaries and other compensation of our executive officers and our employees, and other policies, and provide assistance and recommendations with respect to our compensation policies and practices.

Nominating Committee

Our nominating committee began operating in June 2010.  The three independent directors are currently appointed to the nominating committee: Ms. Ying Zhang, Dr. Jianwei Shen and Mr. Jianhui Wang. Ms. Zhang is chairperson of the committee. Our nominating committee will assist in the selection of director nominees, approves director nominations to be presented for stockholder approval at our annual general meeting and assist in filling any vacancies on our board of directors, and consider any nomination of director candidates validly made by stockholders.

Director Independence

Based upon information submitted by Ms. Ying Zhang, Dr. Jianwei Shen and Mr. Jianhui Wang, the board of directors has determined that each of them is “independent” under Rule 5605(a)(2) of The NASDAQ Listing Rules, even though such definition does not currently apply to us because we are not listed on The NASDAQ Capital Market.  Thus, the majority of our board’s five total members are independent directors.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our board of directors and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Section 16(a) of the Exchange Act

Based solely on review of the copies of such forms furnished to us, or written representations that no reports were required, to the best of our knowledge , we believe that for the fiscal year ended December 31, 2011 , our directors, executive officers and persons who owned more than 10% of a registered class of the Company's equity securities complied with Section 16(a) filing requirements applicable to them.

Code of Business Conduct and Ethics

We have adopted a code of ethics that applies to all directors, officers, and employees, including our Chief Executive Officer and Chief Financial Officer.  A copy of the code of ethics is attached as Exhibit 14.1 to our annual report on Form 10-K filed with the SEC on March 7, 2008.

EXECUTIVE COMPENSATION

Executive Compensation

The following summary compensation table indicates the cash and non-cash compensation earned during the fiscal years ended December 31, 2011 and 2010 by our principal executive officer and each of our other two highest paid executives, if any, whose total compensation exceeded $100,000 during the fiscal years ended December 31, 2011 and 2010 .

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensa-tion ($)	Nonqualified Deferred Compensa-tion Earnings ($)	All Other Compensa-tion ($)	Total ($)
Qingqing Wu,	2011	14,062	0	0	0	0	0	0	$14,062
President, CEO ,
COO and Secretary (1)	2010	12,278	0	0	0	0	0	0	$12,278

Bennet P. Tchaikovsky,	2011	75,000	-	104,965	-	-	-	-	$179,965
CFO (2)
	2010	47,753	-	68,220	-	-	-	-	$115,973
_____________
(1)
Mr. Wu became our president, CEO , Chief Operating Officer and Secretary on February 23, 2009, in connection with our acquisition of PXPF (further described above under the heading “History and Corporate Structure”).  For 2010, all of Mr. Wu’s compensation was paid by Yinglin Jinduren, and is based on interbank exchange rate of RMB 1 to $0.1503.   For 2011, Mr. Wu’s compensation is based on interbank exchange rate of RMB 1 to $6.46.

(2)	Mr. Tchaikovsky became the Company’s Chief Financial Officer on April 27, 2010.

Outstanding Equity Awards

There are no unexercised options, stock that has not vested, or equity incentive plan awards for any of our named executive officers outstanding as of the end of our last completed fiscal year.

Retirement Plans

We currently have no plans that provide for the payment of retirement benefits, or benefits that will be paid primarily following retirement, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans, tax-qualified defined contribution plans and nonqualified defined contribution plans.

Potential Payments upon Termination or Change-in-Control

We currently have no contract, agreement, plan or arrangement, whether written or unwritten, that provides for payments to a named executive officer at, following, or in connection with any termination, including without limitation resignation, severance, retirement or a constructive termination of a named executive officer, or a change in control of the registrant or a change in the named executive officer’s responsibilities, with respect to each named executive officer.

Employment Agreements

Except as described below, we currently have no employment agreements with any of our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer’s responsibilities following a change-in-control.

Loanout Agreement for the Services of Bennet P. Tchaikovsky

On September 28, 2011 , we entered into a Loanout Agreement with Worldwide Officers, Inc., a California corporation, pursuant to which we have continued to retain the services of Mr. .Tchaikovsky to serve as our Chief Financial Officer for a term of one year.  Under the terms of the Loanout Agreement, Mr. Tchaikovsky will perform his duties from the United States and on a full -time basis, for an annual fee of $ 90,000 .  Additionally, Mr. Tchaikovsky will have the right to receive $ 200,000 of our restricted common stock, $100,000 of which will be calculated based on the closing price of the common stock on the first day of his service term, and the other $100,000 will be calculated based on the closing price on the first day immediately after the initial 6-month period of the service term.  For Mr. Tchaikovsky’s services from April 27, 2011 to September 27, 2011, compensated WOI with $29,534 in cash and a restricted stock award of 7,942 shares of our common stock, which vested in full on September 28, 2011. Pursuant to the loanout agreement, on September 28, 2011, WOI received 30,711 shares that vested in full on March 27, 2012 and will receive 25,446 shares that will vest in full on September 27, 2012.

The Loanout Agreement terminates upon Mr. Tchaikovsky’s death. We may also terminate the Loanout Agreement upon a 10-day written notice if Mr. Tchaikovsky is unable to perform his duties as the Chief Financial Officer for over 45 consecutive days during the term of the Loanout Agreement. We may also terminate the Loanout Agreement for cause, upon notice if at any time Mr. Tchaikovsky: (a) willfully breaches or habitually neglects his duties; or (b) commits acts of dishonesty, fraud, misrepresentation, gross negligence or willful misconduct that would prevent the effective performance of his duties or would result in material harm to us or our business. Lastly, we may terminate the Loanout Agreement without cause upon a 30-day written notice to Mr. Tchaikovsky.

On the other hand, Mr. Tchaikovsky may terminate the Loanout Agreement after 90-day written notice to us.

The Loanout Agreement also contains restrictive covenants: (i) preventing the use and/or disclosure of confidential information during or at any time after termination; (ii) preventing competition with us during the term of the Loanout Agreement and for a period of 3 years after termination (including contact with or solicitation of our customers, employees or suppliers), provided that Mr. Tchaikovsky may make investments of up to 2% in the publicly-traded equity securities of any of our competitors; (iii) requiring Mr. Tchaikovsky to refer any business opportunities to us during the term of the Loanout Agreement and for a period of 1 year after termination. However, Mr. Tchaikovsky shall have no further obligations with respect to competition and business opportunities if the Loanout Agreement is terminated without cause or if he terminates his employment for cause.

Lastly, we are obligated under the Loanout Agreement to indemnify Mr. Tchaikovsky for any claims made against him in his capacity as the Chief Financial Officer and, in connection to that obligation, we are required to include him under any director and officer insurance policy that is in effect during the term of the Loanout Agreement.

Director Compensation

The following table provides compensation information for our directors during the fiscal year ended December 31, 2011, except for Mr. Qingqing Wu whose compensation is shown in the summary compensation table above:

	Fees ($)	Stock Awards ($)	Option Awards ($) (1)	No-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total ($)
Jianwei Shen	22,000	-		-	-	-	22,000
Yuzhen Wu	-	-		-	-	-	-
Ying Zhang	30,000	15,700	-	-	-	-	45.700
Jianhui Wang	16,000	-		-	-	-	16,000

Agreements with Directors

We entered into a written agreement with Ms. Ying Zhang dated March 10, 2010, pursuant to which she will, in addition to her duties as a director, serve on the audit committee as chairperson and be designated as the audit committee financial expert, serve on the compensation committee as a member, and serve on the nominating committee as chairperson. For her services, Ms. Zhang will receive annual compensation of $30,000 in cash and 4,000 restricted shares of our common stock, payable in four quarterly installments of $7,500 and 1,000 shares each beginning with the quarter ending June 30, 2010.  Additionally, we are obligated to obtain a directors and officers insurance policy, and to include Ms. Zhang as an insured under such policy.   For the period of service that began on March 10, 2011, the  estimated amount of expense related to the restricted shares using a $ 3.925 share price is $ 15,700 that will be recognized during the period of service. We used the share price on the date of grant to value the shares as the number of shares to be issued was fixed.

We entered into a written agreement with Dr. Jianwei Shen dated March 10, 2010, pursuant to which he will, in addition to his duties as a director, serve on the audit committee as a member, serve on the compensation committee as chairperson, and serve on the nominating committee as a member. For his services, Dr. Shen will receive annual compensation of $22,000 in cash, payable in four quarterly installments of $5,500 beginning with the quarter ending June 30, 2010.  Additionally, we are obligated to obtain a directors and officers insurance policy, and to include Dr. Shen as an insured under such policy.

We entered into a written agreement with Mr. Jianhui Wang dated June 1, 2010, pursuant to which he will, in addition to his duties as a director, serve on the audit, compensation and nominating committees. For his services, Mr. Wang will receive annual compensation of $16,000, payable in quarterly installments and subject to his continuous service on the Board. Additionally, Mr. Wang will be reimbursed for his expenses incurred in connection with the performance of his duties, including travel expenses. We are obligated to obtain directors’ and officers’ liability insurance, and to include Mr. as an insured under such policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of April 17, 2012 , for each of the following persons:

●	each of our directors and each of the named executive officers in the “ Management - Executive Compensation” section of this Prospectus;

●	all directors and named executive officers as a group; and

●	each person who is known by us to own beneficially 5% or more of our common stock after the change of control transaction.

Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name. Unless otherwise indicated, the address of each beneficial owner listed below is 11F, No. 157 Taidong Road, Xiamen Guanyin Shan International Business Center , Siming District, Xiamen City , Fujian Province, People’s Republic of China. The percentage of class beneficially owned set forth below is based on 7,602,545 shares of common stock outstanding on April 17, 2012 .

Name and Position	Number of Shares of Common Stock Beneficially Owned (1)	Percent of Shares of Common Stock Beneficially Owned (1)(2)
Qingqing Wu, Chairman of the Board, President, and Chief Executive Officer (3)	3,838,599	50.5%
Bennet P. Tchaikovsky, Chief Financial Officer (4)	46,712	*	%
Jianwei Shen, Director	-	*	%
Yuzhen Wu, Director	-	*	%
Ying Zhang, Director (5)	8,000	*	%
Jianhui Wang	-	*	%
All Executive Officers and Directors as a Group ( 6 persons)	3,893,311	51.2%
5% Stockholders:
Bestgrain Limited (6)	3,838,599	50.5%

* Less than 1%

(1)
Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding.

(2)	Unless otherwise indicated in the footnotes to the table, each shareholder shown on the table has sole voting and investment power with respect to the shares beneficially owned by him or it.

(3)
Represents shares held directly by Bestgrain Limited. Mr. Qingqing Wu is the director and sole shareholder of Bestgrain Limited, thus Mr. Wu indirectly owns the shares held by Bestgrain Limited through his sole ownership of Bestgrain Limited.

(4)	Bennet P. Tchaikovsky’s address is 6571 Morningside Drive, Huntington Beach, CA 92648. Includes 739 shares to which Mr. Tchaikovsky has the right to acquire within 60 days of April 18, 2011.

(5)
Ying Zhang’s address is No. 9 Yanyu Middle Road, Qianzhou Village, Huishan District, Wuxi, Jiangsu Province, China 214181. Includes 4,000 shares to which Ms. Zhang has the right to acquire within 60 days of March 31, 2012.

(6)	The address of Bestgrain Limited is 18A Man Hing Commercial Building, 79-83 Queen’s Road Central, Hong Kong.

(7)
Includes 244,755 shares of Series A Preferred Stock, and warrants for the purchase of up to 122,378 shares of common stock of the Company. ARC China Investment Funds’ address is 20, Boulevard Emmanuel Servais, L-2535 Luxembourg, Grand Duchy of Luxembourg, and the address of ARC China Ltd. is c/o Walkers Corporate Services Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY 1-9005, Cayman Islands. ARC China, Ltd. serves as the investment manager for ARC China Investment Funds. By virtue of the arrangement between ARC China, Ltd. and ARC China Investment Funds, ARC China, Ltd. may be deemed to beneficially own the shares of the Company directly held by ARC China Investment Funds. Investment decisions concerning securities held directly by ARC China Investment Funds are made by ARC China, Ltd. and its investment professionals, subject to review and approval by the board of directors of ARC China Investment Funds.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Set forth below are our related party transactions since January 1, 2010 :

Our Officers and Directors’ Relationship with Us, Our Subsidiaries and VIE

As described in “ Business – Our History and Corporate Structure ” above, we control Yinglin Jinduren through contractual arrangements between HK Dong Rong, our wholly-owned subsidiary, and Yinglin Jinduren. As described below, some of our officers and directors are also management members of HK Dong Rong and Yinglin Jinduren:

Mr. Qingqing Wu, our Chairman and CEO , is the Director of PXPF, with which we entered into the Share Exchange.  He is also the sole shareholder and Director of Bestgrain Limited, which owned approximately 50.6 % of our common stock issued and outstanding as of March 16, 2012 .

Mr. Wu is also a Director of HK Dong Rong, which is wholly owned by PXPF.

Mr. Wu is also a Director of Yinglin Jinduren, which we control by contractual arrangements, as is his brother Mr. Zhifan Wu . Mr. Qingqing Wu and Mr. Zhifan Wu, who are brothers, hold 65.91% and 34.09%, respectively, of the ownership interests of Yinglin Jinduren. Because Mr. Qingqing Wu also owns a majority of our issued and outstanding common stock, we believe that our interests are aligned with those of Yinglin Jinduren and its owners. However, see “ Risk Factors – Risks Related to Our Corporate Structure – Our contractual arrangements with Yinglin Jinduren and its owners as well as our ability to enforce our rights thereunder may not be as effective in providing control over Yinglin Jinduren as direct ownership ” and “Management members of Yinglin Jinduren have potential conflicts of interest with us, which may adversely affect our business and your ability for recourse .”

Mr. Wu is also the Executive Director of China Dong Rong, which is wholly owned by HK Dong Rong and which currently carries out all of our business operations.

Other Related Transactions

	December 31,
	2011	2010
Amount due to a director/officer:
Mr. Qingqing Wu (1)	$1,144,000	$45,000
Mr. Bennet P. Tchaikovsky (2)	5,000	14,030
Ms. Ying (Teresa) Zhang (3)	67,000	30,000
Total	$1,216,000	$89,030

(1)	The amount due to the director is money he advanced to us for our general expenses, and was unsecured, interest free and repayable on demand.
(2)	The amount due to our officer is for reimbursable expenses.
(3)	The amount due to the director is for cash compensation and stock compensation.

Mr. Qingqing Wu currently has four trademarks registered in his name that were intended to be transferred to Yinglin Jinduren for no consideration prior to the closing of the Share Exchange.  As such transfers could not be timely effected, Mr. Wu entered into trademark license contracts with Yinglin Jinduren on February 12, 2009, pursuant to which he perpetually granted Yinglin Jinduren the rights to use these trademarks for no consideration.  Mr. Wu is also in the process of transferring the trademarks to us for no consideration as originally intended, although such transfers have not been completed.  To date, we have not utilized these trademarks, and the Company considers the value of these trademarks to be de minimis.

DESCRIPTION OF SECURITIES

The following information describes our capital stock and provisions of our articles of incorporation and our bylaws, both as amended and in effect as of the date of this prospectus. This description is only a summary. The reader should also refer to our articles of incorporation and bylaws that have been incorporated by reference or filed with the SEC as exhibits.

General

Our authorized capital stock consists of 40,000,000 shares of common stock, par value $0.00001 per share, and 100,000,000 shares of preferred stock, par value $0.00001 per share, of which 2,800,000 are designated as series A convertible preferred stock (“Series A Preferred”).

Common Stock

Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy. Holders of our common stock representing a majority of our capital stock issued, outstanding, and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. Our articles of incorporation do not provide for cumulative voting in the election of directors.

The holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Upon liquidation, dissolution, or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders after distribution of assets to the holders of Series A Preferred.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities, or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights and no conversion rights, and there are no redemption provisions applicable to our common stock.

Series A Convertible Preferred Stock

The following is a summary of the material terms of the Certificate of Designation of Preferences, Rights and Limitations (the “Series A Certificate”) of the Series A Preferred and is qualified in its entirety by reference to the Series A Certificate, which is attached as Exhibit 3.1 to our Current Report on Form 8-K filed October 30, 2009.

Voting Rights

Except as otherwise provided in the Series A Certificate or by law, each holder of shares of Series A Preferred shall be entitled to notice of any stockholder’s meeting and to vote at such meeting together with our common stock as a single class on an as-converted basis of one vote for each share of Series A Preferred.

Additionally, as long as any shares of Series A Preferred are outstanding, we may not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Preferred, (a) effect a Fundamental Transaction or Change of Control Transaction (as defined in Sections 1 and 7(e) of the Series A Certificate, respectively), (b) alter or change adversely the powers, preferences, or rights given to the Series A Preferred or alter or amend the Series A Certificate, (c) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section 5 of the Series A Certificate) senior to or otherwise pari passu with the Series A Preferred, (d) amend our articles of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series A Preferred, (e) increase the number of authorized shares of Series A Preferred, or (f) enter into any agreement with respect to any of the foregoing.

Conversion Rights

Conversion at the Holder’s Option

Each share of Series A Preferred is convertible at any time and from time to time after the issue date at the holder’s option into shares of our common stock determined by dividing the Stated Value of such share of Series A Preferred by the Conversion Price (each as defined below).

Stated Value.  Each share of Series A Preferred shall have a stated value equal to $7.15 .

Conversion Price.  The conversion price for the Series A Preferred shall equal $7.15 , subject to adjustment as provided in the Series A Certificate.

Automatic Conversion

If we complete the listing of our common stock on the Nasdaq Capital Market or the NYSE Amex Equities, all outstanding shares of Series A Preferred plus all accrued but unpaid dividends shall automatically be converted into shares of the Company’s common stock at the Conversion Price.

Adjustment for Stock Dividends and Stock Splits

If, at any time while Series A Preferred is outstanding, we: (a) pay a stock dividend or otherwise makes a distribution or distributions payable in shares of common stock on shares of common stock or any other Common Stock Equivalents (as defined in Section 1 of the Series A Certificate, and, which, for avoidance of doubt, shall not include any shares of common stock issued by the Company upon conversion of, or payment of a dividend on, Series A Preferred); (b) subdivide outstanding shares of common stock into a larger number of shares; (c) combine (including by way of a reverse stock split) outstanding shares of common stock into a smaller number of shares; or (d) issue, in the event of a reclassification of shares of the common stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of common stock (excluding any treasury shares of the Company) outstanding immediately before such event and of which the denominator shall be the number of shares of common stock outstanding immediately after such event.

Adjustment for Subsequent Equity Sales

If, at any time while Series A Preferred is outstanding, we or any of our subsidiaries sell or grant any option to purchase or sell or grant any right to reprice our securities, or otherwise dispose of or issue (or announce any sale, grant or any option to purchase or other disposition) any common stock or Common Stock Equivalents entitling any person to acquire shares of common stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances collectively, a “Dilutive Issuance”) (if the holder of the common stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of common stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced by multiplying the Conversion Price by a fraction, the numerator of which is the number of shares of common stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of common stock which the offering price for such Dilutive Issuance would purchase at the then Conversion Price, and the denominator of which shall be the sum of the number of shares of common stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of common stock so issued or issuable in connection with the Dilutive Issuance. Notwithstanding the foregoing, no adjustment will be made in respect of an Exempt Issuance (as defined in Section 1 of the Series A Certificate). We must notify the holders in writing, no later than the business day following the issuance of any common stock or Common Stock Equivalents subject to the foregoing adjustment, indicating the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms.

Adjustment for Subsequent Rights Offerings

If, at any time while the Series A Preferred is outstanding, we issue rights, options or warrants to all holders of common stock (and not to holders of Series A Preferred) entitling them to subscribe for or purchase shares of common stock at a price per share that is lower than the VWAP (defined in Section 1 of the Series A Certificate) on the record date referenced below, then the Conversion Price shall be multiplied by a fraction of which the denominator shall be the number of shares of the common stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of common stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the common stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming delivery to the Company in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such VWAP. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

Adjustment for Pro Rata Distributions

If, at any time while the Series A Preferred is outstanding, we distribute to all holders of common stock (and not to holders of Series A Preferred) evidences of our indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security (other than common stock), then in each such case the Conversion Price shall be adjusted by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets, evidence of indebtedness or rights or warrants so distributed applicable to one outstanding share of the common stock as determined by our board of directors in good faith. In either case the adjustments shall be described in a statement delivered to the holders of Series A Preferred describing the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of common stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

Adjustment for Fundamental Transactions

If, at any time while the Series A Preferred is outstanding, (a) we effect any merger or consolidation of the Company with or into another person, (b) we effect any sale of all or substantially all of our assets in one transaction or a series of related transactions, (c) any tender offer or exchange offer (whether by us or another person) is completed pursuant to which holders of common stock are permitted to tender or exchange their shares for other securities, cash or property, or (d) we effect any reclassification of the common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then, upon any subsequent conversion of Series A Preferred, the holders of Series A Preferred shall have the right to receive, for each Conversion Share (as defined in Section 1 of the Series A Certificate) that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of common stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of common stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of common stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holders of Series A Preferred shall be given the same choice as to the Alternate Consideration they receive upon any conversion of Series A Preferred following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and shall issue to holders of Series A Preferred new preferred stock consistent with the foregoing provisions and evidencing such holders’ right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the foregoing provisions and insuring that Series A Preferred (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

Common Stock Purchase Warrants

The following is a summary of the material terms of the Warrants issued to the investors in both the Preferred Shares Financing and Common Shares Financing, and is qualified in its entirety by reference to the form of the Warrant, which is attached as Exhibit 99.2 to our Current Report on Form 8-K filed October 30, 2009.

The Warrants collectively entitle their holders to purchase up to 686,775 shares of common stock at an exercise price of $ 8.575 per share (the “Exercise Price”) for a period of three years from their issuance date. We are also entitled to call the Warrants for cancellation of the Warrants if the VWAP (as defined in Section 1 of the Series A Certificate) exceeds 200% of the then applicable Exercise Price.

While the Warrants are outstanding, the Exercise Price is subject to the same anti-dilution adjustments as those applicable to the Conversion Price of the Series A Preferred (please see descriptions for “Adjustment for Stock Dividends and Stock Split,” “Adjustment for Subsequent Equity Sales,” “Adjustment for Subsequent Rights Offerings,” “Adjustment for Pro Rata Distributions” and “Adjustment for Fundamental Transactions” above). Simultaneously with any adjustment to the Exercise Price, the number of shares of common stock issuable upon exercise of the Warrants shall be increased or decreased proportionately, so that after any such adjustment the aggregate Exercise Price payable for the increased or decreased number of shares of common stock shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

Market Price of and Dividends on Common Equity and Related Stockholder Matters

On April 2, 2008, our shares of common stock commenced trading on the Over-The-Counter Bulletin Board (the “OTCBB”) under the symbol “SNOH.”  On January 16, 2009, in connection with a 1-for-100 reverse split of our issued and outstanding shares of common stock, our symbol changed to “SICI.”  On March 20, 2009, in connection with our name change that went effective March 20, 2009, our symbol changed to “VLOV.”

On December 9, 2011, we effected a 1-for-2.5 reverse stock split of our issued and outstanding common stock and a proportional reduction of our authorized shares of common stock.

On a split-adjusted basis, the following table sets forth the high and low bid information for our common stock for each quarter within our last two fiscal years and interim periods, as reported by the OTC Bulletin Board.  The bid prices reflect inter-dealer quotations, do not include retail markups, markdowns, or commissions, and do not necessarily reflect actual transactions.

	Low	High
2012
January 1, 2012 through March 31, 2012	$2.40	$4.30

2011
Quarter ended December 31, 2011	$2.13	$5.50
Quarter ended September 30, 2011	3.05	4.72
Quarter ended June 30, 2011	3.38	6.25
Quarter ended March 31, 2011	3.50	5.13

2010
Quarter ended December 31, 2010	$5.00	$8.50
Quarter ended September 30, 2010	7.13	13.73
Quarter ended June 30, 2010	7.50	15.00
Quarter ended March 31, 2010	10.00	17.50

The last reported closing sales price for shares of our common stock was $ 3.50 per share on the OTCBB on April 27, 2012 .

Holders

As of April 17, 2012 , we had 61 stockholders of record of our common stock based upon the stockholder list provided by our transfer agent.

Transfer Agent

Our transfer agent is Transfer Online, whose address is 317 SW Alder Street, Portland, Oregon 97204, and whose telephone number is (503) 227-2950.

Dividends

We have never paid cash dividends on our common stock.  We intend to keep future earnings, if any, to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future.  Our future payment of dividends will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors that our board of directors may deem relevant.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

There are not and have not been any disagreements between us and our accountants on any matter of accounting principles, practices, or financial statement disclosure during our two most recent fiscal years and subsequent interim period.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Under Sections 78.7502 and 78.751 of the Nevada Revised Statutes, we have broad powers to indemnify and insure our directors and officers against liabilities they may incur in their capacities as such. Our bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the Nevada Revised Statutes by providing that:

●
The Company shall indemnify any of its current and past directors and officers who by reason of being a director or officer, becomes or is threatened to be made a party to any proceeding, whether civil, criminal, administrative or investigative, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding, provided such person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The Company shall also indemnify any of its current and past directors and officers who by reason of being a director or officer becomes or is threatened to be made a party to any threatened, pending or completed derivative action, provided such person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the Company, and provided further that no indemnity shall be provided if such person is adjudged to be liable for gross negligence or willful misconduct unless the court shall determine that such person is fairly and reasonably entitled to indemnity. Authorization for indemnity by the Company shall be made by a majority of the Company’s directors who are not parties to such action, suit or proceeding, by independent legal counsel selected by one of more of the Company’s directors, or by the Company’s shareholders.

●
The expenses of directors and officers incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the Company upon receipt of an undertaking by or on behalf of such person to repay such amount.

●
The Company shall have the power to purchase and maintain insurance on behalf of its current and past directors and officers against any liability assessed against such person in such capacity or arising out such person’s position as a director or officer, whether or not the Company would have the power to indemnify such person against such liability.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Reports filed with the SEC pursuant to the Exchange Act, including proxy statements, annual and quarterly reports, and other reports that we have filed can be inspected and copied at the Public Reference Section of the SEC at 100 F. Street N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

____________________, 2012

2,049,397 Shares

VLOV, Inc.

Common Stock

PROSPECTUS

Until all the securities covered by this prospectus are sold pursuant to the Plan of Distribution in this prospectus, all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

VLOV, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Accounting Firm

To the Board of Directors and Stockholders
VLOV, Inc.

We have audited the accompanying consolidated balance sheets of VLOV, Inc. (the “Company”) as of December 31, 2011 and 2010 and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2011 and 2010 , and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Horwath LLP
Indianapolis, Indiana
April 12, 2012

VLOV, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31, 2011	December 31, 2010

ASSETS
Current Assets:
Cash and cash equivalents	$14,725	$12,013
Time deposits	-	3,020
Accounts and other receivables	36,233	21,222
Trade deposits	3,482	4,806
Inventories	1,880	654
Prepaid expenses	85	110
Total current assets	56,405	41,825
Property, plant and equipment, net	2,197	947
Goodwill	5,219
Land use rights	-	261
TOTAL ASSETS	$63,821	$43,033

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$7,173	$3,254
Accrued expenses and other payables	1,967	1,446
Amount due to a director/officers	1,216	162
Derivative liability - common stock warrants	673	1,312
Short-term bank loans	-	607
Income taxes payable	3,002	2,259
Total current liabilities	14,031	9,040

Stockholders’ Equity:
Common stock, $0.00001 par value, 40,000,000 shares authorized, 7,586,741 and 7,377,668 shares issued and outstanding as of December 31, 2011 and December 31, 2010, respectively	1	1
Preferred stock, $0.00001 par value, 100,000,000 shares authorized, 632,853 and 1,048,759 shares issued and outstanding as of December 31, 2011 and December 31, 2010, respectively (liquidation preference $ 1,809,960 and $2,999,451)	900	1,492
Additional paid-in capital	9,718	8,873
Statutory reserve	913	913
Retained earnings	35,087	21,159
Accumulated other comprehensive income	3,171	1,555
Total stockholders' equity	49,790	33,993
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$63,821	$43,033

See accompanying notes to consolidated financial statements

VLOV, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in thousands - except for share and per share data)

	Year Ended December 31,
	2011	2010

Net sales	$88,826	$73,834
Cost of sales	50,064	43,863
Gross profit	38,762	29,971

Operating expenses:
Selling expenses	15,619	8,568
General and administrative expenses	5,466	4,056
	21,085	12,624

Income from operations	17,677	17,347

Other income (expenses):
Change in fair value of derivative liability	639	2,351
Interest income	75	81
Interest expense	(8)	(67)
	706	2,365

Income before provision for income taxes	18,383	19,712
Provision for income taxes	4,455	4,726

Net income	13,928	14,986

Other comprehensive income:
Foreign currency translation adjustment	1,616	995

Comprehensive income	$15,544	$15,981

Allocation of net income for calculating basic earnings per share:
Net income attributable to common shareholders	13,478	13,414
Net income attributable to preferred shareholders	450	1,572
Net income	$13,928	$14,986

Basic earnings per share- common	$1.81	$1.93

Diluted earnings per share	$1.79	$1.93

Weighted average number of common shares and participating preferred shares outstanding:

Basic	7,461,296	6,974,492

Diluted	7,802,690	7,792,063

See accompanying notes to consolidated financial statements

VLOV, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Amounts in thousands – except for share and per share data)

	Common stock		Preferred stock		Additional paid-in	Statutory	Accumulated other comprehensive	Retained	Total
	Shares	Amount	Shares	Amount	capital	reserve	income	earnings	equity

Balance at December 31, 2009	6,667,183	$1	2,796,721	$4,003	$6,319	$913	$560	$6,173	$17,969
Net income								14,986	14,986
Foreign Currency Translation Adjustment							995	-	995
Conversion of Preferred Stock to Common Stock	699,185	-	(1,747,962)	(2,511)	2,511				-
Warrants converted	3,300				43				43
Issuance of shares to officers	8,000
Balance at December 31, 2010	7,377,668	1	1,048,759	$1,492	$8,873	$913	$1,555	$21,159	$33,993
Net income								13,928	13,928
Foreign Currency Translation Adjustment							1,616		1,616
Conversion of Preferred Stock to Common Stock	166,362	-	(415,906)	(592)	592				-
Issuance of shares to director / officer	42,711	-			253				253
Balance at December 31, 2011	7,586,741	$1	632,853	$900	$9,718	$913	$3,171	$35,087	$49,790

See accompanying notes to consolidated financial statements

VLOV, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Year Ended December 31,
	2011	2010

Cash flows from operating activities:
Net income	$13,928	$14,986
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,673	71
Loss on disposal of property, plant and equipment	15	-
Stock compensation expense	254	-
Change in fair value of derivative liability	(639)	(2,351)
(Increase) decrease in assets:
Accounts receivable	(13,999)	(12,189)
Trade deposits	1,476	1,846
Inventories	(1,028)	(350)
Prepaid expenses	112	(3,542)
Increase (decrease) in liabilities:
Accounts payable	3,738	586
Accrued expenses and other payables	576	1,555
Income and other tax payables	652	592
Net cash provided by operating activities	6,758	1,204

Cash flows from investing activities:
Purchases of property, plant and equipment	(58)	(9)
Acquisition of a business	(6,684)	-
Leasehold improvement purchases	(2,301)	-
Disposals of property, plant and equipment	1,193	-
Time deposits	3,020	(3,020)
Net cash used in investing activities	(4,830)	(3,029)

Cash flows from financing activities:
Proceeds from debt financing	-	592
Payments of short-term debt	(619)	(740)
Amount due to a director	1,001	2,563
Net provided by in financing activities	382	2,415

Effect of exchange rate changes	402	387
Net increase in cash and cash equivalents	2,712	977
Cash and cash equivalents, beginning of period	12,013	11,036
Cash and cash equivalents, end of period	$14,725	$12,013

Supplemental disclosure of cash flow information:
Interest paid	$8	$67
Income taxes paid	$4,494	$4,110

See accompanying notes to consolidated financial statements

VLOV, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2011

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Description of business and organization

VLOV, Inc. (the “Company”) was incorporated on October 30, 2006 in the State of Nevada, under the name “Sino Charter, Inc.”  The Company changed its name to “VLOV, Inc.” on March 20, 2009 in connection with the stock exchange transaction described below.

On February 13, 2009, the Company completed a stock exchange transaction with the stockholders of Peng Xiang Peng Fei Investments Limited (“PXPF”), whereby 5,824,000 restricted shares of common stock were issued to the stockholders of PXPF in exchange for 100% of the common stock of PXPF (the “Share Exchange”).  The completion of the Share Exchange resulted in a change of control.

The Share Exchange has been accounted for as a reverse acquisition and recapitalization of the Company whereby PXPF is deemed to be the accounting acquirer (legal acquiree) and the Company is the accounting acquiree (legal acquirer).  At the time of the Share Exchange , the Company had no assets or liabilities, and the 581,768 shares of its common stock outstanding immediately prior to the Share Exchange have been accounted for at their par value at the time of the Share Exchange.

The Company is the designer and distributor of “VLOV” brand men’s apparel and related products, which are distributed in the People’s Republic of China (“PRC” or “China”) and owns and operates stores in the Fujian province.  Through December 31, 2010, all of the Company’s business operations were conducted by a variable interest entity (“VIE”), Jinjiang Yinglin Jinduren Fashion Limited (“Yinglin Jinduren”), which is controlled by the Company’s wholly-owned subsidiary , Dong Rong Capital Investment Limited (“HK Dong Rong”), through a series of contractual arrangements.

In January 2011, however, the Company began transferring its business operations to Dong Rong (China) Co., Ltd.  (“China Dong Rong”), which is wholly-owned by HK Dong Rong, including all trademarks, sales contracts and design, marketing, sales and purchasing-related assets under Yinglin Jinduren.  As the Company’s manufacturing activities were discontinued and outsourced, such related assets, including manufacturing equipment, the building that housed such equipment and the land use right for the land on which the building sits, were sold to an unrelated third-party during the first quarter of 2011.  Sales were completed, and all proceeds from such sales paid to Yinglin Jinduren during the first quarter of 2011, with the funds being subsequently transferred to China Dong Rong.  As of December 31, 2011, all transfers other than trademarks were completed, and all business operations were carried out by China Dong Rong as of such date.

As a result of the foregoing, the accompanying consolidated financial statements reflect the activities of the Company and each of the following entities:

Name	Background		Ownership
PXPF	●	A British Virgin Islands limited liability company	100%
	●	Incorporated on April 30, 2008
HK Dong Rong	●	A Hong Kong limited liability company	100%
	●	Incorporated on January 5, 2005 originally under the name “Korea Jinduren International Dress Limited”
	●	Acquired by PXPF from the majority shareholders of PXPF on September 22, 2008
China Dong Rong	●	A PRC limited liability company and deemed a wholly foreign owned enterprise (“WFOE”)	100%
	●	Incorporated on November 19, 2009
	●	Registered capital of $8 million fully funded
Yinglin Jinduren	● ● ●	A PRC limited liability company Incorporated on January 19, 2002 Registered capital of RMB 10,000,000 ($1,237,000) fully paid by the majority shareholders of PXPF, Qingqing Wu and Zhifan Wu.	VIE by contractual arrangements (1)
	●	65.91% of equity interests held by Qingqing Wu, the Company’s Chief Executive Officer and Chairman of the Board of Directors, and 34.09% by his brother Zhifan Wu

(1)
On December 28, 2005, HK Dong Rong (then known as Korea Jinduren International Dress Limited) entered into certain exclusive agreements with Yinglin Jinduren and its equity owners.  Pursuant to these agreements, HK Dong Rong provides exclusive consulting services to Yinglin Jinduren in return for a consulting services fee which is equal to Yinglin Jinduren’s net profits.  Prior to the Share Exchange, however, certain dividends were declared and paid from Yinglin Jinduren’s net income to the equity owners of Yinglin Jinduren.  In addition, Yinglin Jinduren’s equity owners have pledged their equity interests in Yinglin Jinduren to HK Dong Rong, irrevocably granted HK Dong Rong an exclusive option to purchase all or part of the equity interests in Yinglin Jinduren and agreed to entrust all the rights to exercise their voting power to the person(s) appointed by HK Dong Rong.

Through these contractual arrangements, HK Dong Rong has the ability to control Yinglin Jinduren’s daily operations and financial affairs, appoint its senior executives and approve all matters requiring shareholder approval.  As part of these contractual arrangements, HK Dong Rong and Yinglin Jinduren entered into an operating agreement which, amongst other matters, precludes Yinglin Jinduren from borrowing money, selling or acquiring assets, including intellectual property rights, providing guarantees to third parties or assigning any business agreements, without the prior written consent of HK Dong Rong.  HK Dong Rong also agreed that, if any guarantee for Yinglin Jinduren’s performance of any contract or loan was required, HK Dong Rong would provide such guarantee to Yinglin Jinduren.

As a result of these contractual arrangements, HK Dong Rong is entitled to receive the expected residual returns of Yinglin Jinduren.  Additionally, although Yinglin Jinduren has been profitable, in the event that Yinglin Jinduren were to incur losses, HK Dong Rong would be obligated to absorb a majority of the risk of loss from Yinglin Jinduren’s activities as a result of its inability to receive payment for its accumulated consulting fees that are equal to Yinglin Jinduren’s net income.

The Company believes that the equity investors in Yinglin Jinduren do not have the characteristics of a controlling financial interest, and that the Company is the primary beneficiary of the operations and residual returns of Yinglin Jinduren and, in the event of losses, would be required to absorb a majority of such losses.  Accordingly, the Company consolidates Yinglin Jinduren’s results, assets and liabilities in the accompanying financial statements.  Due to the contractual arrangements, the net income and interest allocable to the non-controlling interest is zero.

The Company’s consolidated assets do not include any collateral for Yinglin Jinduren’s obligations.  The creditors of Yinglin Jinduren do not have recourse to the general credit of the Company.

Once the transfer of trademarks from Yinglin Jinduren to China Dong Rong is completed, the Company intends to exit from the contractual arrangements with, and to dissolve, Yinglin Jinduren.  Until then, however, the Company will operate its business through China Dong Rong (as it currently does) while continuing to control Yinglin Jinduren through the contractual arrangements.

(b)	Basis of presentation and consolidation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

The consolidated financial statements include the financial statements of the Company, its subsidiaries and the variable interest entity (VIE), Yinglin Jinduren.  Yinglin Jinduren is considered a VIE because the Company is deemed to be its primary beneficiary by virtue of the contractual arrangements between HK Dong Rong and Yinglin Jinduren .  Because the Company and Yinglin Jinduren are under common control, the initial measurement of the assets and liabilities of Yinglin Jinduren for the purpose of consolidation by the Company is at book value .  All significant inter-company transactions and balances between the Company, its subsidiaries and the VIE are eliminated upon consolidation.   As of December 31, 2011, Yinglin Jinduren had no operations.

(c)	Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements.  The reported amounts of revenues and expenses during the reporting period may be affected by the estimates and assumptions that the management is required to make.  Estimates that are critical to the accompanying consolidated financial statements relate primarily to returns, sales allowances and customer chargebacks , and the identification and valuation of derivative instruments.  Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the period that they are determined to be necessary.  Actual results could differ from these estimates.

(d)	Revenue recognition

Sales of goods - distributors

All of the Company’s products are manufactured on its behalf by third-parties, based on orders for the Company’s products received from customers.  The Company is responsible for product design, product specification, pricing to the customer, the choice of third-party manufacturer, product quality and credit risk associated with the customer receivable.  As such, the Company acts as a principal and records revenues on a gross basis.

The Company recognizes revenue when (a) the price to the customer is fixed or determinable, (b) persuasive evidence of an arrangement exists, (c) delivery has occurred and (d) collectability of the resulting receivable is reasonably assured.  Revenue from the sales of goods is recognized on the transfer of significant risks and rewards of ownership, which generally coincides with the time when the goods are delivered and the title has passed to the customer.  Revenue excludes value-added tax (“VAT”) and is stated after deduction of trade discounts and allowances.

Sales of goods - retail

In July 2011, the Company began operating retail stores selling its menswear products.  Revenue from retail sales is recognized at each point of sale.  During the year ended December 31, 2011, such sales were less than 5% of the Company’s total revenue.

The Company’s retail revenue is net of VAT collected on behalf of PRC tax authorities in respect of the sale of merchandise.  VAT collected from customers, net of VAT paid for purchases, is recorded as a liability in the accompanying consolidated balance sheets until it is paid to the relevant PRC tax authorities.

Retail sales returns within seven days of purchase are accepted only for quality reasons.  The Company has not yet had the experience to estimate and provide for such returns at the time of sale, and returns have been minimal to date.

(e)	Cash and cash equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.  Cash and cash equivalents comprise cash at bank and on hand and demand deposits with banks.

(f)	Time deposits

The Company, at times, invests excess funds in time deposits with original maturity dates beyond three months.  The Company held its held-to-maturity securities to maturity, and carried such investments at amortized cost.  The carrying value of time deposits approximated the fair value of securities at December 31, 2010.

(g)	Accounts receivable

Accounts receivable, including associated value added taxes, are unsecured, and are stated at the amount the Company expects to collect.  The Company may maintain allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments.  The Company evaluates the collectability of its accounts receivable based on a combination of factors, including customer credit-worthiness and historical collection experience.  Management reviews the receivable aging and adjusts the allowance based on historical experience, financial condition of the customer and other relevant current economic factors.  Interest is not normally charged on accounts receivables.  As of December 31, 2011 and December 31 , 2010, there were no accounts receivable aged greater than 90 days that had not been collected by March 20, 2012 , and management has determined no allowance for uncollectible amounts is necessary.

(h)	Depreciation and amortization

Property, plant and equipment are stated at cost less accumulated depreciation and impairment losses.  Depreciation of property, plant and equipment is computed using the straight-line method based on the following estimated useful lives:

Buildings	30 years
Furniture, fixtures and equipment	5 years
Motor vehicles	5 years
Office equipment	3 to 5 years
Plant and machinery	5 to 15 years
Leasehold improvements	1 to 4 years (amortized over the shorter of their economic lives or the remaining lease terms)

(i)	Inventories

Inventories are stated at the lower of cost or market value, determined by the weighted average method.   For the Company-operated retail stores, the Company carries out physical inventory counts on a monthly basis to ensure that the amounts reflected in the consolidated financial statements at each reporting period are properly stated and valued.  The Company records write-downs to inventories for shrinkage losses and damaged merchandise that are identified during the inventory counts.  To date, such amounts have not been material to the consolidated financial statements .

(j)	Trade deposits

The Company places trade deposits with new third - party  manufacturers in order to secure its ability to order production .  The trade deposits are recorded at the amount paid to the manufacturers .  Trade deposits are applied against the manufacturers’ invoices for inventory purchases.  Inventory is recorded when received or title transfers to the Company.

(k)	Foreign currency translation

The Company has the PRC’s currency, Renminbi (“RMB”), as its functional currency.  The accompanying consolidated financial statements of the Company are translated from RMB into U.S. Dollars (“$”).  Accordingly, all assets and liabilities are translated at the exchange rates prevailing at the balance sheet dates, all income and expenditure items are translated at the average rates for each of the periods and equity accounts, except for retained earnings, are translated at the rate at the transaction date.   Retained earnings reflect the cumulative net income (loss) translated at the average rates for the respective periods since inception, less dividends translated at the rate at the transaction date.

RMB is not a fully convertible currency.   All foreign exchange transactions involving RMB must take place either through the People's Bank of China (the “PBOC”) or other institutions authorized to buy and sell foreign exchange.   The exchange rates adopted for the foreign exchange transactions are the rates of exchange quoted by the PBOC, which are determined largely by supply and demand.   The rates of exchange quoted by the PBOC on December 31, 2011 and 2010 were US $1.00 to RMB 6.36 and RMB 6.59 , respectively.  The average translation rates of $1.00 to RMB 6.46 and RMB 6.76 were applied to the income statement accounts for the years ended December 31, 2011 and 2010 , respectively.

Translation adjustments are recorded as other comprehensive income in the consolidated statements of income and comprehensive income and as a separate component of stockholders equity.

Commencing from July 21, 2005, China adopted a managed floating exchange rate regime based on market demand and supply with reference to a basket of currencies.  Since then, the PBOC administers and regulates the exchange rate of $ against RMB taking into account the demand and supply of RMB, as well as domestic and foreign economic and financial conditions.

(l)	Land use rights

All land in the PRC is state-owned and cannot be sold to any individual or company.  However, the government can grant the user a “land use right” to use the land.

At December 31, 2010, land use right was stated at cost less accumulated amortization and impairment losses.  Amortization was calculated on the straight-line method over the estimated useful life of 50 years.

In February 2011, the Company entered into an agreement with an unrelated third-party to sell the building that housed its discontinued manufacturing activities and its land use right for the land on which the building occupies for approximately $989,000.  100% of the purchase price was received on or before March 31, 2011.

(m)	Long- lived assets

The Company estimates the future undiscounted cash flows to be derived from an asset to assess whether or not a potential impairment exists when events or circumstances indicate the carrying value of a long-lived asset may be impaired.  If the carrying value exceeds the Company’s estimate of future undiscounted cash flows, the Company then calculates the impairment as the excess of the carrying value of the asset over the Company’s estimate of its fair market value.

(n)	Goodwill

The excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired and liabilities assumed is recognized as goodwill.  Goodwill is tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis in the fourth quarter or more frequently if there are indications of impairment.  For purposes of the goodwill impairment test, a two-step test is used to identify the potential impairment and to measure the amount of goodwill impairment, if any.  The first step is to compare the fair value of the reporting unit with its carrying amount, including goodwill.  If the fair value of the reporting unit exceeds its carrying amount, goodwill is considered not impaired.  If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any.  Under step two, the impairment loss is measured by comparing the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill.  If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

The estimated useful life of goodwill is indefinite.

The Company evaluates goodwill for impairment whenever events or changes in circumstances indicate that the assets might be impaired.

There was no indication of impairment to goodwill during the year ended December 31, 2011.

(o)	Comprehensive income

The Company’s only component of other comprehensive income is foreign currency translation gains and losses.  The foreign currency translation gains for the years ended December 31, 2011 and 2010 were $ 1,616,000 and $995,000, respectively.  Accumulated other comprehensive income is recorded as a separate component of stockholders’ equity.

(p)	Income taxes

The Company accounts for income taxes under the liability method .  Deferred income taxes are recognized for the estimated tax consequences in future years, as differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end, based on enacted tax laws and statutory rates applicable to the periods in which the differences are expected to affect taxable income.   Valuation allowances are established to reduce deferred tax assets to the amount expected to be realized when, in management’s opinion, it is more likely than not that some portion of the deferred tax assets will not be realized.  The provision for income taxes represents current taxes payable net of the change during the period in deferred tax assets and liabilities.

According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational or other errors made by the taxpayer or the withholding agent.  The statute of limitations extends to five years under special circumstances.  In the case of transfer pricing issues, the statute of limitations is ten years.  There is no statute of limitations in the case of tax evasion.  Accordingly, the income tax returns of the Company’s PRC operating subsidiaries for the years ended December 31, 2009 through 2011 are open to examination by the PRC state and local tax authorities.  The Company records interest and penalties as other expense on the consolidated income and other comprehensive income statements.  During the years ended December 31, 2011 and 2010, the Company did not recognize any amount in interest and penalties.

(q)	Advertising costs

Advertising costs are expensed and reflected in selling expenses on the consolidated statements of income and comprehensive income in the period in which the advertisements are first run.  Advertising expense for the years ended December 31, 2011 and 2010 was approximately $ 5.76 million and $ 5.70 million, respectively.  Advertising costs include advertising subsidy expense which is accrued based on the terms in effect with distributors and paid when all attaching conditions have been completed.

Advertising subsidy expense is costs that the Company reimburses to a distributor primarily for display structures and large-scaled outdoor advertisings if the distributor makes a certain amount of purchases from the Company.  The reimbursement amounts and purchase level requirements vary contractually with each distributor .

(r)	Shipping and handling costs

Shipping and handling costs are expensed as incurred and included in cost of sales.

(s)	Research and development costs

The Company charges all product design and development costs to expense when incurred and are reflected in general and administrative expenses on the consolidated statements of income and comprehensive income.   Such costs aggregated approximately $2.73 million and $2.23 million for the years ended December 31, 2011 and 2010, respectively.

(t)	Operating Leases

Leases where substantially all the risks and rewards of ownership of assets remain with the lessor are accounted for as operating leases.  Annual rentals applicable to such operating leases are charged to expense on a straight-line basis over the lease terms except where an alternative basis is more representative of the pattern of benefits to be derived from the leased assets.  Lease incentives received are recognized as an integral part of the aggregate net lease payments made.  Contingent rentals are charged to expense in the accounting period in which they are incurred.

(u)	Derivative financial instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks.

The Company reviews the terms of convertible debt or convertible preferred stock that it issues to determine whether there are embedded derivative instruments, including the embedded conversion option, that are required to be bifurcated and accounted for separately as a derivative financial instrument.  Also, in connection with the sale of convertible debt or equity instruments, the Company may issue freestanding warrants that may, depending on their terms, be accounted for as derivative instrument liabilities, rather than as equity.

Derivative financial instruments are initially measured at their fair value.  For derivative financial instruments that are accounted for as liabilities, each such derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income.  For option-based derivative financial instruments, the Company uses a binomial option pricing model to value the derivative instruments.

(v)	Fair value of financial instruments

The carrying amounts of the Company’s financial instruments, which principally include cash and cash equivalents, time deposits , accounts receivable and accounts payable, approximate their fair values due to the relatively short maturity of such instruments.

The carrying amount of the Company’s short-term borrowings approximates their fair value based upon current rates and terms available to the Company for similar debt.

Warrants that are recorded as derivative instrument liabilities are carried at their fair value, with changes in the fair value reported as charges or credits to income each period.

(w)	Earnings per share

Basic net income per share is computed by dividing net income attributable to common shareholders by the weighted average number of shares of common stock outstanding during the period.  Diluted earnings per share is calculated by dividing net income by the weighted-average number of common shares used in the basic earnings per share calculation plus the number of common shares that would be issued assuming exercise or conversion of all potentially dilutive common stock equivalents outstanding.  Equity instruments are excluded from the calculation of diluted earnings per share if the effect of including such instruments is anti-dilutive.

(x)	Recent accounting pronouncements

In January 2011, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Updates (“ASU”) No.  2011-01 – Receivables (Topic 310): Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20.  The amendments in this update temporarily delay the effective date of the disclosures about troubled debt restructurings in ASU No.  2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, for public entities.  The delay is intended to allow the FASB time to complete its deliberations on what constitutes a troubled debt restructuring.  The effective date of the new disclosures about troubled debt restructurings for public entities and the guidance for determining what constitutes a troubled debt restructuring will then be coordinated.  This deferral will have no material impact on the Company’s consolidated financial statements.

In January 2011, the FASB issued ASU No.  2011-02 – Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring.  The amendments in this update provide additional guidance to assist creditors in determining whether a restructuring of a receivable meets the criteria to be considered a troubled debt restructuring.  For public companies, a new guidance is effective for interim and annual periods beginning on or after June 15, 2011, and applies retrospectively to restructurings occurring on or after the beginning of the fiscal year of adoption within those annual periods.  Early application is permitted.  The adoption of the provisions in ASU 2011-02 will have no material impact on the Company’s consolidated financial statements.

In May 2011, the FASB issued ASU No.  2011-04 – Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.  The amendments in this update intend to converge requirements for how to measure fair value and for disclosing information about fair value measurements in U.S. GAAP with International Financial Reporting Standards.  For public entities, this ASU is effective for interim and annual reports beginning after December 15, 2011.  The adoption of the provisions in ASU 2011-04 will have no material impact on the Company’s consolidated financial statements.

In June 2011, the FASB issued ASU No.  2011-05 – Comprehensive Income (Topic 220): Presentation of Comprehensive Income.  The amendments in this update require (i) that all non-owner changes in stockholder’s equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements (the current option to present components of other comprehensive income (“OCI”) as part of the statement of changes in stockholders’ equity is eliminated); and (ii) presentation of reclassification adjustments from OCI to net income on the face of the financial statements.  For public entities, the amendments in this ASU are effective for years and interim periods within those years, beginning after December 15, 2011.  The amendments in this update should be applied retrospectively.  Early adoption is permitted.  The adoption of the provisions in ASU 2011-05 will have no material impact on the Company’s consolidated financial statements.

In September 2011, the FASB issued ASU No.  2011-08 - Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment, which amends ASC 350 to first assess qualitative factors before performing the quantitative goodwill impairment testing.  The ASU provides the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount.  If the results of the qualitative analysis indicate it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, the quantitative two-step impairment test, which is required under current U.S. GAAP, would not be necessary.  The ASU is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  The adoption of the provisions in ASU 2011-08 will not have a material impact on the Company’s consolidated financial statements.

In December 2011, the FASB issued ASU No. 2011-11 —Balance Sheet (Topic 210). The objective of this update is to provide enhanced disclosures that will enable users of its financial statements to evaluate the effect or potential effect of netting arrangements on an entity’s financial position. This includes the effect or potential effect of rights of setoff associated with an entity’s recognized assets and recognized liabilities within the scope of this update. The amendments require enhanced disclosures by requiring improved information about financial instruments and derivative instruments that are either (1) offset in accordance with either Section 210-20-45 or Section 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with either Section 210-20-45 or Section 815-10-45. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. The Company does not expect the adoption of the provisions in this update will have a significant impact on its consolidated financial statements.

In December 2011, the FASB issued ASU No. 2011-12 —Comprehensive Income (Topic 220). The amendments in this update supersede certain pending paragraphs in ASU No. 2011-05, to effectively defer only those changes in ASU No. 2011-05 that relate to the presentation of reclassification adjustments out of accumulated other comprehensive income.  The amendments will be temporary to allow the board of directors time to redeliberate the presentation requirements for reclassifications out of accumulated other comprehensive income for annual and interim financial statements for public, private, and non-profit entities.  The amendments in this update are effective for public entities for fiscal years, and interim periods within those years, beginning after December 15, 2011.  For nonpublic entities, the amendments are effective for fiscal years ending after December 15, 2012, and interim and annual periods thereafter.  The Company does not expect the adoption of the provisions in this update will have a significant impact on its consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s consolidated financial statements upon adoption.

(2)	TIME DEPOSITS

Time deposits (in thousands):

	December 31,	December 31,
	2011	2010
Time deposits	-	3,020

	$-	$3,020

Time deposits represent amounts deposited with Xiamen International Bank and that matured on March 31, 2011.

(3)	INVENTORIES

Inventories consist of the following (in thousands):

	December 31,	December 31,
	2011	2010
Finished goods	1,880	654

	$1,880	$654

(4)	TRADE DEPOSITS

Trade deposits consist of the following (in thousands):

	December 31,	December 31,
	2011	2010
Trade deposits	3,482	4,806

	$3,482	$4,806

Trade deposits consist of deposits made to third-party manufacturers in order for them to manufacture on behalf of the Company.  As of December 31, 2011 and December 31, 2010 , the Company had trade deposits with 16 and 24 manufacturers, respectively.   86.0% of the balance as of December 31, 2011 was made to 7 manufacturers, while 57.3% of the balance as of December 31, 2010 was made to 4 manufacturers.

(5)	BUSINESS COMBINATION

In May 2011, the Company entered into an agreement with its Fujian distributor to acquire the distributor’s retail distribution network of 13 retail stores for $6,684,000 (RMB 44,100,000) in cash.  The Company believes that operating certain points of sale directly can facilitate the promotion of its brand and brand image, and can benefit at the same time from the higher margins for retail sales.  The Company believes that the Fujian distributor’s retail network is ideal as the Company is headquartered in, and operates from, the same province.  The Company completed this acquisition on June 30, 2011 and has reported its operations since July 1, 2011.  This acquisition resulted in a new segment, company stores, as further disclosed in Note 18.  Pro forma results of operations that include the acquired business for the twelve months ended December 31, 2011 are not presented because the effects of the acquisition were not material to the Company’s financial results.

The following table summarizes the fair value of the assets acquired and liabilities assumed at the date of acquisition (in thousands):

Total purchase price:	6,684

Allocation of the purchase price to assets and liabilities at fair value:
Inventories	151
Prepaid rent	98
Leasehold improvements	469
Property, plant and equipment	17
Net assets acquired at fair value	735
Pre-existing distribution agreement	919
Goodwill	5,030
Total intangible assets acquired	5,949

The pre-existing distribution agreement recognized in conjunction with the acquisition on June 30, 2011, represents the intangible value of the reacquisition of the distribution license that was granted by the Company to its Fujian distributor.  The value assigned to the pre-existing distribution agreement has been fully amortized as of December 31, 2011.

The goodwill recognized in conjunction with the acquisition on June 30, 2011 represents intangible values of the store locations for their future profit potential that do not qualify for separate recognitions, or other factors.

(6)	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is summarized as follows (in thousands):

	December 31,	December 31,
	2011	2010
Buildings	$-	$946
Furniture, fixtures and equipment	-	86
Leasehold improvements	2,828
Motor vehicles	56	202
Office equipment	66	34
Plant and machinery	-	214

Total property, plant and equipment	2,948	1,482
Less: accumulated depreciation	(751)	(535)

Property, plant and equipment, net	$2,197	$947

Depreciation expense was $ 718 and $ 61 for the years ended December 31, 2011 and 2010 , respectively.

During the year ended December 31, 2011 , the Company disposed of its manufacturing equipment that had a net book value of $145 on December 31, 2010 for $154, resulting in a gain of $9.

During the year ended December 31, 2011, the Company disposed of the building that housed its discontinued manufacturing activities and the land use right for the land on which the building sits, which collectively had a net book value of $1,013, for $989, resulting in a loss of $24.

(7)	LAND USE RIGHTS

The Company’s land use right is summarized as follows (in thousands):

	December 31,	December 31,
	2011	2010
Land use right	$-	$325
Less: accumulated amortization	-	(64)
Land use right, net	$-	$261

Amortization expense was $10 for the year ended December 31, 2010.

During the year ended December 31, 2011 , the Company disposed of its land use right in connection with the sale of its building (See Note 6).

(8)	GOODWILL

Goodwill (see Note 5) consists of the following (in thousands):

	December 31,	December 31,
	2011	2010
Goodwill on stores acquired	$5,219	$-

Goodwill	$5,219	$-

(9)	ACCRUED EXPENSES AND OTHER PAYABLES

Accrued expenses and other payables are summarized as follows (in thousands):

	December 31,	December 31,
	2011	2010
Accrued salaries and wages	$79	$36
Accrued expenses	1,686	1,215
Advertising subsidies payables	202	195
	$1,967	$1,446

(10)	RELATED PARTY TRANSACTIONS

Related party transactions are summarized as follows (in thousands):

	December 31,	December 31,
	2011	2010
Mr. Qingqing Wu (1)	$1,144	$45
Mr. Bennet Tchaikovsky (2)	5	68
Ms. Ying (Teresa) Zhang (3)	67	49
	$1,216	$162

(1)	The amount due to this director is unsecured, interest-free and repayable on demand.
(2)	Represents reimbursable expenses owed.
(3)	Represents cash and share compensation owed.

Mr. Qingqing Wu currently has four trademarks registered in his name that were intended to be transferred to Yinglin Jinduren for no consideration prior to the closing of the Share Exchange on February 13, 2009.  As such transfers could not be timely effected, Mr. Wu entered into trademark license contracts with Yinglin Jinduren on February 12, 2009, pursuant to which he perpetually granted Yinglin Jinduren the rights to use these trademarks for no consideration.  Mr. Wu is also in the process of transferring the trademarks to Yinglin Jinduren for no consideration as originally intended, although such transfers have not been completed.  To date, Yinglin Jinduren has not utilized these trademarks, and the Company considers the value of these trademarks to be de minimis.   Upon completion of the transfer to Yinglin Jinduren, the trademarks will be transferred to China Dong Rong.

(11)	SALE OF PREFERRED STOCK, COMMON STOCK AND WARRANTS

On December 12, 2011, the Company effected a 1-for-2.5 reverse stock split of its issued and outstanding shares of common stock and a proportional reduction of its authorized shares of common stock.  Therefore, all common share and per share amount, and exercise prices of common stock, warrants, and options disclosed in the Company’s consolidated financial statements and the footnotes thereto have been retroactively restated to reflect the 1-for-2.5 reverse stock split.

On October 27, 2009, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with several accredited investors (collectively the “Purchasers”) pursuant to which the Company agreed to sell to the Purchasers shares of the Company’s series A convertible preferred stock (the “Preferred Shares”) at $2.86 per share and to issue warrants to purchase shares of the Company’s common stock (the "Preferred Shares Financing").  At the initial closing on October 27, 2009, the Company issued 1,446,105 Preferred Shares and Warrants to purchase 289,221 shares of common stock for gross proceeds of approximately $4.1 million.  At the final closing on November 17, 2009, the Company issued an additional 1,350,616 Preferred Shares and Warrants to purchase 270,123 shares of common stock for gross proceeds of approximately $3.9 million.   The 1,446,105 Preferred Shares issued on October 27, 2009 and the 1,350,616 Preferred Shares issued on November 17, 2009 are convertible into 578,442 common shares and 540,246 common shares, respectively.

The designation, rights, preferences and other terms and provisions of the Preferred Shares are set forth in the Certificate of Designation filed with the Nevada Secretary of State on October 23, 2009 (the “Certificate”).  The Preferred Shares are convertible into 0.4 shares of common stock at $ 7.15 per share (subject to certain adjustments) at any time at the holder’s option, and will automatically convert when the Company’s common stock is qualified for listing on either the Nasdaq Capital Market or the NYSE Amex Equities.  The Preferred Shares are entitled to participate in any dividends declared and paid on the Company’s common stock on an as-converted basis.   Holders of the Preferred Shares are also entitled to notice of any stockholders’ meeting and vote together with common stock holders on an as-converted basis.  Additionally, as long as any Preferred Shares are outstanding, the Company cannot, without the affirmative vote of the holders of a majority of the then outstanding Preferred Shares, (a) alter or change adversely the powers, preferences, or rights given to the Preferred Shares or alter or amend the Certificate, (b) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section 5 of the Certificate) senior to or otherwise pari passu with the Preferred Shares, (c) amend its charter documents in any manner that adversely affects any rights of the holders of Preferred Shares, (d) increase the number of authorized shares of Preferred Shares, or (e) enter into any agreement with respect to any of the foregoing.

Each warrant entitles its holder to purchase one share of common stock at an exercise price of $ 8.575 per share (subject to certain adjustments) for a period of three years.  The Company is also entitled to redeem the warrants for the then applicable exercise price (currently $ 8.575 ) if the volume-weighted average price of the common stock for 20 consecutive days exceeds 200% of the then applicable exercise price.

The conversion price of the Preferred Shares and the exercise price of the warrants are subject to anti-dilution adjustments in the event that the Company issues additional equity, equity linked securities or securities convertible into common stock at a purchase price less than the then applicable conversion or exercise price (other than shares issued to the Company’s officers, directors, employees or consultants pursuant to any stock or option plan duly adopted by a majority of the Company’s non-employee directors, or issued upon the conversion or exercise of any securities outstanding as of the closing date of the Preferred Shares Financing, or for acquisitions or strategic transactions approved by a majority of the Company’s directors).  The conversion and exercises prices are also subject to customary adjustments for stock dividends, stock splits, reverse stock splits or other similar transactions.

In connection with the Purchase Agreement, certain of the Company’s shareholders entered into a lock-up agreement (the “Lock-up Agreement”) whereby they agreed not to offer, sell, or other dispose of (a) 50% of their common stock holdings for nine months from the initial closing of the Preferred Shares Financing, and (b) the remaining 50% of their common stock holdings for twelve months from the initial closing.

In connection with the Preferred Shares Financing, the Company agreed to place $150,000 of its gross proceeds and Warrants to purchase up to 120,000 shares of common stock in an escrow account to be expended for investor relations, pursuant to the terms of an escrow agreement.

Gilford Securities, Incorporated acted as the placement agent in connection with the Preferred Shares Financing.

On December 1, 2009, the Company entered into a second securities purchase agreement (the “Second Purchase Agreement”) with several accredited investors, including some of the Purchasers (the “Common Shares Purchasers”) pursuant to which the Company issued to the Common Shares Purchasers 261,414 shares of common stock at $ 7.15 per share and warrants to purchase 130,707 shares of Common Stock, for gross proceeds of approximately $1.87 million (the “ Common Shares Financing ”) .  The terms of the warrants issued in connection with the Second Purchase Agreement are identical to the warrants issued in connection with the Purchase Agreement.

The Company is required to file a registration statement to register the common stock underlying the Preferred Shares and Warrants from the Preferred Shares Financing, and the common stock issued in and underlying the warrants from the Common Shares Financing, for resale on or before December 17, 2009, and have it declared effective within 90 days thereafter (or 150 days if the registration statement receives a full review).  If the registration statement is not timely filed or declared effective, the Company is subject to liquidated damages of 1% of the gross proceeds from both financings per month, up to 10%, and pro-rated for partial periods.  The registration statement was filed on December 17, 2009, and was declared effective on March 30, 2011.   Accordingly, as of December 31, 2010 and 2011, the Company accrued the full amount of the liquidated damages or $987,000.

Because the warrants contain provisions that would reduce their exercise price in the event that the Company issues additional equity, equity linked securities or securities convertible into common stock at a purchase price less than the then applicable conversion or exercise price, and because the Warrants are denominated in a currency that is different from the Company’s functional currency, they have been accounted for as derivative instrument liabilities (see Note 12 ).

The Preferred Shares are not subject to redemption (except on liquidation), are entitled to participate in any dividends declared and paid on the Company’s common stock on an as-converted basis, and the holders of the Preferred Shares are entitled to vote together with common stock holders on an as-converted basis.  The Preferred Shares, excluding the embedded conversion option, are considered to be an equity instrument and accordingly, the embedded conversion option has not been separated and accounted for as a derivative instrument liability.  However, the Company has recognized a beneficial conversion feature related to the Preferred Shares, to the extent that the conversion feature, based on the proceeds allocated to the Preferred Shares, was in-the-money at the time they were issued.  Such beneficial conversion feature amounted to approximately $1.973 million and $2.030 million related to the initial closing and the final closing of the Preferred Shares Financing, respectively.  Because the Preferred Shares do not have a stated redemption date and may be converted by the holder at any time, the discount recognized by the allocation of proceeds to the beneficial conversion feature has been immediately amortized through retained earnings as a deemed dividend to the holders of the Preferred Shares.

(12)	DERIVATIVE FINANCIAL INSTRUMENTS

( Amounts in thousands except share data )

On October 27, November 17 and December 1, 2009, the Company issued 289,221, 270,123 and 130,707 common stock purchase warrants (the “ Warrants ”) in connection with the Preferred Shares Financing and the Common Shares Financing, respectively.  Each Warrant entitles its holder to purchase one share of common stock of the Company at an exercise price of $ 8.575 per share (subject to certain adjustments) for a period of three years.  The Company is entitled to redeem the Warrants for the then applicable exercise price (currently $ 8.575 ) if the volume-weighted average price of our common stock for 20 consecutive days exceeds 200% of the then applicable exercise price.

The Company uses a binomial option pricing model to value these Warrants.  In valuing the Warrants at the time they were issued and at December 31, 2011 , the Company used the market price of its common stock on the date of valuation, an expected dividend yield of 0% and the remaining period to the expiration date of the Warrants.  All Warrants can be exercised by the holder at any time.

Because of the limited historical trading period of the Company’s common stock, the expected volatility of its common stock over the remaining life of the Warrants, which has been estimated at 75%, is based on a review of the volatility of entities considered by management as comparable.  The risk-free rates of return used ranged from 0. 10 % to 0. 11%, based on constant maturity rates published by the U.S.  Federal Reserve, applicable to the remaining life of the Warrants.

At December 31, 2011 , the following derivative liabilities related to common stock warrants were outstanding (in thousands except price per share and number of warrants):

Issue Date	Expiration Date	# of Warrants	Exercise Price Per Share	Value - December 31, 2010	Value - December 31, 2011
October 27, 2009	October 27, 2012	289,221	$8.575	$547	$271

November 17 2009	November 17, 2012	266,824	8.575	512	266

December 1, 2009	December 1, 2012	130,707	8.575	253	136

		686,751		$1,312	$673

During the years ended December 31, 2011 and 2010 , the Company recognized gains of $ 639 and $ 2,351 from the change in fair value of the warrant liability , respectively.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to their fair value measurement.  The Company’s derivative financial instruments which are required to be measured at fair value on a recurring basis are measured at fair value using Level 3 inputs.  Level 3 inputs are unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The following represents a reconciliation of the changes in fair value of financial instruments measured at fair value using Level 3 inputs during the years ended December 31, 2011 and 2010 :

Warrants (in thousands)
Balance – January 1, 2010	$3,684
Issued	-
Exercised	(21)
Fair value adjustments	(2,351)
Balance- December 31, 2010	$1,312
Issued	-
Exercised	-
Fair value adjustments	(639)
Balance December 31, 2011	$673

Estimating the fair values of derivative financial instruments requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors.  In addition, valuation techniques are sensitive to changes in the trading market price of our common stock, which may exhibit significant volatility.  Because derivative financial instruments are initially and subsequently carried at fair values, our income will reflect the volatility in these estimate and assumption changes.

(13)	SHORT-TERM BORROWINGS

The carrying amounts of the Company’s borrowings are as follows (in thousands):

	December 31, 2010
	Amount	Interest Rate
Bank loan	$607	8.153%

As of December 31, 2010, the short-term borrowing was secured by a personal guarantee  from Mr. Qingqing Wu, the Company’s CEO and chairman of the board of directors.

(14)	COMMON STOCK

The following amounts are in thousands except for share data (shares, par value and price per share):

The Company is authorized to issue 40,000,000 shares of common stock, $0.00001 par value.  The Company had 581,769 common shares outstanding prior to the Share Exchange with PXPF, and, as described in Note 1, issued 5,824,000 common shares to the shareholders of PXPF in connection with the Share Exchange.  For accounting purposes, the shares issued to the shareholders of PXPF are assumed to have been outstanding on January 1, 2008, and the 581,769 shares held by the existing shareholders of the Company prior to the Share Exchange on February 13, 2009 are assumed to have been issued on that date in exchange for the net assets of the Company.

On December 1, 2009, the Company sold 261,414 shares of common stock to certain accredited investors.

During the year ended December 31, 2010, 3,300 warrants were exercised and 1,747,962 shares of convertible preferred stock were converted into 3,300 and 699,185 shares of common stock, respectively.

During the year ended December 31, 2011, 415,906 shares of convertible preferred stock were converted into 166,362 shares of common stock.

On March 10, 2010, the Company entered into a service agreement with a non-executive director and agreed to issue 4,000 shares of restricted common stock in four quarterly installments for her annual service.  The terms of the service agreement was continued on March 10, 2011, with 4,000 shares of restricted common stock to be issued in four quarterly installments accordingly.   The trading value of the Company’s common stock on March 10, 2011 and 2010 was $3.93 and $15.00 for totals of $16 and $60, respectively.  $24 and $49 were recognized as compensation expense for the years ended December 31, 2011 and 2010, respectively .

On April 27, 2010, the Company entered into an agreement to issue 8,000 shares of restricted common stock to Worldwide Officers Inc.  (“WOI”) for the services of its chief financial officer for one year, which would vest as follows: 1,425 shares on June 30, 2010, 2,016 shares on September 30, 2010, 2016 shares on December 31, 2010 , 1,973 shares on March 31, 2011 and 570 shares on April 26, 2011.  The trading value of the granted shares on April 27, 2010 was $ 12.50 per share for a total value of $100.   $32 and $68 were recognized as compensation expense for the year ended December 31, 2011 and 2010, respectively .

On September 28, 2011, the Company entered into an agreement to issue 7,942 shares of restricted common stock to WOI for the chief financial officer’s services from April 27, 2011 through September 27, 2011.  The trading value of the granted shares on September 28, 2011 was $3.25 for a total value of $26.  $26 was recognized as compensation expense for the year ended December 31, 2011.

On September 28, 2011, the Company entered into an agreement to grant WOI a restricted stock award of $200,000 of its common stock for each one-year term of the chief financial officer, $100,000 of which is calculated based on the closing price of the common stock on the first day of such term, and the other $100,000 calculated based on the closing price on the first day immediately after the initial 6-month period of such term.  In connection therewith, 30,770 shares were granted to WOI for the initial 6-month period of the initial term, calculated based on the closing price of the Company’s common stock as quoted on the OTC Bulletin Board on September 28, 2011, of $3.25.  Such shares shall vest in two installments of 15,385 shares on December 27, 2011 and March 27, 2012.  $52 was recognized as compensation expense for the year ended December 31, 2011.

A summary of the status of the Company’s non-vested shares as of December 31, 2011 , and changes during the year ended December 31, 2010, is presented below:

		Weighted-Average
		Grant Date
Non-vested shares	Shares	Fair Value
Non-vested at January 1, 2010	-	-
Granted	12,000	$13.33
Vested	(8,458)	$(13.33)
Forfeited	-	-
Non-vested at December 31, 2010	3,542	$13.33
Granted	42,711	$3.32
Vested	(29,869)	$4.51
Forfeited	-	-
Non-vested at December 31, 2011	16,384	$3.31

As of December 31, 2011 , there was $ 50 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted by the board of directors.  The total fair value of shares vested during the years ended December 31, 2011 and 2010 were $134 and $117 respectively.

At December 31, 2011, 7,586,741 shares of common stock were issued and outstanding.

(15)	PREFERRED STOCK

The following amounts are in thousands except for share data (shares, par value and price per share):

The Company is authorized to issue 100,000,000 shares of preferred stock, $0.00001 par value, of which 2,800,000 shares have been designated as series A convertible preferred stock (the “Preferred Share”).

On October 27 and November 17, 2009, the Company sold 1,446,105 and 1,350,616 Preferred Shares to certain accredited investors in connection with the Preferred Shares Financing, respectively .  Each Preferred Share is convertible into 0.4 shares of common stock, at a conversion price of $7.15 per share (subject to certain adjustments) at any time at the holder’s option, and will automatically convert if the common stock is qualified for listing on either the NASDAQ Capital Market or the NYSE Amex Equities.  The designation, rights, preferences and other terms and provisions of the Preferred Shares are set forth in the Certificate of Designation filed with the Nevada Secretary of State on October 23, 2009.  Each Preferred Share is entitled to participate in any dividends declared and paid on the common stock on an as-converted basis.  Holders of the Preferred Shares are also entitled to notice of any stockholders’ meeting and vote together with common stock holders on an as-converted basis.  Each Preferred Share has a liquidation preference of $2.86 per share, plus any accrued but unpaid dividends.  During the year ended December 31, 2010, 1,747,962 Preferred Shares were converted, and at December 31, 2010, 1,048,759 Preferred Shares were outstanding, with an aggregate liquidation preference of $2,999.   During the year ended December 31, 2011, 415,906 Preferred Shares were converted and at December 31, 2011, 632,853 Preferred Shares were outstanding, with an aggregate liquidation preference of $ 1,810.

(16)	EARNINGS PER SHARE

The following tables set forth the computation of basic and diluted earnings per share (in thousands except for share amounts):

(a)	Basic

“Basic earnings per share - common” is calculated by dividing the net income attributable to common shareholders of the Company by the weighted average number of common shares.  Using the two class method pursuant to ASC 260-10-45, the Company allocated its net income to preferred and common shareholders during the years ended December 31, 2011 and 2010, based on the number of common shares outstanding during the periods shown (taking into account the number of preferred shares converted into common shares at the end of such periods on a 1 preferred share -for- 0.4 common share basis), and participating preferred shares outstanding during the periods shown.

	Year Ended December 31,
	2011	2010
Income attributable to common shareholders of the Company	13,478	13,414
Income attributable to preferred shareholders of the Company	450	1,572
Net income	$13,928	$14,986
Weighted average number of common shares outstanding	7,461,296	6,974,492

(b)	Diluted

Diluted earnings per share is calculated by adjusting the weighted average number of common shares outstanding to assume conversion of all dilutive potential common shares.  The Company has two categories of dilutive potential common shares: the Preferred Shares issued in October and November 2009 in connection with the Preferred Shares Financing, and the Warrants issued in connection with both the Preferred Shares Financing and the Common Shares Financing in December 2009.  The Warrants are assumed to have been converted into common shares and the calculation is done to determine the number of shares that could have been acquired at fair value (determined as the average annual market share price of the Company’s common stock) based on the monetary value of the subscription rights attached to outstanding Warrants.   The Preferred Shares that were outstanding at the end of the respective periods are assumed to have been converted into common shares on a 1 preferred share -for- 0.4 common share basis.   Since the Preferred Shares are included in the diluted calculation, net income (attributable to both common and preferred shareholders) is used.   The number of shares calculated as above is compared with the number of shares that would have been issued assuming the exercise of the Warrants.

	Year Ended December 31,
	2011	2010
Net income	$13,928	$14,986
Weighted average number of common shares outstanding	7,461,296	6,974,492

Adjustment for:
Preferred stock	341,394	817,571
	7,802,690	7,792,063

Warrants were excluded from the calculation of diluted earnings per share for the years ended December 31, 2011 and 2010, as the warrant strike price of $8.575 is greater than the share price $4.75 at December 31, 2011 and the share price of $5.00 at December 31, 2010.

(17)	INCOME TAXES

The provisions for income tax expense were as follows (in thousands):

	Year Ended December 31,
	2011	2010
PRC enterprise income tax - current	4,455	4,726
	$4,455	$4,726

As of December 31, 2011 and December 31, 2010 , the Company did not have any significant temporary differences and carry forwards that may result in deferred tax.

The applicable rate of Hong Kong profits tax for the years ended December 31, 2011 and 2010 was 16.5%.  However, no provision for Hong Kong profits tax has been made for the years ended December 31, 2011 and 2010 as the Company did not carry on any business which generates profits chargeable to Hong Kong profits tax.

Peng Xiang Peng Fei Investments, Inc. (“PXPF”) is a company incorporated in the BVI and is fully exempt from Domestic Corporate Tax of the BVI.

The Company has analyzed the tax positions taken or expected to be taken in its tax filings and has concluded it has no material liability related to uncertain tax positions or unrecognized tax benefits as of December 31, 2011 and 2010 .  The Company classifies interest and/or penalties related to income tax matters in income tax expense.  As of December 31, 2011 and 2010 , there was no interest and penalties related to uncertain tax positions.  The Company does not anticipate any significant increases or decreases to its liability for unrecognized tax benefits within the next 12 months.

According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational or other errors made by the taxpayer or the withholding agent.  The statute of limitations extends to five years under special circumstances.  In the case of transfer pricing issues, the statute of limitations is ten years.  There is no statute of limitations in the case of tax evasion.  Accordingly, the income tax returns of the Company’s PRC operating subsidiaries for the years ended December 31, 2009 through 2011 are open to examination by the PRC state and local tax authorities.

The following table reconciles the U.S.   statutory rates to the Company's effective tax rate for the years ended December 31, 2011 and 2010 :

	Year Ended December 31,
	2011	2010
U.S. statutory rates	34%	34%
Foreign income not recognized in U.S.	(34)%	(34)%
PRC income tax rate	25%	25%
Effective tax rate	25%	25%

The following table reconciles the theoretical tax expense calculated at the statutory rates to the Company’s effective tax expense for the years ended December 31, 2011 and 2010 respectively (in thousands):

	Year Ended December 31,
	2011	2010
Theoretical tax expense calculated at PRC statutory enterprise income tax rate of 25%	$4,596	$4,928
Tax effect of non-deductible expenses and other	384	386
Tax expense effect of non-taxable valuation change (Warrant liability)	(525)	(588)
Effective tax expense	$4,455	$4,726

Non-deductible expenses for the years ended December 31, 2011 and 2010 primarily consisted of expenses incurred outside of the PRC which are not deductible in computing the income tax for the PRC.

(18)	SEGMENT INFORMATION

ASC Topic 280 requires use of the “management approach” model for segment reporting.  The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance.  Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.  On July 1, 2011, the Company began to directly operate 13 store locations after acquiring them from one of its distributors, and the Company subsequently opened seven more locations during the six months ended December 31, 2011.  As of December 31, 2011, the Company’s distributors operated 393 points of sale.  During year ended December 31, 2011, the Company operated in two reportable business segments: (1) sales to its distributors, and (2) retail sales at Company-operated stores.  The Company's reportable segments represent the two ways that the Company sells its products: directly to consumers (via Company-operated stores), and to its distributors who then sell the products to consumers.  These segments share certain costs that are allocated on the basis of revenues: advertising within the PRC and research and development.  Company-operated stores require different types of management focus and as such are managed separately.

Condensed information with respect to the two reportable business segments for the years ended December 31, 2011 and 2010 is as follows (in thousands):

	Year Ended December 31,
	2011	2010
Net sales:
Distributor	85,497	73,834
Company stores	3,329	-
	88,826	73,834

Cost of sales:
Distributor	49,124	43,863
Company stores	940	-
	50,064	43,863

Selling expense:
Distributor	12,726	8,568
Company stores	2,893	-
	15,619	8,568

General and administrative expense:
Distributor	2,628	2,240
Company stores	102	-
	2,730	2,240

Net income (loss)
Distributor	21,020	19,163
Company stores	(607)
Other (a)	(6,485)	(4,177)
	13,928	14,986

(a)
The Company does not allocate its general and administrative expenses from it activities in the United States, or the fair value charges of its derivative liabilities, to its reportable segments, as they are managed at the corporate level.

	December 31,	December 31,
	2011	2010
Depreciation and amortization:
Corporate	$23	$-
Distributor	-	$71
Company stores	1,640	-
	$1,673	$71

	December 31,	December 31,
	2011	2010
Identifiable long lived assets at December 31, 2011 and 2010 (net of depreciation and amortization):
Corporate	$54	$73
Distributor	-	$1,135
Company stores	7,362	-
	$7,416	$1,208

	December 31,	December 31,
	2011	2010
Capital expenditures (excludes acquisition costs)
Corporate	$58	$9
Distributor	-	$-
Company stores	2,301	-
	$2,359	$9

(19)	STATUTORY RESERVES

Under PRC regulations, Yinglin Jinduren may pay dividends only out of its accumulated profits, if any, determined in accordance with PRC GAAP.  In addition, it is required to set aside at least 10% of its after-tax net profits each year, if any, to fund the statutory reserves until the balance of the reserves reaches 50% of its registered capital.  The statutory reserves are not distributable in the form of cash dividends to the Company but can be used to make up prior year cumulative losses.  As of December 31, 2011 , the registered capital was RMB 10,000,000 ( $1,517,036 ), and the statutory reserves have been fully funded.

Like Yinglin Jinduren, China Dong Rong is also required to set aside at least 10% of its annual after-tax net profit, if any, to fund government-mandated statutory reserves until the balance of such reserves reaches 50% of its registered capital, or $4 million (based on its registered capital of $8 million).  The funds in the statutory reserves can only be used for certain purposes, such as to increase its registered capital or to eliminate its future losses as determined under PRC generally acceptable accounting principles GAAP.  As of December 31, 2011 , the statutory reserves have not yet been funded as China Dong Rong only commenced operations in December 2010.   The Company plans to start funding the statutory reserves in 2012.

(20)	LEASE COMMITMENTS

Company leases (in thousands):

For its administrative operations, the Company leases certain premises under long-term, non-cancelable leases and year-to-year leases.  These leases are accounted for as operating leases.  Rent expense for such leases amounted to $74 and $71 for the years ended December 31, 2011 and 2010 , respectively.

Store leases (in thousands):

As of December 31, 2011, the Company operated 20 store locations, including the 13 acquired on June 30, 2011 and seven opened thereafter.  Of the leases for these stores, seven require fixed rent payments.  The remaining 13 have rental payments based on store revenue with no minimum rental payment, and are thus not listed below.  Instead, rent expense for such leases is recorded as sales are made.  Rent expense for all 20 store leases amounted to $203 and $0 for the years ended December 31, 2011 and 2010, respectively.

Future minimum payments under long-term, non-cancelable leases as of December 31, 2011 , are as follows (in thousands):

	Future minimum payments - Corporate	Future minimum payments- Stores	Total Future minimum payments
Year ending December 31,
2012	$54	$353	$407
2013	-	278	278
2014		111	111

	$54	$742	$796

(21)	BUSINESS AND CREDIT CONCENTRATIONS

The Company operates in the fashion apparel industry and generates all of its sales in the PRC.  The fashion apparel industry is impacted by the general economy.  Changes in the marketplace would significantly affect management’s estimates and the Company’s performance.

The Company had distribution agreements in effect with 11 distributors at December 31, 2011, and  with 12 distributors at December 31, 2010.  The Company had the following concentrations of business with each distributor constituting greater than 10% of the Company’s sales:

	Year Ended December 31,
	2011	2010
Distributors
Distributor A	18.38%	16.29%
Distributor B	11.32%	13.10%
Distributor C	11.19%	* %
Distributor D	10.98%	12.53%

The Company’s concentrations of accounts receivable by distributors constituting greater than 10% of the Company's accounts receivable were as follows:

	December 31,
	2011	2010
Distributors
Distributor A	23.23%	17.45%
Distributor B	15.70%	* %
Distributor C	13.15%	13.54%
Distributor D	10.13%	12.36%

The Company had the following concentrations of business with each vendor constituting greater than 10% of the Company’s purchases:

	Year Ended December 31,
	2011	2010
Vendors
Vendor A	14.48%	*
Vendor B	10.80%	*

The Company has the following concentrations of business with each creditor constituting greater than 10% of the Company’s accounts payable:

	December 31,
	2011	2010
Creditors
Creditor A	50.69%	*
Creditor C	*	18.87%
Creditor D	*	16.51%
Creditor E	*	13.45%
Creditor F	*	10.71%
Creditor G	*	10.12%
________
* The concentration is less than 10%

The above concentrations make the Company vulnerable to a near-term severe impact should the relationships be terminated.

(22)	BENEFIT PLAN

Pursuant to relevant PRC  regulations, Yinglin Jinduren and China Dong Rong participate in a local municipal government retirement benefits scheme (the “Scheme”), whereby each of them is required to contribute a certain percentage of the basic salaries of its employees to the Scheme to fund their retirement benefits.  Contributions under the Scheme are charged to the consolidated statements of income and comprehensive income as incurred.  Contributions to the Scheme were $ 64,000 and $88,000 for the years ended December 31, 2011 and 2010, respectively.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

Securities and Exchange Commission registration fee	$1,261.12
Printing and engraving expenses	-
Blue Sky fees and expenses	5,000.00	*
Legal fees and expenses	25,000.00	*
Accounting fees and expenses	15,000.00	*
Miscellaneous	-

Total	$46,261.12

* Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Sections 78.7502 and 78.751 of the Nevada Revised Statutes, we have broad powers to indemnify and insure our directors and officers against liabilities they may incur in their capacities as such. Our bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the Nevada Revised Statutes by providing that:

●
The Company shall indemnify any of its current and past directors and officers who by reason of being a director or officer, becomes or is threatened to be made a party to any proceeding, whether civil, criminal, administrative or investigative, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding, provided such person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The Company shall also indemnify any of its current and past directors and officers who by reason of being a director or officer becomes or is threatened to be made a party to any threatened, pending or completed derivative action, provided such person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the Company, and provided further that no indemnity shall be provided if such person is adjudged to be liable for gross negligence or willful misconduct unless the court shall determine that such person is fairly and reasonably entitled to indemnity. Authorization for indemnity by the Company shall be made by a majority of the Company’s directors who are not parties to such action, suit or proceeding, by independent legal counsel selected by one of more of the Company’s directors, or by the Company’s shareholders.

●
The expenses of directors and officers incurred in defending a civil or criminal action, suit, or proceeding shall be paid by the Company upon receipt of an undertaking by or on behalf of such person to repay such amount.

●
The Company shall have the power to purchase and maintain insurance on behalf of its current and past directors and officers against any liability assessed against such person in such capacity or arising out such person’s position as a director or officer, whether or not the Company would have the power to indemnify such person against such liability.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company’s Articles of Incorporation, the Nevada Revised Business Statutes or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following is a summary of our transactions during the last three years involving sales of our securities that were not registered under the Securities Act of 1933, as amended (the “Act”):

From May 2010 to the date of this prospectus, we issued an aggregate of 884,651 shares of common stock to certain of the investors in the Preferred Financing, when these investors converted an aggregate of 2,203,377 shares of the Company’s series A convertible preferred stock issued to them in connection with the Preferred Financing, and exercised warrants to purchase 3,300 shares of common stock also issued to them in connection with the Preferred Financing. The shares of common stock were issued in accordance with and in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D under the Act.

On April 16, 2010, we issued common stock purchase warrant to purchase up to 120,000 shares of our common stock to an independent consultant for consultation and advisory services relating to our investor relationship. The warrant is exercisable for a period of four years beginning November 5, 2010, and the exercise price is $8.575 per share, provided that the warrant may be exercised on a “cashless” basis. The warrant was issued in accordance with and in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D under the Act.

On December 1, 2009, we sold and issued 261,419 shares of common stock (the “Common Shares”) to several accredited investors at $2.86 per share, and issued to these investors Warrants to purchase up to 130,711 shares of common stock for no additional consideration, for gross proceeds of approximately $1.87 million. The Common Shares and Warrants were issued in accordance with and in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D under the Act. We made this determination based on, in part, the representations of these investors which included, in pertinent part, that such investors were “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Act, and that such investors were acquiring our securities, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that each such investor understood that the Preferred Shares and Warrants, as well as the shares of common stock from conversion of the Preferred Shares or exercise of the Warrants, may not be sold or otherwise disposed of without registration under the Act or an applicable exemption therefrom.

In November 2009, we sold and issued an aggregate of 2,796,721 Preferred Shares and issued Warrants to purchase up to 559,364 shares of common stock to 57 accredited investors. There were two closings, the first on October 27, 2009, for gross proceeds of approximately $4.14 million, and the second on November 17, 2009, for gross proceeds of approximately $3.86 million.   The Preferred Shares and Warrants were issued in accordance with and in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D under the Act. We made this determination based on, in part, the representations of these investors which included, in pertinent part, that such investors were “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Act, and that such investors were acquiring our securities, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that each investor understood that the Preferred Shares and Warrants, as well as the shares of common stock from conversion of the Preferred Shares or exercise of the Warrants, may not be sold or otherwise disposed of without registration under the Act or an applicable exemption therefrom.

In 2009 in connection the Bridge Loan Agreement between HK Dong Rong and the Bridge Loan Investors, we issued to the Bridge Loan Investors an aggregate of 69,800 shares of common stock. These common shares were issued in accordance with and in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D under the Act. We made this determination based on, in part, the representations of the Bridge Loan Investors which included, in pertinent part, that they were “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Act, and that they were acquiring our securities, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that each of them understood that these common shares may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

On February 13, 2009, in connection with our Exchange Transaction with PXPF, we issued  5,824,000 shares of our common stock to the BVI Shareholders in exchange for 100% of the capital stock of PXPF. The issuance of the common stock to BVI Shareholders was exempt from registration under the Securities Act pursuant to Section 4(2) and Regulation D or S thereof.  We made this determination based on the representations of the shareholders of PXPF which included, in pertinent part, that such shareholders were "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Act, and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that each member understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Act or an applicable exemption therefrom.

On February 12, 2009, we completed an offering of 205,600 shares of our common stock at a price of $ 0.25 per share to three purchasers. The total amount received from this offering was $51,400. The issuance of these securities was exempt from registration under Section 4(2) of the Act. The Company made this determination based on the representations of these purchasers, which included, in pertinent part, that such purchasers were either (a) "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Act, or (b) not a "U.S. person" as that term is defined in Rule 902(k) of Regulation S under the Act, and that such purchasers were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that each such purchaser understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Act or an applicable exemption therefrom.

On February 13, 2009, we completed an offering of  325,800 shares of our common stock at a price of $ 0.0025 per share to 4 purchasers. The total amount received from this offering was $814.50. The issuance of these securities was exempt from registration under Section 4(2) of the Act. The Company made this determination based on the representations of these purchasers, which included, in pertinent part, that such purchasers were either (a) "accredited investors" within the meaning of Rule 501 of Regulation D promulgated under the Act, or (b) not a "U.S. person" as that term is defined in Rule 902(k) of Regulation S under the Act, and that such purchasers were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that each such purchaser understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Act or an applicable exemption therefrom.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

See “Exhibit Index” below, which follows the signature page to this registration statement.

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus file with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Xiamen, Fujian Province, on May 2, 2012.

VLOV, INC.

By:	/s/ Qingqing Wu
Qingqing Wu Chief Executive Officer (Principal Executive Officer)

By:	/s/ Bennet P. Tchaikovsky
Bennet P. Tchaikovsky Chief Financial Officer (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Qingqing Wu	Chairman of the Board, President,	May 2, 2012
Qingqing Wu	and Chief Executive Officer

/s/ Bennet P. Tchaikovsky	Chief Financial Officer	May 2, 2012
Bennet P. Tchaikovsky

/s/ Jianwei Shen	Director	May 2, 2012
Jianwei Shen

/s/ Yuzhen Wu	Director	May 2, 2012
Yuzhen Wu

/s/ Jianhui Wang	Director	May 2, 2012
Jianhui Wang

/s/ Ying Zhang	Director	May 2, 2012
Ying Zhang

EXHIBIT INDEX

Exhibit Number	Description
2.1	Share Exchange Agreement (1)
3.1	Articles of Incorporation (2)
3.2	Amendment to Articles of Incorporation (for 1-for-100 reverse stock split), filed with the Nevada Secretary of State on January 12, 2009 (10)
3.3	Articles of Merger filed on March 4, 2009 and effective March 20, 2009 (3)
3.4	Certificate of Correction filed on March 6, 2009 (3)
3.5	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, filed with the Nevada Secretary of State on October 23, 2009 (4)
3.6	Certificate of Change Pursuant to NRS 78.209 as filed with the Secretary of State of Nevada on November 16, 2011, and effective December 9, 2011 (19)
3.7	Bylaws (2)
3.8	Amendment to the Bylaws (1)
4.1	Specimen Common Stock Certificate (2)
4.2	Specimen Series A Convertible Preferred Stock Certificate (4)
4.3	Form of Common Stock Purchase Warrant for the Preferred Shares Financing (4)
4.4	Form of Common Stock Purchase Warrant for the Common Shares Financing (6)
4.5	Form of Common Stock Purchase Warrant issued to American Capital Ventures, Inc. (16)
5.1	Opinion of LKP Global Law, LLP (21)
10.1	Consulting Services Agreement (1)
10.2	Operating Agreement (1)
10.3	Equity Pledge Agreement (1)
10.4	Option Agreement (1)
10.5	Voting Rights Proxy Agreement (1)
10.6	Share Purchase Binding Letter of Intent with ARC China, Inc. dated September 29, 2009 (5)
10.7	Form of Securities Purchase Agreement for the Preferred Shares Financing (4)
10.8	Form of Escrow Agreement for the Preferred Shares Financing (4)
10.9	Form of Securities Purchase Agreement for the Common Shares Financing (6)
10.10	Supplemental Agreement dated February 18, 2009 (8)
10.11	Form of Director Offer Letter entered into with Ying Zhang and Jianwei Shen (11)
10.12	Bridge Loan and Financing Agreement dated June 11, 2008 (15)
10.13	Form of Securities Purchase Agreement dated February 13, 2009 (12)

10.14	Form of Securities Purchase Agreement dated February 12, 2009 (12)
10.15	Loanout Agreement with Worldwide Officers, Inc. dated September 28, 2011 (18)
10.16	Restricted Stock Award Agreement with Worldwide Officers, Inc. dated as of September 28, 2011 (18)
10.17	Restricted Stock Award Agreement with Worldwide Officers, Inc. dated as of September 28, 2011 (18)
10.18	Director Offer Letter with Jianhui Wang dated June 1, 2010 (14)
10.19	Acquisition of Distributorship Agreement between China Dong Rong and Xiamen Lianyu Commerce Co., Ltd. dated May 26, 2011 (20)
14.1	Code of Ethics (7)
21.1	List of Subsidiaries (12)
23.1	Consent of Independent Registered Public Accounting Firm dated May 2, 2012*
23.2	Consent of LKP Global Law, LLP (included in Exhibit 5.1) (21)
23.3	Consent of Allbright Law Offices (22)
99.1	Land Use Rights and Building Transfer Agreement between Yinglin Jinduren and Zhimeng Wu dated February 20, 2011 (17)
99.2	Property Transfer Agreement between Yinglin Jinduren and Zhimeng Wu dated January 25, 2011 (17)
99.3	Purchase Agreements between Yinglin Jinduren and its major suppliers for 2010 (17)
99.4	Purchase Agreements between China Dong Rong and its major suppliers for 2011 (17)
101.INS	XBRL Instance Document *
101.SCH	XBRL Taxonomy Extension Scheme Document *
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document*
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document*
101.LAB	XBRL Taxonomy Extension Label Linkbase Document*
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document*
______________
*	Filed herewith.

(1)	Filed on February 13, 2009 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(2)	Filed on February 9, 2007 as an exhibit to our Registration Statement on Form SB-2, and incorporated herein by reference.

(3)	Filed on March 20, 2009 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(4)	Filed on October 30, 2009 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(5)	Filed on October 5, 2009 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(6)	Filed on December 2, 2009 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(7)	Filed on March 7, 2008 as an exhibit to our Annual Report on Form 10-K, and incorporated herein by reference.

(8)	Filed on February 20, 2009 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(9)	Filed on April 15, 2009, as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(10)	Filed on December 17, 2009, as an exhibit to our Registration Statement on Form S-1, and incorporated herein by reference.

(11)	Filed on March 16, 2010, as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(12)	Filed on April 15, 2010, as an exhibit to our Annual Report on Form 10-K, and incorporated herein by reference.

(13)	Filed on May 3, 2010, as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(14)	Filed on June 3, 2010, as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.

(15)	Filed on August 27, 2010, as an exhibit to our Amendment to Registration Statement on Form S-1/A, and incorporated herein by reference.

(16)	Filed on October 27, 2010, as an exhibit to our Amendment No. 3 to Registration Statement on Form S-1/A, and incorporated herein by reference.

(17)	Filed on March 31 , 2011, as an exhibit to our Annual Report on Form 10-K , and incorporated herein by reference.

(18)	Filed on September 28 , 2011, as an exhibit to our Current Report on Form 8-K , and incorporated herein by reference.

(19)	Filed on December 12 , 2011, as an exhibit to our Current Report on Form 8-K , and incorporated herein by reference.

(20)	Filed on August 22, 2011 as an exhibit to our Quarterly Report on Form 10-Q, and incorporated herein by reference.

(21)	Filed on March 18, 2011, as an exhibit to our Amendment No. 6 to Registration Statement on Form S-1/A, and incorporated herein by reference.

(22)	Filed on April 20, 2011, as an exhibit to our Post-effective Amendment No. 2 to the Registration Statement on Form S-1/A, and incorporated herein by reference.